AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1996

                                                       FILE NO.: 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                         KEY PRODUCTION COMPANY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                     1311                     84-1089744
    (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF              INDUSTRIAL              IDENTIFICATION NO.)
   INCORPORATION OR          CLASSIFICATION CODE
     ORGANIZATION)                  NO.)


                       ONE NORWEST CENTER, 20TH FLOOR
                             1700 LINCOLN STREET
                         DENVER, COLORADO 80203-4520
                                (303) 837-0779
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                        CATHY L. ANDERSON, CONTROLLER
                        KEY PRODUCTION COMPANY, INC.
                       1700 LINCOLN STREET, 20TH FLOOR
                         DENVER, COLORADO 80203-4520
                                (303) 837-0779
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

 COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT
                        FOR SERVICE, SHOULD BE SENT TO:

   THOMAS A. RICHARDSON, ESQ.                   WILLIAM B. MASTERS, ESQ.
    HOLME ROBERTS & OWEN LLC              JONES, WALKER, WAECHTER, POITEVENT,
    1700 LINCOLN, SUITE 4100                   CARRERE & DENEGRE, L.L.P.
        DENVER, CO 80203                         201 ST. CHARLES AVE.
       TEL. (303) 861-7000                NEW ORLEANS, LOUISIANA 70170-5100
       FAX (303) 866-0200                        TEL. (504) 582-8000
                                                 FAX (504) 582-8012

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ---------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================
                                                                PROPOSED
                                                   PROPOSED      MAXIMUM
                                                   MAXIMUM      AGGREGATE   AMOUNT OF
  TITLE OF EACH CLASS OF        AMOUNT TO BE    OFFERING PRICE  OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED      REGISTERED      PER SHARE(1)   PRICE(1)       FEE
---------------------------------------------------------------------------------------
 Common Stock, $.25 par
  value.................     2.8 million shares     $4.712     $13,194,142  $4,550(2)
=======================================================================================

(1) Estimated pursuant to Rule 457(f) and (c) solely for the purpose of calculating the registration fee.

(2) Of this amount, $2,639 was paid with the filing of confidential preliminary proxy materials by the Registrant on January 10, 1996.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                          KEY PRODUCTION COMPANY, INC.

                             CROSS REFERENCE SHEET

             BETWEEN ITEMS IN PART I OF THE REGISTRATION STATEMENT
               (FORM S-4) AND PROSPECTUS PURSUANT TO ITEM 501(B)

            ITEM OF FORM S-4                     LOCATION IN PROSPECTUS
            ----------------                     ----------------------
 A.INFORMATION ABOUT THE TRANSACTION
  1. Forepart of Registration Statement
      and Outside Front Cover Page of
      Prospectus.......................   Outside Front Cover Page of
                                           Prospectus
  2. Inside Front and Outside Back
      Cover Pages of Prospectus........   Inside Front Cover Page of
                                           Prospectus; Available Information;
                                           Incorporation of Certain Documents
                                           by Reference; Table of Contents
  3. Risk Factors, Ratio of Earnings to
      Fixed Charges and Other
      Information......................   Summary
  4. Terms of the Transaction..........   Outside Front Cover Page of
                                           Prospectus; Summary; The Special
                                           Meetings; The Merger; Certain Terms
                                           of the Merger Agreement; Stockholder
                                           Agreement; Description of Key
                                           Production Capital Stock;
                                           Comparative Rights of Key Production
                                           and Brock Stockholders
  5. Pro Forma Financial Information...   Unaudited Pro Forma Condensed
                                           Financial Information
  6. Material Contacts with the Company
      Being Acquired...................   The Merger; Certain Terms of the
                                           Merger Agreement; Stockholder
                                           Agreement; Description of Key
                                           Production Capital Stock
  7. Additional Information Required
      for Reoffering by Persons and
      Parties Deemed to be
      Underwriters.....................                     *
  8. Interests of Named Experts and
      Counsel..........................                     *
  9. Disclosure of Commission Position
      on Indemnification For Securities
      Act Liabilities..................                     *
 B.INFORMATION ABOUT THE REGISTRANT
 10. Information with Respect to S-3
      Registrants......................                     *
 11. Incorporation of Certain
      Information by Reference.........                     *
 12. Information with Respect to S-2 or
      S-3 Registrants..................                     *
 13. Incorporation of Certain
      Information by Reference.........   Incorporation of Certain Documents by
                                           Reference; Description of Key
                                           Production Capital Stock; Outside
                                           Front Cover Page of Prospectus;
                                           Summary; The Special Meetings; The
                                           Merger; Certain Terms of the Merger
                                           Agreement
 14. Information with Respect to
      Registrants other than S-3 or S-2
      Registrants......................                     *
 C.INFORMATION ABOUT THE COMPANY BEING
   ACQUIRED
 15. Information with Respect to S-3
      Companies........................                     *
 16. Information with Respect to S-2 or
      S-3 Companies....................   Incorporation of Certain Documents by
                                           Reference; Outside Front Cover Page
                                           of Prospectus; Summary; The Special
                                           Meetings; The Merger; Certain Terms
                                           of the Merger Agreement
 17. Information with Respect to
      Companies other than S-3 or S-2
      Companies........................                     *
 D.VOTING AND MANAGEMENT INFORMATION
 18. Information if Proxies, Consents
      or Authorizations are to be
      Solicited........................   Outside Front Cover Page of
                                           Prospectus; Summary; The Special
                                           Meetings; The Merger; Certain Terms
                                           of the Merger Agreement; Principal
                                           Stockholders of Key Production and
                                           Brock; Stockholders' Proposals
 19. Information if Proxies, Consents
      or Authorizations are not to be
      Solicited in an Exchange Offer...                     *

-------
* Not applicable or answer is negative.

                         KEY PRODUCTION COMPANY, INC.
                        ONE NORWEST CENTER, 20TH FLOOR
                              1700 LINCOLN STREET
                          DENVER, COLORADO 80203-4520

                            FEBRUARY 16, 1996

To Our Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders of Key Production Company, Inc. at the University Club, 1673 Sherman Street, Denver, Colorado, on Thursday, March 28, 1996, at 10:00 a.m., local time.

  At the Special Meeting, stockholders will be asked to approve the issuance of Key Production Common Stock in connection with the proposed merger of a subsidiary of Key Production with and into Brock Exploration Corporation, pursuant to the Agreement and Plan of Merger dated December 21, 1995, among Key Production, Brock and Key Acquisition One, Inc., a wholly-owned subsidiary of Key Production. The Merger Agreement provides that, upon consummation of the merger, each issued and outstanding share of common stock of Brock would be converted into the right to receive .6897 shares of Key Production Common Stock. The Merger Agreement and the proposed merger are discussed in more detail in the accompanying Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE ISSUANCE OF THE KEY PRODUCTION COMMON STOCK IN THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF KEY PRODUCTION AND RECOMMENDS THAT YOU VOTE IN FAVOR OF SUCH ISSUANCE.

  If you have any questions prior to the Special Meeting or need further assistance, please call Corporate Investor Communications, Inc., who will be assisting in connection with the Special Meeting, at 1-800-346-7885.

  Whether or not you plan to be at the Special Meeting, please be sure to sign, date and return the enclosed proxy or voting instruction card in the enclosed envelope as promptly as possible so that your shares may be represented at the Special Meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                 Sincerely,

                                               /s/ F. H. Merelli
                                 _______________________________________________
                                                 F. H. MERELLI
                                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                         KEY PRODUCTION COMPANY, INC.
                        ONE NORWEST CENTER, 20TH FLOOR
                              1700 LINCOLN STREET
                          DENVER, COLORADO 80203-4520

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON MARCH 28, 1996

To the Stockholders of Key Production Company, Inc.:

  A Special Meeting of Stockholders of Key Production Company, Inc., a Delaware corporation ("Key Production"), will be held on Thursday, March 28, 1996 at 10:00 a.m., local time, at the University Club, 1673 Sherman Street, Denver, Colorado, for the following purposes:

    1. To consider and vote upon a proposal for the issuance and reservation for issuance of up to 2,800,000 shares of common stock, $.25 par value, of Key Production ("Key Production Common Stock") in connection with the Agreement and Plan of Merger dated December 21, 1995 among Key Production, Brock Exploration Corporation ("Brock") and Key Acquisition One, Inc. ("Merger Sub"), pursuant to which, among other things, Merger Sub would merge with and into Brock and each issued and outstanding share of Brock Common Stock, $.10 par value per share, would be converted in the merger into the right to receive .6897 shares of Key Production Common Stock, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix I thereto; and

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on February 9, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of shares of Key Production Common Stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of Key Production in Denver, Colorado during normal business hours by any Key Production Stockholder, for any purpose germane to the Special Meeting, for a period of 10 days prior to the meeting.

  STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                          By Order of the Board of Directors

                                                 /s/ Monroe W. Robertson
                                          _____________________________________
                                                   MONROE W. ROBERTSON
                                                        SECRETARY

Denver, Colorado

February 16, 1996

                         BROCK EXPLORATION CORPORATION
                         225 BARONNE STREET, SUITE 700
                       NEW ORLEANS, LOUISIANA 70112-1707

                            FEBRUARY 16, 1996

To Our Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, March 28, 1996 at the City Energy Club of New Orleans, 1100 Poydras Street, New Orleans, Louisiana.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated December 21, 1995, providing for the merger of a wholly-owned subsidiary of Key Production Company, Inc. with and into Brock Exploration Corporation. Under the terms of the Merger Agreement, each outstanding share of common stock of Brock would be converted into the right to receive .6897 shares of common stock of Key Production Company, Inc. The Merger Agreement and the proposed merger are discussed in more detail in the accompanying Joint Proxy Statement/Prospectus.

  The Board of Directors of Brock has retained the investment banking firm of Stephens Inc. to advise it with respect to the fairness of the consideration to be received by the Brock stockholders in the merger. Stephens Inc. has advised the Board that, in its opinion, the consideration to be received by the holders of Brock Common Stock in the merger is fair from a financial point of view. A copy of the opinion of Stephens Inc. is included in the enclosed Joint Proxy Statement/Prospectus as Appendix II thereto.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF BROCK AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  The Merger Agreement and financial and other information concerning the business of Key Production Company, Inc. and Brock are included in the enclosed Joint Proxy Statement/Prospectus. Please review the Joint Proxy Statement/Prospectus carefully.

  Because of the significance of these matters to Brock, your participation in the Special Meeting, in person or by proxy, is especially important. The affirmative vote of the holders of two-thirds of the outstanding shares of Brock Common Stock is required to approve and adopt the Merger Agreement, so an abstention or failure to vote will have the same effect as a vote against the Merger Agreement. Accordingly, we urge you to complete, sign and date the enclosed proxy or voting instruction card and return it in the enclosed return envelope, whether or not you plan to attend the meeting. Your vote is important.

                                          Sincerely,

                                                  /s/ Lawrence E. Brock
                                          _____________________________________
                                                    LAWRENCE E. BROCK
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                         BROCK EXPLORATION CORPORATION
                         225 BARONNE STREET, SUITE 700
                       NEW ORLEANS, LOUISIANA 70112-1707

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON MARCH 28, 1996

To the Stockholders of Brock Exploration Corporation:

  A Special Meeting of Stockholders of Brock Exploration Corporation, a Delaware corporation ("Brock"), will be held on Thursday, March 28, 1996 at 10:00 a.m., local time, at the City Energy Club of New Orleans, 1100 Poydras Street, New Orleans, Louisiana, to consider the following matters:

    1. The approval and adoption of the Agreement and Plan of Merger, dated December 21, 1995 (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of Key Production Company, Inc. will merge with and into Brock and each outstanding share of Brock Common Stock, $.10 par value per share, will be converted into the right to receive .6897 shares of common stock, $.25 par value per share, of Key Production Company, Inc., as more fully described in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix I thereto; and

    2. The transaction of such other business as may properly come before the Special Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on February 9, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of shares of Brock Common Stock at the close of business on the record date are entitled to notice of and to vote at the meeting. Stockholders of Brock are not entitled to any appraisal or dissenter's rights under the Delaware General Corporation Law in respect of the transactions contemplated by the Merger Agreement.

  Because of the significance of these matters to Brock, your participation in the Special Meeting, in person or by proxy, is especially important. The affirmative vote of the holders of two-thirds of the outstanding shares of Brock Common Stock is required for approval and adoption of the Merger Agreement. Even if you plan to attend the meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors

                                                 /s/ Lorena Rowan Brock
                                          _____________________________________
                                                   LORENA ROWAN BROCK
                                                        SECRETARY

New Orleans, Louisiana

February 16, 1996

                         KEY PRODUCTION COMPANY, INC.
                         BROCK EXPLORATION CORPORATION
                             JOINT PROXY STATEMENT

                               ----------------

                         KEY PRODUCTION COMPANY, INC.
                                  PROSPECTUS

                               ----------------

  This Joint Proxy Statement/Prospectus relates to the proposed merger of Key Acquisition One, Inc., a Delaware corporation ("Merger Sub"), which is a wholly-owned subsidiary of Key Production Company, Inc., a Delaware corporation ("Key" or "Key Production"), with and into Brock Exploration Corporation, a Delaware corporation ("Brock"), pursuant to the Agreement and Plan of Merger dated December 21, 1995 among Key Production, Merger Sub and Brock (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

  As a result of the Merger, (i) each share of common stock, $.10 par value per share, of Brock ("Brock Common Stock") outstanding immediately prior to the effective time of the Merger (other than Brock Common Stock held directly or indirectly by Key Production or Brock) will be converted into the right to receive .6897 shares of common stock, $.25 par value per share, of Key Production ("Key Production Common Stock"), and (ii) Brock will become a wholly-owned subsidiary of Key Production.

  This Joint Proxy Statement/Prospectus is being furnished to holders of Key Production Common Stock and Brock Common Stock in connection with the solicitation of proxies by the respective Boards of Directors of Key Production and Brock for use at special meetings of stockholders of Key Production (the "Key Special Meeting") and of Brock (the "Brock Special Meeting") to be held on March 28, 1996. This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Key Production and Brock on or about February 16, 1996.

  At the Brock Special Meeting, holders of Brock Common Stock will be asked to approve and adopt the Merger Agreement. At the Key Special Meeting, holders of Key Production Common Stock will be asked to approve the issuance and reservation for issuance of up to 2,800,000 shares of Key Production Common Stock pursuant to the Merger Agreement.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of Key Production with respect to up to 2,800,000 shares of Key Production Common Stock to be issued pursuant to the Merger Agreement in exchange for currently outstanding shares of Brock Common Stock and additional shares of Brock Common Stock which may become outstanding prior to the Merger pursuant to the exercise of outstanding options to purchase Brock Common Stock ("Brock Options").

  On February   , 1996, the closing prices of Key Production Common Stock and
Brock Common Stock, as reported on the Nasdaq National Market and the American
Stock Exchange, respectively, were $    and $       , respectively.

  See "Summary--Risk Factors" for a discussion of certain risks to be considered by stockholders of Key and Brock.

                               ----------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Joint Proxy Statement/Prospectus is February 13, 1996.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KEY PRODUCTION OR BROCK. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KEY PRODUCTION OR BROCK SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. KEY PRODUCTION AND BROCK EACH UNDERTAKE TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO KEY PRODUCTION, KEY PRODUCTION COMPANY, INC., ATTENTION: MONROE W. ROBERTSON, SECRETARY, ONE NORWEST CENTER, 20TH FLOOR, 1700 LINCOLN STREET, DENVER, COLORADO 80203-4520 (TELEPHONE (303) 837-0779), AND, IN THE CASE OF DOCUMENTS RELATING TO BROCK, LORENA ROWAN BROCK, SECRETARY, BROCK EXPLORATION CORPORATION, 225 BARONNE STREET, SUITE 700, NEW ORLEANS, LOUISIANA 70112-1707 (TELEPHONE (504) 586-
1815). IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE APPLICABLE STOCKHOLDERS MEETING, REQUESTS SHOULD BE RECEIVED BY MARCH 20, 1996.

                             AVAILABLE INFORMATION

  Key Production and Brock are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Key Production and Brock can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Key Production may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W.,Washington, D.C. 20006, and, with respect to Brock, at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006.

  Key Production has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Key Production Common Stock to be issued pursuant to the Merger Agreement. The information contained herein with respect to Key Production and its affiliates, including Merger Sub, has been provided by Key Production, and the information contained herein with respect to Brock and its affiliates has been provided by Brock. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

  1. Key Production's Annual Report on Form 10-K for its fiscal year ended December 31, 1994 (the "Key 1994 10-K").

  2. Key Production's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 and June 30, 1995.

  3. Key Production's Quarterly Report on Form 10-Q for the period ended September 30, 1995 (the "Key Third Quarter 10-Q").

  4. Key Production's Current Report on Form 8-K dated December 21, 1995.

  5. Key Production's Form 8-A filed September 2, 1988.

  6. Brock's Annual Report on Form 10-K for its fiscal year ended December 31, 1994 (the "Brock 1994 10-K").

  7. Brock's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 and June 30, 1995.

  8. Brock's Quarterly Report on Form 10-Q for the period ended September 30, 1995 (the "Brock Third Quarter 10-Q").

  9. Brock's Current Report on Form 8-K dated December 21, 1995.

  The Key 1994 10-K, the Key Third Quarter 10-Q, the Brock 1994 10-K and the Brock Third Quarter 10-Q are attached to this Joint Proxy Statement/Prospectus as Appendices III, IV, V and VI, respectively.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   3
Incorporation of Certain Documents By Reference...........................   3
Summary...................................................................   6
  The Companies...........................................................   6
  The Special Meetings....................................................   6
  The Merger and the Merger Agreement.....................................   7
  Risk Factors............................................................   8
  Opinion of Brock Financial Advisor......................................   8
  Effective Time of the Merger............................................   8
  Certain Conditions to the Consummation of the Merger....................   8
  Governmental Approvals..................................................   9
  No Solicitation.........................................................   9
  Termination of the Merger Agreement.....................................   9
  Termination Fee.........................................................  10
  Brock Options...........................................................  10
  Employee Benefits and Severance.........................................  10
  Indemnification.........................................................  11
  Stockholder Agreement...................................................  11
  Certain Federal Income Tax Consequences.................................  11
  Anticipated Accounting Treatment........................................  12
  No Appraisal Rights.....................................................  12
  Exchange of Brock Common Stock Certificates.............................  12
  Interests of Certain Persons in the Merger..............................  12
  Comparative Rights of Brock and Key Production Stockholders.............  12
  Market Prices...........................................................  12
  Selected Consolidated Financial Data of Key Production Company, Inc.....  14
  Selected Consolidated Financial Data of Brock Exploration Corporation...  15
  Selected Pro Forma Financial Information................................  16
  Comparative Per Share Data..............................................  17
The Companies.............................................................  18
  Key Production and Merger Sub...........................................  18
  Brock...................................................................  18
  Post-Merger Profile and Strategy........................................  19
The Special Meetings......................................................  23
  Time, Date, Place and Purpose of Special Meetings.......................  23
  Record Date and Outstanding Shares......................................  23
  Voting and Revocation of Proxies........................................  23
  Vote Required...........................................................  24
  Solicitation of Proxies.................................................  24
  Other Matters...........................................................  25
The Merger................................................................  25
  General Description of the Merger.......................................  25
  Background..............................................................  25
  Key Production's Reasons for the Merger; Recommendation of Board of
   Directors of Key Production............................................  27
  Brock's Reasons for the Merger; Recommendation of Board of Directors of
   Brock..................................................................  28
  Opinion of Brock Financial Advisor......................................  29
  Interests of Certain Persons in the Merger..............................  32
  Certain Federal Income Tax Consequences.................................  33

                                                                            PAGE
                                                                            ----
  Accounting Treatment.....................................................  34
  Governmental and Regulatory Approvals....................................  34
  Restrictions on Resales by Affiliates....................................  34
  Rights of Dissenting Stockholders........................................  34
Certain Terms of the Merger Agreement......................................  35
  Effective Time of the Merger.............................................  35
  Manner and Basis of Converting Shares....................................  35
  Brock Options............................................................  36
  Conditions to the Merger.................................................  36
  Representations and Warranties...........................................  37
  Certain Covenants; Conduct of Business Prior to the Merger...............  37
  No Solicitation..........................................................  38
  Certain Post-Merger Matters..............................................  39
  Termination or Amendment of the Merger Agreement.........................  39
  Expenses and Termination Fee.............................................  40
  Certain Benefit Plans and Severance......................................  41
  Indemnification..........................................................  42
Stockholder Agreement......................................................  42
Market Prices of Common Stock and Dividend Information.....................  43
Unaudited Pro Forma Condensed Financial Statements.........................  44
Principal Stockholders of Key Production and Brock.........................  50
  Key Production...........................................................  50
  Brock....................................................................  51
Description of Key Production Capital Stock................................  52
  General..................................................................  52
  Common Stock.............................................................  52
  Section 203 of the Delaware General Corporation Law......................  52
Restrictions on Dividends..................................................  52
Comparative Rights of Key Production and Brock Stockholders................  53
  Power to Call Special Meetings...........................................  53
  Certain Matters Presented at Stockholders Meetings by Stockholders.......  53
Independent Public Accountants.............................................  53
Legal Matters..............................................................  53
Experts....................................................................  53
Stockholders' Proposals....................................................  54

Appendices:

   I-- Merger Agreement
  II-- Stephens Inc. Fairness Opinion
 III-- Key 1994 10-K
  IV-- Key Third Quarter 10-Q
   V-- Brock 1994 10-K
  VI-- Brock Third Quarter 10-Q

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified by, the more detailed information contained in or incorporated by reference in this Joint Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to carefully read this Joint Proxy Statement/Prospectus and the Appendices hereto in their entirety. As used in this Joint Proxy Statement/Prospectus, unless otherwise required by the context, the term "Key Production" means Key Production Company, Inc. and its consolidated subsidiaries and the term "Brock" means Brock Exploration Corporation and its consolidated subsidiaries. Capitalized terms used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings.

THE COMPANIES

  Key Production and Merger Sub. Key Production is an independent oil and gas company engaged in oil and gas exploration, development and production in the continental United States. The Company's exploration interests are spread over 13 states with primary focus areas in the Anadarko Basin of Oklahoma, the Rocky Mountain region, the Gulf Coast, and the Sacramento Basin in California. Merger Sub is a wholly-owned subsidiary of Key Production incorporated on December 19, 1995. The principal executive offices of Key Production, a Delaware corporation, are located at One Norwest Center, 20th Floor, 1700 Lincoln Street, Denver, Colorado 80203-4520, and its telephone number at such offices is (303) 837-0779.

  Brock. Brock is an independent oil and gas company whose principal business is the acquisition and development of producing oil and gas properties. The principal executive offices of Brock, a Delaware corporation, are located at 225 Baronne Street, Suite 700, New Orleans, Louisiana 70112-1707, and its telephone number at such offices is (504) 586-1815.

THE SPECIAL MEETINGS

 Date, Time and Place

  Key Production. The Key Special Meeting will be held on Thursday, March 28, 1996 at 10:00 a.m., local time, at the University Club, 1673 Sherman Street, Denver, Colorado.

  Brock. The Brock Special Meeting will be held on Thursday, March 28, 1996 at 10:00 a.m., local time, at the City Energy Club of New Orleans, 1100 Poydras Street, New Orleans, Louisiana.

 Purposes of the Special Meetings

  Key Production. The purpose of the Key Production Special Meeting is to consider and vote upon (i) a proposal to approve, as required by the rules of the Nasdaq National Market, the issuance and reservation for issuance of up to 2,800,000 shares of Key Production Common Stock pursuant to the Merger Agreement, and (ii) such other matters as may properly be brought before the Key Production Special Meeting.

  Brock. The purpose of the Brock Special Meeting is to consider and vote upon
(i) the approval and adoption of the Merger Agreement, and (ii) such other matters as may properly be brought before the Brock Special Meeting.

RECORD DATES; SHARES ENTITLED TO VOTE

  Key Production. Only holders of record of shares of Key Production Common Stock at the close of business on February 9, 1996 (the "Record Date") are entitled to notice of and to vote at the Key Production

Special Meeting. On such date, there were 8,849,468 shares of Key Production Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Key Production Special Meeting.

  Brock. Only holders of record of shares of Brock Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Brock Special Meeting. On such date, there were 3,815,181 shares of Brock Common Stock outstanding and entitled to vote. Each such share of Brock Common Stock will be entitled to one vote on each matter to be acted upon at the Brock Special Meeting.

QUORUM; VOTE REQUIRED

  Key Production. The presence, in person or by proxy, at the Key Production Special Meeting of the holders of a majority of the shares of Key Production Common Stock outstanding and entitled to vote at the Key Production Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a majority of the shares of Key Production Common Stock present, in person or by proxy, and entitled to vote at the Key Production Special Meeting is required to approve the issuance and reservation for issuance of up to 2,800,000 shares of Key Production Common Stock pursuant to the Merger Agreement.

  Brock. The presence, in person or by proxy, at the Brock Special Meeting of the holders of a majority of the shares of Brock Common Stock outstanding and entitled to vote at the Brock Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of two-thirds of the shares of Brock Common Stock outstanding and entitled to vote thereon at the Brock Special Meeting is required to approve and adopt the Merger Agreement.

SECURITY OWNERSHIP OF MANAGEMENT

  Key Production. As of the Record Date for the Key Production Special Meeting, the directors and executive officers of Key Production beneficially owned approximately 12.88% of the outstanding shares of Key Production Common Stock entitled to vote at such meeting. Each of such directors and executive officers has advised Key Production that he or she plans to vote or direct the vote of all such shares of Key Production Common Stock entitled to vote in favor of the proposal to approve the issuance and reservation for issuance of Key Production Common Stock pursuant to the Merger Agreement.

  Brock. The Lawrence E. Brock and Lorena Rowan Brock--Trust No. 2-A (the "Brock Trust"), an affiliate of Lawrence E. Brock and Lorena Rowan Brock and the holder of 8.5% of the outstanding Brock Common Stock entitled to vote at the Brock Special Meeting, has executed with Key Production a Stockholder Agreement with respect to an aggregate of 325,811 shares of Brock Common Stock owned by it as of the Record Date agreeing to vote such shares in favor of the proposal to approve and adopt the Merger Agreement. See "Stockholder Agreement." As of the Record Date for the Brock Special Meeting, the directors and executive officers of Brock including Lawrence E. Brock and Lorena Rowan Brock held approximately 39.39% of the outstanding shares of Brock Common Stock entitled to vote at the Brock Special Meeting. Each of such directors and executive officers has indicated his or her present intention to vote or direct the vote of all such shares of Brock Common Stock entitled to vote in favor of the proposal to approve the Merger Agreement.

THE MERGER AND THE MERGER AGREEMENT

  Terms of the Merger. At the Effective Time (as hereinafter defined), Merger Sub will merge with and into Brock, with Brock being the surviving corporation and a wholly-owned subsidiary of Key Production (the "Surviving Corporation"). In the Merger, each outstanding share of Brock Common Stock (other than shares held directly or indirectly by Key Production or Brock, including the 285,221 shares of Brock Common Stock held in treasury by Brock on the Record Date), will be converted into the right to receive .6897 shares of Key

Production Common Stock (the "Exchange Ratio"). The full text of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix I.

  Based on the number of shares of Key Production Common Stock and Brock Common Stock outstanding as of the Record Date for the Key Production Special Meeting and the Brock Special Meeting, approximately 2,800,000 shares of Key Production Common Stock will be issuable pursuant to the Merger Agreement (assuming exercise prior to the Effective Time of the Brock Options), representing approximately 24% of the total Key Production Common Stock to be outstanding after such issuance.

  Recommendations of the Boards of Directors. THE BOARD OF DIRECTORS OF KEY PRODUCTION HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF KEY PRODUCTION AND RECOMMENDS THAT THE STOCKHOLDERS OF KEY PRODUCTION APPROVE THE ISSUANCE AND RESERVATION FOR ISSUANCE OF KEY PRODUCTION COMMON STOCK PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. See "The Merger--Background" and "Key Production's Reasons for the Merger; Recommendation of Board of Directors of Key Production."

  THE BOARD OF DIRECTORS OF BROCK HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF BROCK AND RECOMMENDS THAT THE STOCKHOLDERS OF BROCK APPROVE AND ADOPT THE MERGER AGREEMENT. See "The Merger-- Background" and "Brock's Reasons for the Merger; Recommendation of the Board of Directors of Brock." In considering the recommendation of the Brock Board with respect to the Merger, Brock stockholders should be aware that certain officers and directors of Brock have certain interests respecting the Merger, apart from their interests as stockholders of Brock. See "The Merger--Interests of Certain Persons in the Merger."

RISK FACTORS

  In determining whether to vote to approve the Merger, in the case of the Brock stockholders, or to approve the issuance of Key Production Common Stock, in the case of the Key stockholders, the stockholders should consider that the Exchange Ratio was determined by negotiations between Brock and Key, and was based on a number of factors. See "The Merger--Key Production's Reasons for the Merger; Recommendations of Board of Directors of Key Production" and "--Brock's Reasons for the Merger; Recommendations of Board of Directors of Brock." The Exchange Ratio does not necessarily reflect the relative stock prices, reserves, cash flow per share, earnings per share or other attributes of either Key Production or Brock.

OPINION OF BROCK FINANCIAL ADVISOR

  Stephens Inc. ("Stephens") delivered its written opinion dated December 21, 1995 to the Board of Directors of Brock that, as of such date, the consideration to be received by the holders of Brock Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Brock Common Stock. Stephens also delivered an opinion, dated the date of this Joint Proxy Statement/Prospectus, that as of the date of such opinion, based upon the assumptions made, the factors considered and the review undertaken, and subject to the limitations and qualification as described in such opinion, the consideration to be received by the holders of Brock Common Stock pursuant to the Merger Agreement is fair from a financial point of view.

  For information regarding the opinion of Stephens, including the assumptions made, matters considered and limits of such opinions, see "The Merger--Opinion of Brock Financial Advisor." Stockholders are urged to read in its entirety the opinion of Stephens, attached as Appendix II to this Joint Proxy
Statement/Prospectus.
EFFECTIVE TIME OF THE MERGER


  The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"), unless the certificate of merger specifies a later Effective Time. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meetings.

CERTAIN CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The respective obligations of Key Production and Brock to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) approval by the stockholders of Key Production of the issuance of Key Production Common Stock pursuant to the Merger Agreement, and approval and adoption of the Merger Agreement by the stockholders of Brock;
(ii) the absence of any order making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) the accuracy of the representations and warranties of each party and compliance with all agreements and covenants by each party; (iv) the absence of certain regulatory conditions;
(v) the receipt of certain tax opinions; (vi) the effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part; (vii) the approval for listing on the Nasdaq National Market of the Key Production Common Stock to be issued in the Merger; and (viii) the absence of certain material adverse changes.

  Key Production and Brock anticipate that all of the conditions to the consummation of the Merger (other than obtaining the required approvals of the stockholders of Key Production and Brock) will be satisfied prior to or at the time of the Key Production Special Meeting and the Brock Special Meeting. Either Key Production or Brock may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations at its discretion. See "Certain Terms of the Merger Agreement-- Conditions to the Merger."

GOVERNMENTAL APPROVALS

  Key Production and Brock are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.

NO SOLICITATION

  The Merger Agreement provides that Brock will not initiate, solicit or encourage any inquiries or the making of any proposal relating to any Competing Transaction (as defined below), or enter into discussions or negotiations with any person in furtherance of a Competing Transaction, or agree to endorse a Competing Transaction; provided, however, that Brock may furnish information or enter into discussions or negotiations with respect to an unsolicited bona fide proposal in writing to acquire Brock pursuant to a merger, consolidation, share exchange, business combination or similar transaction or to acquire a substantial portion of the assets of Brock if, and only to the extent that, the Board of Directors of Brock, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board to comply with its fiduciary duties to stockholders under applicable law. Further, the Board of Directors of Brock may determine not to solicit proxies in favor of the approval and adoption of the Merger Agreement if such Board determines in good faith after consultation with and based upon the advice of independent legal counsel that other action is necessary due to applicable fiduciary duties of the directors of Brock. A "Competing Transaction" is defined to mean any of the following (other than the transactions contemplated by the Merger Agreement) involving Brock or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Brock and its subsidiaries, taken as a whole; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Brock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of Brock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. See "Certain Terms of the Merger Agreement--No Solicitation."

TERMINATION OF THE MERGER AGREEMENT

  By Either Party. The Merger Agreement may be terminated prior to the Effective Time (i) by mutual consent of Key Production and Brock, or (ii) by either party if (a) the Merger has not been consummated on or before June 30, 1996 (or September 30, 1996, if the Merger shall not have been consummated as a result of either party having failed by June 30, 1996 to receive all required regulatory approvals or consents with respect to the Merger), (b) any court or governmental order shall have prohibited consummation of the Merger or (c) the required approvals of the stockholders of Key Production or Brock are not received at the applicable meeting of stockholders.

  By Key Production. Key Production may terminate the Merger Agreement (i) upon a breach of any representation, warranty, covenant or agreement on the part of Brock set forth in the Merger Agreement, or if any such representation or warranty shall have become untrue, in either case such that Key Production's conditions to closing of the Merger would be incapable of being satisfied by June 30, 1996 (or as otherwise extended as described above), or (ii) if the Board of Directors of Brock withdraws, modifies or changes its recommendation of the Merger in a manner adverse to Key Production or recommends to the stockholders of Brock any Competing Transaction, or resolves to do so, or (iii) if a tender or exchange offer for 20% or more of the outstanding shares of capital stock of Brock is commenced, and the Board of Directors of Brock does not recommend that stockholders not tender their shares into such offer, or
(iv) if any person (other than Key Production or its affiliates) acquires beneficial ownership of, or any group shall have been formed which beneficially owns, 20% or more of the outstanding capital stock of Brock.

  By Brock. Brock may terminate the Merger Agreement (i) upon a breach of any representation, warranty, covenant or agreement on the part of Key Production set forth in the Merger Agreement, or if any such representation or warranty shall have become untrue, in either case such that Brock's conditions to closing of the Merger would be incapable of being satisfied by June 30, 1996 (or as otherwise extended as described above), or (ii) if the Board of Directors of Brock fails to make or withdraws its recommendation of the Merger Agreement if there exists at such time a Competing Transaction, or recommends to Brock's stockholders approval or acceptance of a Competing Transaction, in each case only if, after consultation with and based upon the advice of independent legal counsel, Brock's Board of Directors determines in good faith that such action is necessary for such Board to comply with its fiduciary duties to stockholders under applicable law.

  See "Certain Terms of the Merger Agreement--Termination or Amendment of the Merger Agreement."

TERMINATION FEE

  If the Merger Agreement is terminated pursuant to certain of the reasons described above, and if as a result of such termination a Trigger Event (as described under the caption "Certain Terms of the Merger Agreement-- Termination or Amendment of the Merger Agreement") has occurred, Brock will pay to Key Production an amount equal to $1,000,000, which amount is inclusive of all of Key Production's expenses in connection with the transactions contemplated by the Merger Agreement.

BROCK OPTIONS

  All options to purchase Brock Common Stock will become fully vested prior to the Effective Time and will expire upon the Effective Time unless exercised prior to the Effective Time. See "Certain Terms of the Merger Agreement--Brock Options."

EMPLOYEE BENEFITS AND SEVERANCE

  The Merger Agreement provides that Key will honor all of Brock's severance arrangements; provided, however, that prior to the Effective Time Key will notify Brock of the employees of Brock that Key desires to retain following the Effective Time and if such persons are retained as employees on a full-time basis by Key or any subsidiary in any capacity and at their then-current salaries for a period longer than one year after the Effective Time (and, in the case of Kenneth J. Stucke, Michael R. Barham and Robin A. Seibert, they are offered an employment agreement with Key having a term of at least two years at their then current salaries) and without any requirements that they relocate their personal residence from the New Orleans, Louisiana metropolitan area, no severance payments will be due to such persons, except for certain bonuses due to Messrs. Stucke, Barham and Seibert. Brock's stock option plan will be amended to provide that all options to purchase Brock Common Stock will become fully vested prior to the Effective Time and will then expire unless exercised. The Merger Agreement requires that Brock amend its pension plan to provide that all accruals under such plan will cease 30 days after the Effective Time of the Merger and that Key will initiate procedures to terminate such plan under the provisions of ERISA. The Merger also provides that participants in Brock's Supplemental Executive Retirement Plan will be 100% vested in and will receive the present value of the benefits under such plan in a single lump sum payment prior to the Effective Time, and that such plan will be terminated prior to the Effective Time. All individuals employed by Brock at the Effective Time and who are employed by Brock on the day after the Effective Time will be offered group health plan coverage under Key's group health plan effective the day after the Effective Time. Brock employees who are covered under the Brock group health plan immediately before the Effective Time and who are terminated at the Effective Time will be offered COBRA continuation coverage under the Key group health plan. See "Certain Terms of the Merger Agreement--Certain Benefit Plans and Severance."

INDEMNIFICATION

  The Merger Agreement also provides that, for a period of five years after the Effective time, Key Production (i) will not amend certain indemnification and liability limitation provisions of Brock's charter and bylaws in a manner that would adversely affect the rights of individuals who were officers or directors of Brock, and (ii) will guarantee the performance by Brock of its obligations under the indemnification provisions of Brock's bylaws, subject to certain limitations. See "Certain Terms of the Merger Agreement--Indemnification."

STOCKHOLDER AGREEMENT

  In consideration for Key Production's and Merger Sub's execution of the Merger Agreement, the Brock Trust, the holder of 8.5% of the Brock Common Stock outstanding as of the Record Date, executed a Stockholder Agreement agreeing to vote any shares of Brock Common Stock owned by such holder in favor of the Merger and adoption of the Merger Agreement, and against any business combination proposal or other matter that may interfere with or be inconsistent with the Merger or Merger Agreement (including any Competing Transaction), at any meeting of stockholders of Brock (or consent in lieu thereof) and any adjournment or adjournments thereof. The Stockholder Agreement currently covers an aggregate of 325,811 shares of Brock Common Stock. The Stockholder Agreement also provides for a right of first refusal for Key Production upon sales of stock by the Brock Trust and obligates Key to register the Brock Trust's Key Production Common Stock to be received in the Merger under the Securities Act. An irrevocable trust administered by BankOne, Fort Worth, Texas, which owns approximately 25% of the Brock Common Stock, has been granted registration rights under the Securities Act with respect to the Key Production Common Stock to be received by it in the Merger. Mr. and Mrs. Brock are the trust beneficiaries. See "Stockholder Agreement."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Brock has received a tax opinion from its counsel that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that Key Production, Merger Sub and Brock each will be a party to the reorganization and that holders of Brock Common Stock will not recognize any gain or loss on the exchange of Brock Common Stock for Key Production Common Stock, except to the extent of cash received in lieu of a fractional share of Key Production Common Stock. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger--Certain Federal Income Tax Consequences."

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a "purchase" for financial accounting purposes. See "The Merger--Accounting Treatment."

NO APPRAISAL RIGHTS

  Under Delaware law, neither Key Production's nor Brock's stockholders will be entitled to any appraisal or dissenter's rights in connection with the Merger. See "The Merger--Rights of Dissenting Stockholders."

EXCHANGE OF BROCK COMMON STOCK CERTIFICATES

  Promptly after consummation of the Merger, American Securities Transfer, Incorporated (the "Transfer Agent") will mail a letter of transmittal with instructions to the record holders of certificates which immediately prior to the Effective Time evidenced shares of Brock Common Stock for use in exchanging certificates formerly representing shares of Brock Common Stock for certificates representing shares of Key Production Common Stock and cash in lieu of any fractional shares. Certificates should not be surrendered by the holders of Brock Common Stock until they have received the letter of transmittal from the Transfer Agent. See "Certain Terms of the Merger Agreement--Manner and Basis of Converting Shares."

  Upon delivery of an executed transmittal letter and surrender of a Brock Certificate to the Transfer Agent for cancellation, the holders of such Brock Certificates shall be entitled to receive a certificate representing the number of whole shares of Key Production Common Stock which such holder has the right to receive under the terms of the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Brock's Board of Directors and management have certain interests respecting the Merger separate from their interests as holders of Brock Common Stock, including those referred to above under "--Brock Options; --Employee Benefits and Severance; and --Indemnification." Under Brock's Directors Severance Plan, each of Messrs. Stucke, Seibert and Barham, who are officers of Brock, will either be offered two year employment agreements with Key at his current salary or will receive an amount equal to twice his then-current annual compensation if the fair market value of all Brock Common Stock at the Effective Time is $25 million or more, three times his then-current monthly compensation if the fair market value is $3 million or less, or an amount accordingly prorated if the fair market value is greater than $3 million but less than $25 million. See "The Merger--Interests of Certain Persons in the Merger."

COMPARATIVE RIGHTS OF BROCK AND KEY PRODUCTION STOCKHOLDERS

  Rights of stockholders of Brock are currently governed by Delaware law, the Certificate of Incorporation of Brock (the "Brock Charter") and Brock's Bylaws. Upon consummation of the Merger, Brock stockholders will become stockholders of Key Production and their rights as stockholders of Key Production will be governed by Delaware law, the Certificate of Incorporation of Key Production (the "Key Production Charter") and Key Production's Bylaws. There are various differences between the rights of Brock stockholders and the rights of Key Production stockholders. See "Comparative Rights of Key Production and Brock Stockholders" and "Description of Key Production Capital Stock."

MARKET PRICES

  The Key Production Common Stock is traded on the Nasdaq National Market under the symbol "KPCI" and the Brock Common Stock is traded on the American Stock Exchange under the symbol "BKE." The following table sets forth, for the periods indicated, the range of high and low per share sale prices for Key

Production Common Stock and Brock Common Stock as reported on the Nasdaq National Market and the American Stock Exchange, respectively. No dividends were paid in 1994 or in 1995 on either the Key Production Common Stock or the Brock Common Stock.

                                             KEY PRODUCTION        BROCK
                                             --------------- -----------------
                                              HIGH     LOW     HIGH     LOW
                                             ------- ------- -------- --------
   1994
     First Quarter.......................... $4      $ 2 3/4 $3 3/4   $2 5/16
     Second Quarter.........................  4 3/4   3       3 1/2    2 3/4
     Third Quarter..........................  4 3/4   3 5/8   3 11/16  2 11/16
     Fourth Quarter.........................  5 3/8   3 1/2   4 1/8    2 3/8
   1995
     First Quarter.......................... $5      $ 4 1/2 $4 5/8   $3 9/16
     Second Quarter.........................  6 3/8   4 5/8   4 3/8    3 1/4
     Third Quarter..........................  5 3/4   5       3 15/16  2 3/4
     Fourth Quarter.........................  5 3/4   4 5/8   3 3/4    2 3/4
   1996
     First Quarter (through February   ,
      1996)................................. $       $       $        $

  On December 21, 1995, the last trading day prior to the announcement by Key Production and Brock that they had executed the Merger Agreement, the closing per share sale prices of Key Production Common Stock and Brock Common Stock, as reported on the Nasdaq National Market and the American Stock Exchange, respectively, were $5 and $3 5/8, respectively. The Merger Agreement does not provide for any adjustment in the Exchange Ratio in the event that either the Key Production Common Stock or Brock Common Stock should increase or decrease in value. See the cover page of this Joint Proxy Statement/Prospectus for a recent closing price of Key Production Common Stock and Brock Common Stock.

  Following the Merger, Key Production Common Stock will continue to be traded on the Nasdaq National Market. Following the Merger, Brock Common Stock will cease to be traded on the American Stock Exchange, and there will be no further market for such stock.

      SELECTED CONSOLIDATED FINANCIAL DATA OF KEY PRODUCTION COMPANY, INC.

  The following table sets forth selected consolidated historical financial data of Key Production and has been derived from the audited consolidated financial statements of Key Production for each of the five fiscal years ended December 31, 1994, and the unaudited interim consolidated financial statements of Key Production for the nine month periods ended September 30, 1995 and September 30, 1994. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for the fair presentation have been included in the unaudited interim data. This historical data should be read in conjunction with the financial statements and notes thereto which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference." The historical results are not necessarily indicative of results which may be expected for future periods.

                             AS OF AND
                          FOR THE  NINE
                           MONTHS ENDED      AS OF AND FOR THE TWELVE MONTHS ENDED
                           SEPTEMBER 30,                 DECEMBER 31,
                          ----------------  -------------------------------------------
                           1995     1994     1994     1993     1992     1991     1990
                          -------  -------  -------  -------  -------  -------  -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenues:
 Oil and gas production
  revenues..............  $14,168  $11,709  $16,307  $11,658  $17,598  $22,171  $30,193
 Other revenues.........       40       29      330       77       43    1,273    1,018
                          -------  -------  -------  -------  -------  -------  -------
                           14,208   11,738   16,637   11,735   17,641   23,444   31,211
                          -------  -------  -------  -------  -------  -------  -------
 Operating Expenses:
 Depreciation, depletion
  and amortization......    5,393    3,763    5,328    3,902    7,476    9,002   13,035
 Operating costs........    4,792    3,548    5,103    3,207    5,732    6,672    7,731
 Administrative, selling
  and other.............    1,076    1,034    1,432    1,535    3,707    3,809    4,032
 Financing costs........
 Interest expense.......      164       86      137      125      461      881    2,071
 Interest income........      (10)    (103)    (110)    (282)     (40)     (24)     (82)
                          -------  -------  -------  -------  -------  -------  -------
                           11,415    8,328   11,890    8,487   17,336   20,340   26,787
                          -------  -------  -------  -------  -------  -------  -------
 Income before taxes,
  extraordinary item and
  accounting change.....    2,793    3,410    4,747    3,248      305    3,104    4,424
 Provision for income
  taxes.................     (600)  (1,296)  (1,804)  (1,234)     (38)    (667)    (951)
 Extraordinary item.....      --       --       --      (122)     --       --       --
 Change in accounting
  for income taxes......      --       --       --     1,603      --       --       --
                          -------  -------  -------  -------  -------  -------  -------
 Net Income.............  $ 2,193  $ 2,114  $ 2,943  $ 3,495  $   267  $ 2,437  $ 3,473
                          =======  =======  =======  =======  =======  =======  =======
 Earnings Per Share:
 Before extraordinary
  item and accounting
  change................  $  0.23  $  0.21  $  0.30  $  0.19  $  0.03  $  0.22  $  0.30
 Extraordinary item.....      --       --              (0.01)     --       --       --
 Change in accounting
  for income taxes......      --       --       --      0.16      --       --       --
                          -------  -------  -------  -------  -------  -------  -------
 Net Income Per Share...  $  0.23  $  0.21  $  0.30  $  0.34  $  0.03  $  0.22  $  0.30
                          =======  =======  =======  =======  =======  =======  =======
 Average Shares Out-
  standing..............    9,623    9,996    9,808   10,252   10,427   11,201   11,631
                          =======  =======  =======  =======  =======  =======  =======
BALANCE SHEET DATA:
 Oil and Gas Properties,
  net...................  $51,279  $47,186  $48,229  $27,125  $32,963  $42,748  $56,371
 Total Assets...........   55,830   51,547   52,611   39,805   41,040   46,995   62,558
 Long-Term Debt.........   11,400   11,500   10,000      --     2,708    4,661   14,193
 Stockholders' Equity...   36,483   33,850   34,257   35,918   32,400   35,393   40,467

     SELECTED CONSOLIDATED FINANCIAL DATA OF BROCK EXPLORATION CORPORATION

  The following table sets forth consolidated historical financial data of Brock and has been derived from the audited consolidated financial statements of Brock for the year ended December 31, 1994, the nine-month period ended December 31, 1993 and each of the three fiscal years ended March 31, 1993, and has been derived from the unaudited interim consolidated financial statements of Brock for the nine month periods ended September 30, 1995 and September 30, 1994. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for the fair presentation have been included in the unaudited interim data. This historical data should be read in conjunction with the financial statements and notes thereto which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference". The historical results are not necessarily indicative of results which may be expected for future periods.

                                                                 AS OF AND
                                                    AS OF AND     FOR THE
                         AS OF AND FOR THE NINE      FOR THE    NINE MONTHS
                              MONTHS ENDED          YEAR ENDED     ENDED     AS OF AND FOR THE YEAR ENDED
                              SEPTEMBER 30,        DECEMBER 31, DECEMBER 31,           MARCH 31,
                         ------------------------  ------------ ------------ -------------------------------
                            1995         1994          1994         1993       1993       1992       1991
                         -----------  -----------  ------------ ------------ ---------  ---------  ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenue................ $     7,299  $     7,629    $11,129      $ 8,696    $  10,433  $   9,661  $  11,916
 Production Expenses....       2,788        3,462      4,462        3,550        4,165      4,249      3,892
 Abandonment Expenses &
  Dry Hole Costs........         225          114        123          132          428        300        985
 Depreciation, Depletion
  and Amortization......       1,785        1,646      3,247        2,454        1,840      2,092      2,009
 General and
  Administrative
  Expenses..............       1,632        1,725      2,274        1,938        2,313      2,210      2,624
                         -----------  -----------    -------      -------    ---------  ---------  ---------
Operating Income........         869          682      1,023          622        1,687        810      2,406
  Provisions for income
   taxes................         (67)         (13)       --           (96)        (344)       (43)      (430)
  Change in accounting
   for income taxes.....         --           --         --           186          --         --         --
 Interest Expense.......        (631)        (618)      (859)        (445)        (470)      (524)      (624)
                         -----------  -----------    -------      -------    ---------  ---------  ---------
 Net Earnings........... $       171  $        51    $   164      $   267    $     873  $     243  $   1,352
                         ===========  ===========    =======      =======    =========  =========  =========
 Average Common Shares
  Outstanding...........       3,904        3,919      3,943        3,943        3,893      4,007      3,996
                         ===========  ===========    =======      =======    =========  =========  =========
 Earnings Per Common
  Share................. $      0.04  $      0.01    $  0.04      $  0.07    $    0.22  $    0.06  $    0.34
                         ===========  ===========    =======      =======    =========  =========  =========
BALANCE SHEET DATA:
 Property and Equipment,
  net................... $    15,287  $    17,729    $14,661      $16,226    $  14,994  $  12,924  $  12,147
 Total Assets...........      20,789       24,012     21,038       22,219       20,449     17,737     16,232
 Long-Term Debt.........       9,425       12,426      9,701       10,576        8,166      7,275      5,895
 Stockholders' Equity...       8,645        8,375      8,449        8,405        8,181      7,406      7,552

                    SELECTED PRO FORMA FINANCIAL INFORMATION

  The following table sets forth selected unaudited pro forma financial information of Key Production giving effect to the Merger under the purchase method of accounting for business combinations, assuming an Exchange Ratio of
 .6897 shares of Key Production Common Stock for each share of Brock Common Stock, and reflecting certain assumptions described in the notes to the unaudited pro forma consolidated condensed financial statements. This pro forma information is derived from and should be read in conjunction with the unaudited pro forma consolidated condensed financial statements, including notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Accounting Treatment" and "Unaudited Pro Forma Condensed Financial Information".

  The Selected Pro Forma Consolidated Income Data set forth below assumes the Merger was consummated January 1, 1994, and the Selected Pro Forma Consolidated Balance Sheet Data set forth below assumes the Merger was consummated on September 30, 1995. The unaudited pro forma income statement data are not necessarily indicative of the operating results that would have occurred had the Merger occurred on January 1, 1994, nor are they necessarily indicative of future operating results of the combined companies.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA

                         NINE MONTHS ENDED     YEAR ENDED
                         SEPTEMBER 30, 1995 DECEMBER 31, 1994
                         ------------------ -----------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.................      $21,522            $26,836
                              -------            -------
Depreciation, depletion
 and amortization.......        7,239              7,854
Operating costs.........        7,580              9,565
Administrative, selling
 and other..............        1,211              1,612
Financing costs, net....          643                580
                              -------            -------
                               16,673             19,611
                              -------            -------
Income before income
 taxes..................        4,849              7,225
Provision for income
 taxes..................        1,358              2,683
                              -------            -------
  Net Income............      $ 3,491            $ 4,542
                              =======            =======
Net Income Per Share....      $  0.28            $  0.36
                              =======            =======

PRO FORMA CONSOLIDATED BALANCE SHEET DATA

                                                                    AS OF
                                                              SEPTEMBER 30, 1995
                                                              ------------------
Current Assets...............................................      $ 7,861
Oil and Gas Properties, net..................................       70,216
Other Assets, net............................................        1,302
                                                                   -------
  Total Assets...............................................      $79,379
                                                                   =======
Current Liabilities..........................................      $ 4,050
Long-Term Debt...............................................       20,825
Deferred Credits and Other Non-Current Liabilities...........        7,153
Stockholders' Equity.........................................       47,351
                                                                   -------
  Total Liabilities and Stockholders' Equity.................      $79,379
                                                                   =======

             COMPARATIVE PER SHARE DATA OF KEY PRODUCTION AND BROCK

  Set forth below are the net income and book value per common share data of Key Production and Brock on an historical basis, a pro forma basis for Key Production, and an equivalent pro forma basis for Brock. The Key Production pro forma data was derived by combining historical consolidated financial information of Key Production and Brock, giving effect to the Merger under the purchase method of accounting for business combinations. The equivalent pro forma data for Brock was calculated by multiplying the Key Production pro forma per common share data by the Exchange Ratio. Neither company paid dividends during any of the periods presented below.

  The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Key Production and Brock incorporated by reference and attached to this Joint Proxy Statement/Prospectus and the unaudited pro forma condensed financial information and notes thereto included in this Joint Proxy Statement/Prospectus.

                                         HISTORICAL        UNAUDITED PRO FORMA
                                    -------------------- -----------------------
                                                                        BROCK
                                                             KEY      EQUIVALENT
                                    KEY PRODUCTION BROCK CONSOLIDATED  (.6897X)
                                    -------------- ----- ------------ ----------
Book value per share as of:
  September 30, 1995..............      $3.79      $2.21    $3.82       $2.63
Income from continuing operations:
  Nine months ended September 30,
   1995...........................      $0.23      $0.04    $0.28       $0.19
  Year ended December 31, 1994....      $0.30      $0.04    $0.36       $0.25

                                 THE COMPANIES

KEY PRODUCTION AND MERGER SUB

  Key Production is an independent oil and gas company engaged in oil and gas exploration, development and production in the continental United States. The Company's exploration interests are spread over 13 states with primary focus areas in the Anadarko Basin of Oklahoma, the Rocky Mountain region, the Gulf Coast, and the Sacramento Basin in California.

  History of Key Production. Key Production was formed in 1988 to succeed to a portion of the assets and liabilities of Apache Petroleum Company L.P. ("APC"). From 1988 through the third quarter of 1992, Key Production used operating cash flow and property sales proceeds to reduce debt, repurchase shares of its common stock and pay dividends. In light of its depleting reserves and increasingly disproportionate general and administrative costs, Key Production chose to change strategic direction in 1992.

  Since inception, all of Key Production's operating and managerial functions had been performed by Apache Corporation ("Apache") under the terms of a management agreement between Key Production and Apache. On September 9, 1992, Key Production's Board of Directors announced its intention to establish a management team independent of Apache and to engage Key Production in active operations. They elected a new Board of Directors unrelated to Apache. The new objective of Key Production was to pursue growth through drilling and strategic acquisitions.

  Key Production has grown from zero employees prior to September 1992 to 28 full time employees at year end 1995. Key Production's business strategy is to follow a decentralized regional approach to competing for drilling and acquisition opportunities. In addition to Key Production's headquarters and Rocky Mountain regional office in Denver, Colorado, Key Production has regional offices in Tulsa, Oklahoma and Houston, Texas.

  Recent Developments. During 1995 Key Production participated in the drilling of 49 gross wells and an additional 5 wells were drilling at year end. Of the 49 wells drilled in 1995, 41 wells were either completed as producers or were in the process of being completed at year end and 8 wells were plugged as dry holes.

  Since December 31, 1994, Key estimates that its proved reserves have increased by between 5% and 10%.

  On October 23, 1995 Key Production announced that it had bought back 331,000 shares of its own stock from Apache at a price of $5.00 per share which reduced the number of shares outstanding at that time to 8.84 million shares.

  Merger Sub. Key Acquisition One, Inc. is a wholly-owned subsidiary of Key Production incorporated on December 19, 1995 and has conducted no business prior to entering into the Merger Agreement.

BROCK

  Brock is an independent oil and gas company whose principal business is the acquisition and development of producing oil and gas properties. As of December 31, 1994, Brock had oil and gas interests in 12 states, with primary activities in Louisiana, Texas, Oklahoma, New Mexico and Kansas. Oil and gas activities are directed from Brock's corporate headquarters in New Orleans, Louisiana.

  History of Brock. Brock began in 1948 as Big Horn Powder River Corporation, a publicly held corporation, headquartered in Denver. This corporation engaged in exploring for and developing oil and gas properties in the Rocky Mountain and Mid-Continent regions of the United States and Canada. The name was subsequently changed to Plaza Petroleum, Inc. In 1973, Plaza and its three wholly-owned subsidiaries, Gillette Royalty and Mineral Corp., Arapahoe Production Company and Zol-Dan Oil Company, became Brock Exploration Corporation as a result of a merger with a privately owned company, Precise Exploration Corporation, founded by Lawrence E. Brock, Brock's current Chairman of the Board. As of December 31, 1995, Brock had 14 employees.

  Since 1985, Brock's primary business strategy has consisted of the acquisition and development of producing oil and gas properties. Specifically, its objective has been to purchase producing properties with potential for significant increases in production through waterflooding, workovers of existing wells, development drilling or similar operations to improve efficiency. Brock seeks to purchase a significant working interest in each property acquired so as to influence or control the timing of development drilling or other operational decisions. Whenever possible, Brock assumes operations of purchased properties. Brock finances these activities through the utilization of a portion of its current cash flow and its available line of credit. Brock also periodically reviews its property base identifying properties to sell or abandon that do not meet strict performance criteria.

  Recent Developments. Effective January 1, 1995, Brock Oil and Gas Corporation ("BOGC"), a wholly- owned subsidiary of Brock, dissolved five limited partnerships in which BOGC was the general partner. Pursuant to the terms of the liquidation of these partnerships, the remaining oil and gas properties owned by these partnerships were purchased by BOGC for approximately $900,000. In connection with these transactions, BOGC assumed, as of the effective date, the liabilities associated with the oil and gas properties acquired from the partnerships.

  Since December 31, 1994, Brock estimates that its proved reserves have increased by approximately 15%.

  In March 1994, Brock purchased an interest in 21 oil wells located in the Shafter Lake Field in Andrews County, Texas for $2.2 million. In December 1994, Brock sold approximately 60% of its interest in these wells for $2.2 million. The proceeds from this sale were used to reduce outstanding debt.

  Effective August 1, 1995 Brock purchased an interest in 23 gas wells in the Hooker Field in Texas County, Oklahoma for $925,000. The property currently produces 1,000 Mcf per day net to Brock.

  Effective September 1, 1995, BOGC entered into a 12 month agreement with an industry partner to evaluate and acquire producing properties, leasehold, mineral or fee acres to be potentially developed, and generate economically feasible oil and/or gas prospects. BOGC's participation in any of these above mentioned activities is 25%. BOGC has issued a letter of credit in favor of the industry partner in the amount of $3 million to secure its obligations under this agreement. As of January 5, 1996, expenditures of approximately $293,000 have occurred or have been committed as a result of this agreement.

  In the fourth quarter of 1995, the Pension Plan purchased annuities to settle obligations owed to participants who were then receiving payments under the Pension Plan. Obligations owed to these participants represented approximately 77% of the total benefit obligations. Brock will accelerate the amortization of the prepaid pension asset during the fourth quarter of 1995 resulting in a decrease of the prepaid pension asset of approximately $235,000.

                     POST-MERGER PROFILE AND STRATEGY

  Oil and Gas Interests. As a result of the Merger, Key will have interests in the Rocky Mountains, California, the Mid-continent, and Gulf Coast. Based on the Key 1994 10-K and Brock 1994 10-K, post-Merger Key will have interests in 682 gross (95.2 net) gas wells and 1148 gross (134.5 net) oil wells. The pro forma December 31, 1994 undeveloped acreage post-Merger will be approximately 546,000 net acres.

  Pro forma December 31, 1994 post-Merger reserves of Key will be 46.7 BCF of natural gas and 6.1 million barrels of oil. Key estimates that as of December 31, 1995, the pro forma post-Merger reserves have increased by between 8% and 12% on an equivalent Mcf basis.

  Strategy. After the Merger, Key intends to continue its strategy of growth of reserves and production through a decentralized regional approach to competing for drilling and acquisition opportunities. In addition to Key's offices in Denver, Tulsa, and Houston, Key will open an exploration and acquisition office in New Orleans with some of the former Brock employees.

  Key anticipates that the combined entity will be able to realize substantial reductions in general and administrative expenses from the pre-Merger combined expenses of Brock and Key. All accounting and administrative functions will be consolidated in Denver. It is expected that the majority of the cost reductions will be through elimination of duplicative personnel, accounting and other systems, and certain other administrative and fixed costs of the two pre-Merger companies. The costs of the former Brock personnel who will become Key's New Orleans regional exploration and acquisition employees will be capitalized in accordance with full cost accounting rules.

  Key has a $50 million revolving line of credit with NationsBank subject to borrowing base limits which are tied to the value of Key's oil and gas reserves. The combined value of Key's and Brock's oil and gas reserves subsequent to the Merger will be more than adequate to allow Key to increase its currently elected $22 million borrowing base to the level necessary to repay Brock's existing debt. Under this agreement, Key's interest rate is a function of its debt to capitalization ratio. Immediately after the Merger, Key's debt to capitalization ratio will be approximately the same as before the Merger. This is because the new equity issued in the Merger is approximately in the same proportion to the Brock debt assumed in the Merger as Key's pre-Merger equity was to Key's pre-Merger debt. Since Key's current interest rate of LIBOR plus .75% is substantially lower than Brock's interest rate, Key will pay off Brock's debt after the Merger by borrowing under Key's revolving line of credit with NationsBank.

  The combined debt level immediately after the Merger is expected to be approximately $26 million, leaving Key with substantial liquidity and the ability to continue an active drilling program and make future acquisitions.

  Management. Key's board of directors and officers will be unchanged after the Merger. Certain information about Key's management is set forth below.

Information About Key Production's Directors.

  Certain biographical information, including principal occupation and business experience during the last five years, about each of Key Production's directors is set forth below.

  F. H. MERELLI, 59, has been chairman of the board of directors, president and chief executive officer of Key Production since September 9, 1992. From July 1991 to September 1992, Mr. Merelli was engaged as a private consultant in the oil and gas industry. Mr. Merelli was president and chief operating officer of Apache Corporation, and president, chief operating officer and a director of Key from June 1988 to July 1991, at which time he resigned from those positions in both companies. He was president of Terra Resources, Inc. from 1979 to 1988.

  CORTLANDT S. DIETLER, 74, is an advisory director of Panhandle Eastern Corporation. He was chairman of the board and chief executive officer of Associated Natural Gas Corporation from January 1987 and December 1985, respectively, and chairman of the board and chief executive officer of that company's principal operating subsidiary, Associated Natural Gas, Inc., from December 1986 and January 1989, respectively. Effective March 1995, Mr. Dietler resigned from each position with Associated Natural Gas Corporation and its subsidiaries.

  TIMOTHY J. MOYLAN, 39, has been the president and chief executive officer of BelRad Group, Inc., successor to Mainline Enertech, since 1986. He served as chief executive officer and president of Natural Resources Group, Inc. from 1983 to 1990. He is a director of Energy West Corporation.

Information About Standing Committees of Key Production's Board of Directors and Meetings.

  Key Production's board of directors has an audit committee. The audit committee members are Cortlandt S. Dietler and Timothy J. Moylan. The audit committee reviews Key Production's independent auditors' audit and review programs and procedures and the scope and results of their examinations. It also examines professional services provided by the auditors and evaluates audit costs and related fees. Additionally, the audit committee reviews the financial statements and the adequacy of Key Production's system of internal accounting controls. The audit committee makes recommendations to the board of directors relating to the independent auditors and to their engagement or discharge.

  Key Production's board of directors has established a compensation committee for the purpose of determining compensation for executive officers of Key Production. During fiscal year 1994, the compensation committee consisted of Cortlandt S. Dietler and Timothy J. Moylan.

  One meeting of Key Production's board of directors and one meeting of the audit and compensation committees were held during 1994. Other board action throughout the year was accomplished by written consent. Each incumbent director attended all board meetings and all meetings of committees on which he was a member.

Information About Executive Officers of Key Production.

  Certain biographical information concerning the executive officers of Key Production is set forth below. Biographical information concerning F. H. Merelli may be found under "--Information About Key Production's Directors."

  MONROE W. ROBERTSON, 46, has been with Key Production since September 10, 1992. Since February 1994, he has served as senior vice president and corporate secretary and prior to that time as vice president and corporate secretary. From August 1988 to July 1992, he was employed by Apache Corporation in various capacities, the most recent of which was director of operational planning. From 1986 to 1988, Mr. Robertson was director of corporate planning for Terra Resources, Inc. From 1973 to 1986, Mr. Robertson was employed by Gulf Oil Corporation.

  CATHY L. ANDERSON, 40, has been controller of Key Production since January 15, 1993. From July 1985 to January 1993, Ms. Anderson was employed by Arthur Andersen & Co., a public accounting firm, in various capacities, the most recent of which was audit manager.

  STEPHEN P. BELL, 41, has been vice president--land of Key Production since February 2, 1994. From March 1991 to February 1994, he was president of Concord Reserve, Inc., a privately-held independent oil and gas company. He was employed by Pacific Enterprises Oil Company (formerly Terra Resources, Inc.) as mid-continent regional manager from February 1990 to February 1991 and as land manager from August 1985 to January 1990.

Key Production Executive Compensation.

                        Summary Compensation Table

  The following table sets forth information concerning compensation earned in 1994, 1993 and 1992 by the Chief Executive Officer and the only executive officer of Key Production whose salary exceeded $100,000.

                                                    ANNUAL           LONG-TERM
                                                 COMPENSATION      COMPENSATION
                                             -------------------- ---------------
                                                                    SECURITIES
                                                                    UNDERLYING     ALL OTHER
NAME OF INDIVIDUAL AND POSITION  FISCAL YEAR  SALARY/(1)/   BONUS OPTIONS AWARDED COMPENSATION
-------------------------------  ----------- -------------- ----- --------------- ------------
F. H. Merelli, Chairman,            1994     $150,000        --         --          $ 9,645 /(3)/
 President and Chief                1993     $150,000        --         --          $ 8,732 /(3)/
 Executive Officer                  1992     $ 50,000 /(2)/  --       500,000       $ 2,000 /(3)/

Monroe W. Robertson,                1994     $115,000        --         --          $ 4,662 /(3)/
 Senior Vice President
  and                               1993     $115,000        --       150,000       $ 4,600 /(3)/
 Corporate Secretary                1992     $ 38,333 /(2)/  --         --          $ 1,533 /(3)/

----------

/(1)/Includes amounts earned but deferred at the election of the officer.

/(2)/Salary paid from September 1, 1992, to December 31, 1992.

/(3)/Consists of Key Production's matching contribution pursuant to Key
     Production's 401(k) plan in which all employees are eligible to participate, and for Mr. Merelli includes the one-year term cost of life insurance provided for the Chief Executive Officer, which in fiscal 1994 was $3,601.


   Aggregated Option Exercises In Fiscal Year 1994 and 1994 Fiscal Year-End
                              Option Values

                                                                          VALUE OF
                                                                        UNEXERCISED
                                                                          IN-THE-
                                                                           MONEY
                                            NUMBER OF UNEXERCISED        OPTIONS AT
                      NUMBER OF            OPTIONS AT FISCAL YEAR       FISCAL YEAR
                       SHARES                        END                  END/(3)/
                     ACQUIRED ON  VALUE   -------------------------    -------------------------
       NAME           EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
       ----          ----------- -------- ----------- -------------    ----------- -------------
F. H. Merelli            --        --       333,334     166,666 /(1)/   $541,668     $270,832
Monroe W. Robertson      --        --        50,000     100,000 /(2)/   $106,250     $212,500

----------

/(1)/Options were granted September 1, 1992, and vest at a rate of one-third per year over three years. These options were not granted under Key Production's 1992 Stock Option Plan.

/(2)/Options were granted on January 4, 1993, and vest at a rate of one-third per year over three years. These options were granted under Key Production's 1992 Stock Option Plan.

/(3)/Amount represents the closing price of Key Production's common stock at December 30, 1994, on The NASDAQ Stock Market, less the exercise price multiplied by the number of exercisable/unexercisable stock options at December 31, 1994, that had an exercise price less than the market value at that date.

Director Compensation.

  Key Production's current non-employee directors receive no compensation for their affiliation with Key Production other than the stock options granted under the Key Production 1992 Stock Option Plan for Non-Employee Directors. Both Messrs. Dietler and Moylan were granted stock options for 45,000 shares on December 9, 1992, at an exercise price of $2.875 per share. One-third of these options vested on December 9, 1993, one-third vested on December 9, 1994, and the remaining one-third vested on December 9, 1995. The directors are also reimbursed for out-of-pocket expenses relating to their attendance at board of director meetings.

Employment Agreements and Change-in-Control Arrangements.

  Key Production entered into an employment agreement with Mr. Merelli pursuant to which he has agreed to serve in his present capacity for an indefinite term. The employment agreement provides that Mr. Merelli shall receive a base annual salary of $150,000. The base salary may be increased (but not decreased) by the compensation committee of the board of directors.

  In addition to the base salary, the employment agreement provides for the grant to Mr. Merelli of a stock option covering 500,000 shares of Key Production's Common Stock and also provides that Mr. Merelli shall be eligible for incentive bonuses under any incentive program for executives of Key Production which is adopted by the board of directors. No such incentive bonus program has been adopted as of the date of this Joint Proxy
Statement/Prospectus.

  The employment agreement further provides that in the event of termination of his employment by Key Production without cause or by reason of death or disability, Mr. Merelli or his estate shall receive his then current monthly salary for a period of twenty-four months. Key Production is also obligated to maintain insurance on the life of Mr. Merelli in the amount of $500,000. The stock option agreement with Mr. Merelli provides that upon a change in control of Key Production, all of Mr. Merelli's outstanding options will be immediately vested. Mr. Merelli is a participant in the Key Production Company, Inc. Income Continuance Plan which provides for the continuation of salary and benefits for certain employees in the event of a change in control of Key Production. Any benefits paid to Mr. Merelli pursuant to this plan would be in lieu of and not in addition to any payments pursuant to his employment agreement.

  Key Production entered into an employment agreement with Monroe W. Robertson in which he has agreed to serve in his present capacity for an indefinite term. The agreement provides that Mr. Robertson shall receive a base annual salary of $115,000. The base salary may be increased (but not decreased) by the compensation committee of the board of directors. Mr. Robertson is also eligible to receive incentive bonuses under any incentive program for executives of Key Production which may be adopted by the board of directors.

  The agreement also provides that if Mr. Robertson's employment is terminated without cause or by reason of his death or disability, Mr. Robertson or his estate shall receive his then current monthly salary for a period of twenty-four months. The stock option agreement with Mr. Robertson provides that upon a change in control of Key Production, all of Mr. Robertson's outstanding options will be immediately vested. Mr. Robertson is a participant in the Key Production Company, Inc. Income Continuance Plan which provides for the continuation of salary and benefits for certain employees in the event of a change in control of Key Production. Any benefits paid to Mr. Robertson pursuant to this plan would be in lieu of and not in addition to any payments pursuant to his employment agreement.

Compensation Committee Interlocks and Insider Participation.

  Neither Mr. Moylan nor Mr. Dietler, the members of the compensation committee, was at any time during fiscal year 1994 or any preceding fiscal year an officer or employee of Key Production or any of its subsidiaries. During fiscal year 1994, no executive officer of Key served as a director or member of a compensation (or similarly empowered) committee for any entity whose executive officer or officers served on Key Production's compensation committee.

Transactions With Affiliates

  During 1994, Key Production entered into three transactions with Apache Corporation which, at that time, was the beneficial owner of more than five percent of Key Production's Common Stock. In July, 1994, Key Production exchanged approximately 200,000 net undeveloped acres in the Green River Basin of Wyoming for 800,000 shares of Key Production's Common Stock held by Apache. Later in July, 1994, Key Production purchased 200,000 shares of Key Production Common Stock from Apache at a price of $4.50 per share and in December, 1994, Key Production purchased an additional 91,000 shares from Apache at $4.75 per share. In October 1995, Key purchased 331,000 additional shares from Apache at $5.00 per share.

                             THE SPECIAL MEETINGS

TIME, DATE, PLACE AND PURPOSE OF SPECIAL MEETINGS

  The Key Production Special Meeting will be held on Thursday, March 28, 1996, at 10:00 a.m., local time, at the University Club, 1673 Sherman Street, Denver, Colorado, for the purpose of approving the issuance and reservation for issuance of up to 2,800,000 shares of Key Production Common Stock (the "Key Production Issuance of Common Stock") pursuant to the Merger Agreement, as required by the rules of the Nasdaq National Market. The Brock Special Meeting will be held at 10:00 a.m., local time, on March 28, 1996, at the City Energy Club of New Orleans, 1100 Poydras Street, New Orleans, Louisiana for the purpose of approving and adopting the Merger Agreement, as required under Delaware law.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of Key Production Common Stock outstanding at the close of business on the Record Date (February 9, 1996) are entitled to notice of, and to vote at, the Key Production Special Meeting. Only holders of record of Brock Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Brock Special Meeting.

  On the Record Date, there were approximately 5,386 holders of record of Key Production Common Stock, with 8,849,468 shares of Key Production Common Stock issued and outstanding. Each share of Key Production Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Principal Stockholders of Key Production and Brock--Key Production" for information regarding persons known to the management of Key Production to be the beneficial owners of more than 5% of the outstanding Key Production Common Stock.

  There were approximately 2,110 holders of record of Brock Common Stock on the Record Date, with 3,815,181 shares of Brock Common Stock outstanding and entitled to vote. Each such share of Brock Common Stock will be entitled to one vote on each matter to be acted on at the Brock Special Meeting. See "Principal Stockholders of Key Production and Brock--Brock" for information regarding persons known to the management of Brock to be the beneficial owners of more than 5% of the outstanding Brock Common Stock.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies that are not revoked will be voted at the Key Production Special Meeting and the Brock Special Meeting, as applicable, in accordance with the instructions contained therein. If a holder of Key Production Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval of the Key Production issuance of Common Stock in accordance with the recommendation of the Board of Directors of Key Production. If a holder of Brock Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval and adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of Brock. A stockholder of Key Production or a stockholder of Brock who has executed and returned a proxy may revoke it at any time before it is voted at the appropriate Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Key

Production or Brock, as appropriate, stating that the proxy is revoked or
(iii) attending the appropriate Special Meeting and voting in person.

VOTE REQUIRED

  Key Production. Key Production's Bylaws provide that the presence at the Key Production Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Key Production Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. The issuance of Key Production Common Stock does not, under state law, require stockholder approval. However, the rules of the Nasdaq National Market require, as a prerequisite to the listing on the Nasdaq National Market of the shares of Key Production Common Stock that are issued pursuant to the Merger Agreement, that such issuance be approved by Key Production's stockholders. Approval of such issuance will require the vote of a majority of the shares present, in person or by proxy, and entitled to vote. Key stockholders who do not return proxies or attend the Key Production Special Meeting will have no effect on the vote. Key Production Common Stock held by Key stockholders who return proxies and abstain from voting on the proposal will be counted in determining the number of shares present and entitled to vote and will have the same effect as a vote against the proposal. Broker non-votes will have no effect upon the outcome of the vote.

  Brock. The presence at the Brock Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Brock Common Stock entitled to vote thereat will constitute a quorum for the transaction of business, and approval and adoption of the Merger Agreement requires the affirmative vote of two-thirds of the issued and outstanding Brock Common Stock entitled to vote thereon. On the Record Date, there were 3,815,181 shares of Brock Common Stock outstanding and entitled to vote at the Brock Special Meeting. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. On the Record Date, the directors and executive officers of Brock held approximately 39.39% of the outstanding shares of Brock Common Stock entitled to vote on each matter to be acted upon at the Brock Special Meeting. Each of Brock's officers and directors has indicated his or her present intention to vote or direct the vote of all such shares of Brock Common Stock entitled to vote in favor of the proposal to approve the Merger Agreement. The Brock Trust, which held 325,811 shares of Brock Common Stock as of the Record Date (or approximately 8.5% of the outstanding shares entitled to vote on each matter to be acted upon at the Brock Special Meeting at such date), has agreed to vote such shares in favor of approval and adoption of the Merger Agreement, and against any business combination proposal or other matter that may interfere or be inconsistent with the Merger or the Merger Agreement (including, without limitation, a Competing Transaction). Such Stockholder Agreement is not subject to the continued support of the Board of Directors of Brock in recommending approval and adoption of the Merger Agreement (although such Stockholder Agreement would terminate upon a termination of the Merger Agreement). See "Stockholder Agreement."

SOLICITATION OF PROXIES

  In addition to solicitation by mail, the directors, officers, employees and agents of each of Key Production and Brock may solicit proxies from their respective stockholders by personal interview, telephone, telegram or otherwise. Key Production and Brock will each bear the costs of the solicitation of proxies from their respective stockholders, except that Key Production and Brock will each pay one-half of the cost of printing this Joint Proxy Statement/Prospectus and all regulatory filing fees other than SEC filing fees. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Key Production or Brock for the forwarding of solicitation materials to the beneficial owners thereof. Key Production and Brock will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Brock has engaged the services of Corporate Investor Communications, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Brock stockholders for a fee of $4,000 plus reasonable out-of-pocket expenses. Key Production has also engaged the services of Corporate Investor Communications, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Key Production stockholders for a fee of $4,000 plus reasonable out-of-pocket expenses.

OTHER MATTERS

  At the date of this Joint Proxy Statement/Prospectus, the Boards of Directors of Key Production and Brock do not know of any business to be presented at their respective Special Meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the respective Special Meetings, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                  THE MERGER

GENERAL DESCRIPTION OF THE MERGER

  The Merger Agreement provides that, at the Effective Time, Merger Sub will merge with and into Brock with Brock becoming the Surviving Corporation, and each outstanding share of Brock Common Stock (other than shares of Brock Common Stock held in the treasury of Brock or owned by Key Production or by any direct or indirect wholly-owned subsidiary of Key Production or of Brock, all of which will be canceled), will be converted into .6897 shares of Key Production Common Stock. Any resulting fractional shares will be settled in cash.

  Based on the number of shares of Key Production Common Stock and Brock Common Stock outstanding as of the Record Date, approximately 2,800,000 shares of Key Production Common Stock will be issuable pursuant to the Merger Agreement (assuming exercise prior to the Effective Time of the Brock Options), representing approximately 24% of the total Key Production Common Stock to be outstanding after such issuance.

BACKGROUND

  During the summer of 1993, Brock's Board of Directors determined that the consolidation among independent oil and gas companies then taking place as well as Brock's financial and operating circumstances justified exploring the possibility of a business combination involving Brock in an effort to maximize the value of Brock to the stockholders. As a result, the Board of Directors authorized management to investigate the possibility of pursuing such a transaction with certain oil and gas companies as well as certain public utilities known to be active or interested in the acquisition of oil and gas properties. In connection with these efforts, Brock's management retained an investment advisor to assist it in compiling information and contacting potentially interested third parties. Brock subsequently entered into confidentiality agreements with certain of these companies and provided these companies with detailed information on Brock's oil and gas properties and other operations. These activities were terminated during the fall of 1993 when it was determined by the Board of Directors that sufficient interest from these third parties in pursuing a business combination with Brock did not exist. The Board of Directors determined to continue to evaluate and monitor Brock's financial and operating conditions as well as conditions in the oil and gas industry in the event that circumstances should again warrant consideration of a business combination involving Brock.

  Brock's Board of Directors, in connection with its semi-annual review of Brock's overall performance and objectives, determined in November 1994 that the conditions then existing in the oil and gas industry were such that it was in the best interests of Brock's stockholders to explore the possible sale of Brock in order to maximize the value of Brock to the stockholders. In response to this decision, on November 18, 1994, Brock issued a press release indicating that the Board of Directors had authorized management to solicit indications of interest for a cash merger with Brock and would provide detailed information on Brock's oil and gas properties and operations to interested parties.

  Following this announcement, management of Brock began contacting those companies that it believed might be interested in exploring the possible acquisition of Brock and responding to inquiries from additional companies. During this period, Brock entered into confidentiality agreements with approximately 40 companies and distributed a summary descriptive memorandum to each of these companies. Subsequently, during February and March of 1995, management provided 17 of the interested parties with more detailed information regarding Brock's oil and gas properties, financial condition and operations. Brock also provided 12 of these interested parties with presentations from Brock's management on Brock's various properties and operations. Each of the parties expressing an interest in exploring the acquisition of Brock was provided with the opportunity of visiting Brock's facilities and reviewing Brock's books and records and was also provided with a form of agreement and plan of merger providing for the cash merger of Brock. Each of the interested parties was also informed that any proposals for the acquisition of Brock should be submitted to Brock no later than April 10, 1995. Brock also required that acquisition proposals from interested parties be in the form of cash offers for all outstanding shares of Brock Common Stock. On March 14, 1995, Brock retained Stephens to render an opinion as to the fairness of the merger consideration from a financial point of view to the public stockholders of Brock.

  On April 10, 1995, Brock received five proposals for the acquisition of Brock through a cash merger, one proposal for the acquisition of Brock through a stock merger and one proposal contemplating a tender offer for a portion of Brock's outstanding shares. Several of the proposals received were presented in terms of being general indications of interest, subject to conditions such as obtaining financing or indicating price ranges that were either deemed inadequate or of such a preliminary or conditional nature that they were not in a form capable of final evaluation by Brock's Board of Directors.

  On April 18, 1995, Brock's Board of Directors met to review the results of the solicitation process, to discuss the alternatives available to Brock and to receive the results of Stephens' evaluation of Brock and the highest valued proposal that had been received by Brock to that point. Following a review by the Board of Directors of these various items, the Board of Directors authorized senior management of Brock to explore further with those parties submitting the highest valued proposals the definitive terms and conditions upon which they would be willing to acquire Brock in an all cash merger and their financial ability to consummate the acquisition of Brock.

  During the period from April 18 through May 1, 1995 management of Brock contacted two of the parties that had submitted proposals in an effort to determine the definitive terms and conditions upon which either of these parties would be willing to acquire Brock. Management then entered into discussions with both of the bidders, but concluded in July 1995 that one bidder did not have the ability to obtain financing and the other terminated discussions when it entered into a binding agreement to acquire another oil and gas company. In addition, during this period management also contacted two other companies that had expressed an interest in acquiring Brock but that had not submitted proposals to determine if any interest in pursuing the acquisition of Brock on the part of either of these companies existed. Both of these companies subsequently confirmed that they were not in a position to pursue an acquisition of Brock.

  On July 26, 1995, Brock's Board of Directors announced that it had decided to terminate seeking indications of interest for a cash merger of Brock. The Board determined that, due to an industry-wide decline in the price of natural gas and, to a lesser extent, oil and the resulting impact on prices received in cash sales of oil and gas properties, it was in the Brock stockholders' interest to terminate exploring the possibility of selling Brock through a cash merger. Brock also publicly announced that it intended to continue to explore alternatives involving the sale or combination of Brock as well as other transactions intended to maximize its value for its stockholders. After exploring alternatives available for a cash merger, the Board of Directors concluded that the most likely acquiror of Brock would be another independent oil and gas company. The Board noted that traditionally independent oil and gas companies have found stock-for-stock mergers more attractive, especially in times of reduced cash flow as a result of reduced prices then being received for gas and, to a lesser extent, oil.

  Between July 15 and November 20, 1995 Brock either contacted or received unsolicited contacts from 28 potential acquirors. These inquiries led to several new indications of interest, including one from Key, and two re-evaluations from parties which had previously submitted bids to Brock.

  Brock contacted Key on July 27, 1995 to explore the possibility of a merger of Brock and Key. Due to the depressed futures market prices for natural gas, Key informed Brock that a cash offer for Brock's assets would have to be too low to be attractive to Brock. Key suggested a stock merger which could reduce the combined general and administrative expense and provide economies of scale for a combined company that would have good growth potential and provide Brock shareholders with improved liquidity and the ability to continue to share in the price upside which would occur if natural gas prices increase.

  In mid August, Key prepared a comparison of Brock and Key ratios of income, cash flow, book value, stock market price and liquidation value per share from publicly available documents. As a result of this analysis, Key proposed a merger with Brock shareholders receiving one Key share for each 1.6 Brock shares.

  Over the next several weeks, there were a number of discussions between the chairmen of Brock and Key and among other senior officers of the two companies. During this period, Brock's management also continued discussions with other companies that had indicated an interest in acquiring Brock. Representatives of Brock visited Key's offices in October.

  In a meeting at Brock's offices on November 2, 1995, Brock made a counter offer for a merger at a ratio of one Key share for each 1.3 Brock shares. At that meeting Key rejected the Brock offer and provided an updated table of ratios showing that the October 27, 1995 stock price was $3.125 for Brock and $5.375 for Key, resulting in a 1.72 to one market price ratio. Key also observed that third quarter earnings had been announced since Key's last offer and Key's third quarter earnings were eight cents per share while Brock's were zero.

  During November and December, senior officers of Key visited Brock's offices for a total of seven days to review their properties and accounts and representatives of Brock and Stephens visited Key's offices for seven days to review Key's properties, accounts, and drilling upside potential. Also during this period Mr. Brock stayed in contact with members of the Brock Board of Directors to brief them on the status and progress of negotiations and to obtain the director's views on various matters, and Mr. Merelli stayed in contact with members of the Key Board of Directors to brief them on the status of negotiations. Through arms-length negotiations Brock and Key agreed upon an exchange ratio of one share of Key Production Common Stock for each 1.45 shares of Brock Common Stock. All negotiations between Key and Brock were conducted by the senior officers of each of the companies.

  At a special meeting of Brock's Board of Directors held on December 21, 1995, the Board of Directors of Brock received detailed descriptions and analyses of the Merger by its management and financial and legal advisors. At the December 21st Board meeting, after consideration of the various factors and for the reasons described below, the Board of Directors of Brock approved by unanimous vote of all directors present at the meeting the Merger Agreement and related transactions.

  At a special meeting of Key's Board of Directors held on December 21, 1995, Key's Board reviewed a detailed presentation and analysis of the Merger by Key's management and legal advisors. At the December 21, 1995 Board meeting, after consideration of the various factors and the reasons described below, the Board of Directors of Key approved by a unanimous vote the Merger Agreement and related transactions.

KEY PRODUCTION'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF KEY PRODUCTION

  Key Production's Board of Directors believes the terms of the Merger are fair to and in the best interests of Key Production and its stockholders and has unanimously approved the Merger Agreement and recommends that Key Production's stockholders vote FOR the issuance of Key Production Common Stock in connection with the Merger Agreement.

  In reaching its conclusion, Key Production's Board of Directors considered among other factors:

  (i) Information concerning the financial performance and condition, business operations, and future prospects of both Key Production and Brock;

  (ii) The recent and prior market prices of Key Production Common Stock and Brock Common Stock;

  (iii) Projections of results of the combined companies which indicate that after reductions in overhead from consolidation and realization of economies of scale the Merger would be non-dilutive and would increase:

        (a) Net income per share,
        (b) Cash flow per share,
        (c) Reserves per share,
        (d) Production per share,
        (e) Equity per share, and
        (f) Market capitalization and liquidity.

  During the negotiations, the relative market price of Key Production and Brock Common Stock fluctuated between ratios of 1.8 to one to 1.38 to one. Key's Board of Directors considered both stocks to be undervalued in the market and that a trade based on a 1.45 ratio would lead to a stronger combined company with improved prospects that would hopefully lead to higher market valuations for the combined company. Key's Board of Directors did not think that the fact that Brock Common Stock might trade at a higher or lower ratio than 1.45 to one from day to day would affect the desireability of the Merger. Brock Common Stock is relatively illiquid and large blocks of Brock Common Stock could not be bought or sold at current market prices without adversely affecting the market.

  A projection of the results for the combined companies presented to Key Production's Board of Directors by Key's management at the board meeting held on December 21, 1995 showed increases in revenues, net income, cash flow, production and equity per share for the combined entity, as well as an increase in debt per share, based on the 1.45 to one Exchange Ratio. After consideration of all of those factors, and without assigning weight to any specific factor, the Board of Directors determined that the Merger was fair to the Key stockholders.

BROCK'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF BROCK

  Brock's Board believes that the terms of the Merger are fair to and in the best interests of Brock and its stockholders and has unanimously approved the Merger Agreement and recommends that Brock's stockholders vote FOR approval and adoption of the Merger Agreement and the Merger.

  In reaching its conclusion, Brock's Board considered, among other factors:

  (i) Information concerning the financial performance and condition, business operations and prospects of Brock;

  (ii) Current industry, economic and market conditions, which have encouraged business combinations and other strategic alliances in the oil and gas industry;

  (iii) The process of soliciting indications of interests for the acquisition of Brock;

  (iv)  Recent and prior market prices of Brock Common Stock;

  (v) The structure of the transaction and terms of the Merger Agreement and the exchange ratio which were the result of arm's length negotiations between Key Production and Brock;

  (vi)  The financial analyses and opinion of Stephens described below;

  (vii) The fact that the Merger would provide holders of Brock Common Stock with the opportunity to maintain a continuing equity interest in the combined companies that is more liquid than Brock Common Stock.

  Brock's Board of Directors did not assign weight to any specific factors and generally considered all of the factors when evaluating the Merger Agreement. In addition, the Board of Directors did not base its evaluation of the Merger Agreement on the relative stock values at a single point in time. The Board of Directors discussed the relative current and historical trading prices of Brock Common Stock and Key Production Common Stock, the relative inactive trading market for Brock Common Stock and the opinion rendered by Stephens that the merger consideration was fair from a financial point of view to the disinterested shareholders of Brock.

OPINION OF BROCK FINANCIAL ADVISOR

  Brock retained Stephens Inc. ("Stephens") to review the financial terms of the Merger and express an opinion as to the fairness from a financial point of view of such terms to the disinterested shareholders of Brock. For the purposes of the opinion, the term "disinterested shareholders" means holders of Brock's one class of publicly traded common stock other than (1) directors and officers of Brock and (2) Lawrence E. Brock, Mr. Brock's immediate family or any entity for which a Brock family member is a beneficiary, either directly or indirectly. Stephens excluded Brock's directors and officers and the Brock family from their opinion because the Brock family and Brock's directors and officers will receive no additional consideration for their Brock Common Stock in connection with the Merger other than that received by all of the holders of Brock Common Stock. Except as set forth under the heading "The Merger--Interests of Certain Persons in the Merger," Brock is not aware of any interest in the Merger than any such individuals have that is separate from their interests as holders of Brock Common Stock. The summary set forth below of Stephens' fairness opinion does not purport to be a complete description of its analyses or presentation to the Board of Directors of Brock. Each of its analyses must be considered as a whole and selecting portions of the analyses and of the factors considered, without considering all factors and analyses, will result in an incomplete view of the processes underlying its opinion. In its analyses, Stephens made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of either Brock or Key Production (collectively the "Companies"). Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold separately. Because such estimates are inherently subject to uncertainty, neither Brock, Key Production, Stephens nor any other person can assume responsibility for their accuracy.

  On December 21, 1995, Stephens delivered in writing its opinion that, as of such date, the consideration to be received by Brock in connection with the Merger is fair, from a financial point of view, to the disinterested shareholders of Brock. The full text of Stephens' written opinion, which contains a description of the assumptions made, the matters considered by Stephens and the limits of its review, is attached hereto as Appendix II, and is incorporated by reference herein. Shareholders of Brock are urged to read the opinion carefully in its entirety. The following is a summary of selected analyses presented by Stephens to the Brock Board of Directors on December 21, 1995 (the "Stephens Report") in connection with its December 21, 1995 opinion.

  In connection with its opinion, Stephens, among other things, (i) analyzed certain publicly available financial statements and reports regarding Brock and Key Production; (ii) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning Brock and Key Production prepared by management of Brock and Key Production; (iii) reviewed certain reserve information provided by Brock and Key Production relating to the producing properties of Brock and Key Production, including reserve reports prepared or audited by independent petroleum engineers for Brock and Key Production; (iv) analyzed, on a pro forma basis, the effect of the Merger on Key Production's balance sheet, capitalization ratios, earnings, cash flow and book value both in the aggregate and, where applicable, on a per share basis; (v) reviewed the reported prices and trading activity for the common stock of Brock and Key Production; (vi) compared the financial performance of Brock and Key Production and the price and trading activity of the common stock of Brock and Key Production with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; (viii) reviewed the Merger Agreement and related documents; (ix) discussed with management of

Brock the operations of and future business prospects for Brock; (x) discussed with management of Key Production the operations of and future business prospects for Key Production and the anticipated financial consequences of the Merger to Key Production; and (xi) performed such other analyses and examinations as it deemed necessary or appropriate.

  Stephens did not independently verify the Brock and Key Production information considered in its review, and for the purpose of its opinion assumed and relied upon the accuracy and completeness of all such information. With respect to the reserve reports and financial projections, Stephens assumed that they had been reasonably prepared on bases reflecting the best current available estimates and judgments relating to Brock and Key Production's current oil and gas properties and their future financial performance. Stephens did not make an independent evaluation or appraisal of each of the Companies' properties, nor, except for the reserve reports and estimates referred to above, had it been furnished with such an evaluation or appraisal.

  In connection with its opinion, Stephens arrived at reference values for the common stock of Brock and for the common stock of the pro forma post-merger combined companies ("Pro Forma Post-Merger Key") that the Brock shareholders will receive as consideration in the Merger using three methodologies: a discounted cash flow analysis, a comparable transaction analysis and a common stock comparison. These methodologies are discussed below. Based upon these values and subject to the assumptions and limitations set forth in its opinion, Stephens came to a composite range of reference values for the common stock of Brock of $10.71 million to $13.76 million and for the common stock of the Pro Forma Post-Merger Key to be received by the Brock shareholders as consideration in the Merger of $12.64 million to $15.27 million as of December 21, 1995.

  In connection with the comparable transaction analysis and the common stock comparison discussed below, the benchmark value multiples resulting from those two valuation methodologies were applied to pro forma operating and valuation statistics for Brock, Key Production and the Pro Forma Post-Merger Key. The pro forma adjustments made to Brock, Key Production and the Pro Forma Post-Merger Key were made to each company's financial statements to reflect the anticipated financial condition of Brock, Key Production and the Pro Forma Post-Merger Key at the anticipated consummation of the Merger.

  Discounted Cash Flow Analysis. Under this method, Stephens calculated an estimate of future discounted pre-tax cash flow of reserves for Brock, Key Production and the Pro Forma Post-Merger Key as of September 30, 1995 utilizing reserve information prepared or provided by Brock and Key Production under three pricing scenarios. In Scenario I, oil prices for West Texas Intermediate spot equivalent crude oil were held flat at $17.30 per barrel. Gas prices for Henry hub spot equivalent natural gas were held flat at $1.82 per thousand cubic feet ("Mcf"). In Scenario II, oil prices were assumed to be $17.30 per barrel during the remaining months of 1995 and throughout 1996, $17.82 per barrel in 1997, $18.35 per barrel in 1998, $18.90 per barrel in 1999, and to escalate 3.0% per year thereafter to a maximum of $36.00 per barrel; gas prices were assumed to be $1.82 per Mcf during the remaining months of 1995 and throughout 1996, $1.91 per Mcf in 1997, $2.01 per Mcf in 1998, $2.11 per Mcf in 1999, and to escalate at 3.0% per year thereafter to a maximum of $4.25 per Mcf. In Scenario III, oil prices were assumed to be $17.30 per barrel during the remaining months of 1995 and throughout 1996, $18.08 per barrel in 1997, $18.89 per barrel in 1998, $19.74 per barrel in 1999, and to escalate 4.5% per year thereafter to a maximum of $36.00 per barrel; gas prices were assumed to be $1.82 per Mcf during the remaining months of 1995 and throughout 1996, $1.96 per Mcf in 1997, $2.10 per Mcf in 1998, $2.26 per Mcf in 1999, and to escalate at 4.5% per year thereafter to a maximum of $4.25 per Mcf. These factors included adjustments to such pricing scenarios to reflect transportation and quality differentials, potential changes in tax bases and pre-tax discount rates ranging from 10.0% to 30.0%. Such pre-tax discount rates are those generally relied upon in the industry to value oil and gas reserves. To the resulting present values, Stephens added reference values for the undeveloped acreage and other assets of Brock, Key Production and the Pro Forma Post-Merger Key to arrive at a range of reference values for the common stock of Brock, Key Production and the Pro Forma Post-Merger Key of $11.95 million to $14.50 million, of $39.82 million to $47.89 million, and $55.02 million to $66.68 million, respectively.

  Comparable Transaction Analysis. In this analysis, Stephens reviewed nine comparable transactions which it deemed relevant to the Merger. The total consideration for such transactions (the "Comparable Transactions") ranged in value from $15.25 million to $189.76 million, and averaged $69.84 million in value. The Comparable Transactions are composed of the acquisition of Parker & Parsley Petroleum Co.'s Appalachian assets by Lomak Petroleum, Inc., the acquisition of American Exploration and affiliated companies' West Texas Sawyer Field assets by Louis Dreyfus Natural Gas Corp., the acquisition of Consolidated Oil & Gas by Hugoton Energy Corp., the acquisition of Diamond Energy by Coda Energy, Inc., the acquisition of American Natural Energy Corp. by Alexander Energy Corp., the acquisition of Alta Energy Corp. by Devon Energy Corp., the acquisition of KP Exploration, Inc. by United Meridian Corporation, the acquisition of American National Petroleum Company by Patrick Petroleum Company, and the acquisition of certain ARCO Oil and Gas Co. Texas and New Mexico assets by Anadarko Petroleum Corporation. Reference values for reserves for Brock, Key Production and the Pro Forma Post-Merger Key were determined by multiplying a benchmark value multiple for various operating and financial statistics, including earnings before income taxes, depreciation and amortization plus exploration expense ("EBITDE"), cash flow, future discounted pre-tax cash flow of reserves and Mcf equivalent reserves (converting one barrel of oil to 6 Mcf) from the comparable transactions, by the EBITDE, cash flow, future discounted pre-tax cash flow of reserves and Mcf equivalent reserves for Brock, Key Production and the Pro Forma Post-Merger Key. Using its subjective professional judgment, Stephens determined a single value range for the reserves of each of Brock, Key Production and the Pro Forma Post-Merger Key. To each of these reference ranges Stephens added reference values for undeveloped acreage and other assets for Brock, Key Production and the Pro Forma Post-Merger Key to arrive at a range of reference values for the common stock of Brock, Key Production and the Pro Forma Post-Merger Key of $9.47 million to $13.02 million, of $36.98 million to $46.98 million, and $53.68 million to $65.68 million, respectively.

  Based on the mid-point of the reference values established above for Brock and the Pro Forma Post-Merger Key, Stephens calculated transaction multiples for the merger and compared these multiples to the range of multiples for the Comparable Transactions. A comparison of these multiples is as follows: with respect to EBITDE, the multiples for the Comparable Transactions ranged from 3.35x to 8.88x with a mean of 6.02x, as compared to a transaction multiple for the Merger of 6.50x; with respect to cash flow, the multiples for the Comparable Transactions ranged from 3.68x to 8.16x with a mean of 6.01x, as compared to a transaction multiple for the Merger of 4.80x; with respect to future discounted pre-tax cash flow of reserves, the multiples for the Comparable Transactions ranged from 42.2% to 151.8% with a mean of 94.0%, as compared to a transaction multiple for the Merger of 91.2%; with respect to Mcf equivalent reserves, the multiples for the Comparable Transactions ranged from $0.57 to $1.43 with a mean of $0.76, as compared to a transaction multiple for the Merger of $0.69.

  Common Stock Comparison. Using publicly available information, Stephens calculated multiples of various operating and financial statistics, including EBITDE, cash flow, future discounted pre-tax cash flow of reserves and Mcf equivalent reserves, for certain publicly-traded oil and gas companies it deemed relevant. The total market capitalization for such companies (the "Comparable Companies") ranged in value from $87.7 million to $361.4 million, and averaged $205.1 million in value. The Comparable Companies are composed of Coho Energy, Inc., HS Resources, Inc., Nuevo Energy Company, PetroCorp. Inc., Unit Corporation and The Wiser Oil Company. Using its subjective professional judgment, Stephens applied benchmark multiples to the EBITDE, cash flow, future discounted pre-tax cash flow of reserves and Mcf equivalent reserves of Brock, Key Production and the Pro Forma Post-Merger Key to arrive at a single reference value range for the reserves of each of Brock, Key Production and the Pro Forma Post-Merger Key. To each of these reference ranges Stephens added reference values for undeveloped acreage and other assets for Brock, Key Production and the Pro Forma Post-Merger Key to arrive at a range of reference values for the common stock of Brock, Key Production and the Pro Forma Post-Merger Key of $11.67 million to $15.70 million, of $43.22 million to $53.22 million, and $62.86 million to $74.86 million, respectively.

  Based on the mid-point of the reference values established above for Brock and the Pro Forma Post-Merger Key, Stephens calculated transaction multiples for the merger and compared these multiples to the range of multiples for the Comparable Companies. A comparison of these multiples is as follows: with respect to EBITDA, the multiples for the Comparable Companies ranged from 5.10x to 8.80x with a mean of 7.40x, as compared to a transaction multiple for the Merger of 6.50x; with respect to cash flow, the multiples for the Comparable Companies ranged from 4.50x to 7.80x with a mean of 6.00x, as compared to a transaction multiple for the Merger of 4.80x; with respect to future discounted pre-tax cash flow of reserves, the multiples for the Comparable Companies ranged from 79.4% to 137.2% with a mean of 108.7%, as compared to a transaction multiple for the Merger of 91.2%; with respect to Mcf equivalent reserves, the multiples for the Comparable Companies ranged from $0.58 to $0.92 with a mean of $0.70, as compared to a transaction multiple for the Merger of $0.69.

  The summary of the Stephens Report set forth above does not purport to be a complete description of the main elements of Stephens' presentation to the Brock Board of Directors on December 21, 1995. It does not purport to be a complete description of the analyses performed, or the matters considered, by Stephens in rendering its opinion. Stephens believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of such analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the Stephens Report and its fairness opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

  In rendering its fairness opinion, Stephens applied its judgment to a variety of complex analyses and assumptions. Stephens may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The assumptions made and the judgments applied by Stephens in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the fairness opinion itself.

  In developing its view of the consideration to be received in the Merger, Stephens assumed that, because of common practices used in the oil and gas industry to evaluate assets, the methodologies described above provided a reasonable and consistent basis for determining the reference values for the common stock of Brock, Key Production and the Pro Forma Post-Merger Key.

  The engagement letter between Brock and Stephens provides that Stephens is to receive a fee of $100,000 upon delivery of its fairness opinion. Brock also has agreed to reimburse Stephens for its reasonable out-of-pocket expenses, including fees and expenses of counsel, and to indemnify Stephens and its affiliates against certain claims, losses and expenses in connection with its services as financial advisor, including those arising under the federal securities laws.

  Stephens was selected by the Brock Board of Directors as Brock's financial advisor at a meeting of the Brock Executive Committee held on March 14, 1995. This decision was made after several other investment banking firms, in addition to Stephens, made proposals to Brock.

  Stephens, a regional investment banking firm headquartered in Little Rock, Arkansas, engages in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buy-outs, negotiated underwritings, private placements of debt and equity and for corporate and estate purposes. Stephens has been in business since 1933 and presently employs approximately 600 persons.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of Brock's Board of Directors with respect to the Merger, Brock's stockholders should be aware that certain members of Brock's Board and management have certain interests respecting the Merger separate from their interests as holders of Brock Common Stock, including those referred to below.

  The currently unvested portion of the Brock Options will be vested and exercisable in full as a result of the Merger. See "Certain Terms of the Merger Agreement--Brock Options." The following directors of Brock hold the following Brock Options:

                                         TOTAL  UNVESTED PRICE
                                         ------ -------- -----
         Kenneth J. Stucke.............. 70,000  29,750  $1.65
         Michael R. Barham.............. 50,000  21,750  $1.64
         Robin A. Seibert............... 45,000  16,250  $1.65

  Pursuant to Brock's Change of Control Bonus Plan, Messrs. Stucke, Barham and Seibert, who are officers of Brock, are expected to receive approximately $40,000, $20,000 and $20,000, respectively, upon consummation of the Merger.

  Under Brock's Directors Severance Plan, each of Messrs. Stucke, Seibert and Barham, who are officers of Brock, will either be offered two year employment agreements with Key at his current salary or will receive an amount equal to twice his then-current annual compensation if the fair market value of all Brock Common Stock at the Effective Time is $25 million or more, three times his then-current monthly compensation if the fair market value is $3 million or less, or an amount accordingly prorated if the fair market value is greater than $3 million but less than $25 million.

  Pursuant to his Consulting Agreement, Lawrence E. Brock, an officer and director of Brock, will receive $32,308 upon consummation of the Merger as severance for termination of his Consulting Agreement.

  The Merger Agreement provides that Key Production will maintain certain indemnification and limitation of liability provisions in Brock's Charter and Bylaws for a period of five years after the Effective Time and will provide a limited guarantee of those indemnification obligations during such period. See "Certain Terms of the Merger Agreement--Indemnification."

  See "Certain Terms of the Merger Agreement--Certain Benefit Plans and Severance" as to post-Merger arrangements respecting Brock employee benefit plans.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material federal income tax consequences of the Merger to the holders of Brock Common Stock and is based upon current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change which changes could be applied retroactively. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. No attempt has been made to discuss the state law consequences of the Merger. Holders of Brock Common Stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the Merger in light of their personal circumstances and the tax consequences to them under state, local and foreign tax laws.

  No ruling from the Internal Revenue Service ("IRS") has been or will be requested in connection with the Merger. Brock has received from its counsel, Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., an opinion that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code, that Key Production, Merger Sub and Brock will each be a party to the reorganization and that holders of Brock Common Stock will not recognize any gain or loss on the exchange of Brock Common Stock for Key Production Common Stock in the Merger, except to the extent of cash received in lieu of a fractional share of Key Production Common Stock. It is a condition to the obligation of Brock to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. The opinion is subject to certain assumptions and is based on certain representations from the parties.

  The following federal income tax consequences will occur as a result of the Merger qualifying as a reorganization under Section 368 of the Code:

  (a) no gain or loss will be recognized by Key Production, Merger Sub or Brock in connection with the Merger;

  (b) no gain or loss will be recognized by a holder of Brock Common Stock upon the exchange of all of such holder's shares of Brock Common Stock for shares of Key Production Common Stock in the Merger;

  (c) the aggregate tax basis of the shares of Key Production Common Stock received by a Brock stockholder in the Merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Brock Common Stock surrendered in exchange therefor;

  (d) the holding period of the shares of Key Production Common Stock received by a Brock stockholder in the Merger will include the holding period of the shares of Brock Common Stock surrendered in exchange therefor, provided that such shares of Brock Common Stock are held as capital assets at the Effective Time; and

  (e) a stockholder of Brock who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Brock Common Stock is held by such stockholder as a capital asset at the Effective Time.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for using the "purchase" method of accounting. Key Production will record the assets and liabilities of Brock at their fair values, based upon the average price of Key Production Common Stock at the time the transaction was agreed upon. Key Production's financial statements will include the accounts of Brock from the date of acquisition. See the Unaudited Pro Forma Condensed Financial Information and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

  Key Production has been preliminarily advised by its independent public accountants, Arthur Andersen LLP, that the Merger should be treated as a purchase in accordance with generally accepted accounting principles.

GOVERNMENTAL AND REGULATORY APPROVALS

  Key Production and Brock are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.

RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of Key Production Common Stock to be received by Brock stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Key Production Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Brock prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Key Production, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act.

  Accordingly, the Merger Agreement provides that it is a condition to Key Production's obligations thereunder that Brock cause its affiliates to execute a written agreement to the effect that such persons will not sell, transfer or otherwise dispose of Key Production Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145.

  Key Production has agreed to register shares of Key Production Common Stock received by certain affliates of Brock in the Merger under the Securities Act. See "Stockholder Agreement."

RIGHTS OF DISSENTING STOCKHOLDERS

  Under Delaware law, neither Key Production's nor Brock's stockholders will be entitled to any appraisal or dissenter's rights in connection with the Merger.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

  The following description does not purport to be complete and is qualified by reference to the Merger Agreement, a copy of which is attached as Appendix I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

  The Merger Agreement provides that, as promptly as practicable after the satisfaction or waiver of the conditions to closing the Merger, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware law (the date and time of such filing, or such later date or time agreed upon by Key Production and Brock and set forth therein, being the "Effective Time"). It is anticipated that, if the issuance of Key Production Common Stock is approved at the Key Production Special Meeting and the Merger Agreement is approved and adopted at the Brock Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meetings or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

  At the Effective Time, each outstanding share of Brock Common Stock, other than certificates which immediately prior to the Effective Time evidenced shares of Brock Common Stock held in the treasury of Brock or owned by Key Production or any direct or indirect wholly-owned subsidiary of either Key Production or Brock, which shares will be canceled at the Effective Time, will be converted into the right to receive .6897 shares of Key Production Common Stock. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time the outstanding shares of Key Production Common Stock or Brock Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

  As soon as practicable following the Effective Time, the Transfer Agent will mail to each record holder of Brock Common Stock a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging Brock Common Stock certificates for Key Production Common Stock certificates and cash in lieu of a fractional share. Letters of transmittal will also be available following the Effective Time at the offices of Key Production in Denver, Colorado. Upon delivery of an executed transmittal letter and surrender of a Brock certificate to the Transfer Agent for cancellation, the holders of such Brock Certificates will be entitled to receive a certificate representing the number of whole shares of Key Production Common Stock which such holder has the right to receive under the terms of the Merger Agreement. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Brock of shares of Brock Common Stock that were outstanding immediately prior to the Effective Time. Share certificates should not be surrendered for exchange by stockholders of Brock prior to the Effective Time and the receipt of a letter of transmittal.

  No fractional shares of Key Production Common Stock will be issued in the Merger. Each stockholder of Brock entitled to a fractional share will receive an amount in cash equal to the value of such fractional share based upon the closing price of Key Production Common Stock on the Nasdaq National Market on the date of the Effective Time. No interest will be paid on such amount, and all shares of Brock Common Stock held by a record holder shall be aggregated for purposes of computing the amount of such payment.

  Until so surrendered and exchanged, each certificate previously evidencing Brock Common Stock shall represent solely the right to receive Key Production Common Stock and cash in lieu of fractional shares. Unless and until any such certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Key Production Common Stock as of any time on or after the Effective Time shall be paid to the holders of such certificates previously evidencing Brock Common Stock; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Key Production Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Key Production Common Stock.

BROCK OPTIONS

  All options to purchase Brock Common Stock will become fully vested prior to the Effective Time and will expire upon the Effective Time unless exercised prior to the Effective Time.

CONDITIONS TO THE MERGER

  The respective obligations of Key Production and Brock to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law: (a) the Registration Statement shall have been declared effective by the Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission, and Key Production shall have received all "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated by the Merger Agreement; (b) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Brock, and the issuance of the Key Production Common Stock in the Merger shall have been approved by the requisite vote of the stockholders of Key Production; and (c) no Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

  The obligation of Key Production to effect the Merger is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Key Production, in whole or in part, to the extent permitted by applicable law: (a) each of the representations and warranties of Brock contained in the Merger Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); (b) Brock shall have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; (c) since the date of the Merger Agreement, there shall have been no change, occurrence or circumstance in the current or future business, financial condition or results of operations of Brock or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or current or future business of Brock and its subsidiaries, taken as a whole, except as to changes in general economic conditions that affect each of Key and Brock substantially equally; (d) there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Key Production, to the continuing operation of the current or future business of Brock, which imposes any condition or restriction upon Key Production or the business or operations of Brock which, in the reasonable business judgment of Key Production, would be materially burdensome in the context of the transactions contemplated by the Merger Agreement; (e) Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. shall have delivered to Key Production its written opinion substantially to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (y) Key Production, Merger Sub and Brock will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and

(z) Key Production, Merger Sub and Brock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

  The obligation of Brock to effect the Merger is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Brock, in whole or in part, to the extent permitted by applicable law: (a) each of the representations and warranties of Key Production and Merger Sub contained in the Merger Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); (b) Key Production and Merger Sub shall have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date; (c) since the date of the Merger Agreement, there shall have been no change, occurrence or circumstance in the current or future business, financial condition or results of operations of Key Production or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or current or future business of Key Production and its subsidiaries, taken as a whole; (d) there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Brock, to the continuing operation of the current or future business of Key Production, which imposes any condition or restriction upon Key Production or the business or operations of Key Production which, in the reasonable business judgment of Brock, would be materially burdensome in the context of the transactions contemplated by the Merger Agreement; and (e) the shares of Key Production Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the Nasdaq National Market.

  There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Brock, Merger Sub and Key Production relating to, among other things, (i) each of their organization and similar corporate matters, (ii) each of their capitalization, (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations and defaults under their respective charters and bylaws and certain other agreements and documents, (iv) compliance with law, (v) the documents and reports filed by them with the Commission and the accuracy of the information contained therein, (vi) the absence of certain changes and events, (vii) litigation, (viii) employee benefit matters, (ix) taxes and matters relating to a tax-free reorganization, (x) certain business practices,
(xi) environmental matters, (xii) vote required, (xiii) brokers, (xiv) insurance, (xv) properties, (xvi) certain contracts and restrictions, (xvii) certain regulatory matters, (xviii) futures trading and (xix) the accuracy of certain information provided. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

  Each of Brock and Key Production has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by the other, it will and will cause its subsidiaries to (a) operate its business in all material respects in the usual and ordinary course consistent with past practices; (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers; (c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  Brock has agreed that, prior to the Effective Time, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by Key Production, it will not do, and will not permit any of its subsidiaries to do, any of the following: (a)(i) increase the compensation payable to or to become payable to any director or executive officer, subject to certain exceptions; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee, subject to certain exceptions; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) amend, or take any other actions with respect to, any of Brock's benefit plans, subject to certain exceptions; (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock; (c)(i) except for certain matters, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations;
(ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock; (d)(i) except for certain matters, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (iii) take any action to optionally accelerate the exercisability of Brock Options; (e) acquire or agree to acquire any business or other entity, or otherwise acquire or agree to acquire any assets of any other person (with certain exceptions) in each case which are material, individually or in the aggregate, to Brock and its subsidiaries, taken as a whole; (f) sell or otherwise dispose of any of its material assets or any material assets of any of its subsidiaries, with certain exceptions; (g) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement; (h) adopt or propose to adopt certain amendments to its charter or bylaws; (i) change any of its methods of accounting or take certain actions with respect to taxes; (j) incur any obligation for borrowed money or purchase money indebtedness, with certain exceptions; (k) enter into certain material contracts; or (l) agree in writing or otherwise to do any of the foregoing.

  Key Production has agreed that, prior to the Effective Time, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by Brock, it will not do, and will not permit any of its subsidiaries to do, any of the following: (i) knowingly take any action which would result in a failure to maintain the trading of the Key Production Common Stock on the Nasdaq National Market; (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock; (iii) adopt or propose to adopt any amendments to its charter or bylaws, which would have an adverse impact on the consummation of the Merger; or (v) agree in writing or otherwise to do any of the foregoing.

NO SOLICITATION

  Additionally, Brock has agreed not to initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Brock or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Brock or any of Brock's subsidiaries to take any such action, and Brock shall promptly notify Key Production of all relevant terms of any such inquiries and proposals received by Brock or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Brock shall promptly deliver or cause to be delivered to Key Production a copy of such inquiry or proposal; provided, however, that the Board of Directors of Brock may (i) furnish information to, or enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity to acquire Brock pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of Brock or any of its Significant Subsidiaries, if, and only to the extent that (A) the Board of Directors of Brock, after consultation with and based upon the advice of independent legal counsel (who may be Brock's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity Brock (x) provides written notice to Key Production to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in a Confidentiality Agreement between Key Production and Brock; (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction; or (iii) fail to make or withdraw or modify its recommendation of the Merger and the Merger Agreement if there exists a Competing Transaction and the Board of Directors of Brock, after consultation with and based upon the advice of independent legal counsel (who may be Brock's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

CERTAIN POST-MERGER MATTERS

  Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and Brock as the Surviving Corporation will succeed to all of the assets, rights and obligations of Merger Sub.

  Pursuant to the Merger Agreement, the Brock Charter and the Brock Bylaws, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until amended as provided therein and pursuant to the Delaware General Corporation Law ("DGCL").

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the stockholders of Brock: (a) by mutual consent of Key Production and Brock; (b) by Key Production, upon a breach of any representation, warranty, covenant or agreement on the part of Brock set forth in the Merger Agreement, or if any representation or warranty of Brock shall have become untrue, in either case such that Key Production's conditions to closing would be incapable of being satisfied by June 30, 1996 (or as otherwise extended as permitted by the Merger Agreement); (c) by Brock, upon a breach of any representation, warranty, covenant or agreement on the part of Key Production or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Key Production or Merger Sub shall have become untrue, in either case such that Brock's conditions to closing would be incapable of being satisfied by June 30, 1996 (or as otherwise extended as permitted by the Merger Agreement); (d) by either Key Production or Brock, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, subject to a limited exception; (e) by either Key Production or Brock, if the Merger shall not have been consummated before June 30, 1996; provided, however, that the Merger Agreement may be extended by written notice of either Key Production or Brock to a date not later than September 30, 1996, if the Merger shall not have been consummated as a direct result of Brock, Key Production or Merger Sub having failed by June 30, 1996 to receive all required regulatory approvals or consents with respect to the Merger; (f) by either Key Production or Brock, if the Merger Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Brock at the Brock Special Meeting or if the issuance of the Key

Production Common Stock in connection with the Merger shall fail to receive the requisite vote for approval by the stockholders of Key Production at the Key Production Special Meeting; (g) by Key Production, if (1) the Board of Directors of Brock withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Key Production or shall have resolved to do any of the foregoing; (2) the Board of Directors of Brock shall have recommended to the stockholders of Brock any Competing Transaction or shall have resolved to do so; (3) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Brock is commenced, and the Board of Directors of Brock does not recommend that stockholders not tender their shares into such tender or exchange offer, or; (4) any person (other than Key Production or an affiliate thereof) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Brock; or (h) by Brock, if the Board of Directors of Brock (x) fails to make or withdraws its recommendation to Brock's stockholders of the Merger Agreement if there exists at such time a Competing Transaction, or (y) recommends to Brock's stockholders approval or acceptance of a Competing Transaction, in each case only if the Board of Directors of Brock, after consultation with and based upon the advice of independent legal counsel (who may be Brock's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

  Subject to limited exceptions, including the survival of Brock's agreement to pay a termination fee to Key Production under certain circumstances as discussed below, in the event of the termination of the Merger Agreement, the Merger Agreement shall become void, there shall be no liability on the part of Key Production, Merger Sub or Brock to the other and all rights and obligations of the parties thereto shall cease, except that no party will be relieved of any liability for (i) any breach of such party's covenants or agreements contained in the Merger Agreement, or (ii) any willful breach of such party's representations or warranties contained in the Merger Agreement.

  The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Brock, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of Brock, may be made without such approval, and (ii) no amendment, which under the applicable rules of the National Association of Securities Dealers, may not be made without the approval of the stockholders of Key Production, may be made without such approval. At any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party thereto, (b) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and (c) waive compliance by the other party with any of the agreements or conditions contained therein.

EXPENSES AND TERMINATION FEE

  All expenses incurred by Key Production and Brock will be borne by the party incurring such expenses; provided, however, that the allocable share of Key Production and Brock for all expenses paid to financial printers for printing, filing and mailing the Registration Statement, the Brock Proxy Statement and the Key Production Proxy Statement and all regulatory filing fees (other than the filing fee for registering Key Production Common Stock pursuant to the Registration Statement, which shall be paid by Key Production) incurred in connection with the Registration Statement, the Brock Proxy Statement and the Key Production Proxy Statement shall be one-half each.

  The Merger Agreement also provides that Brock will pay to Key Production a fee equal to $1,000,000, which amount will be inclusive of all of Key Production's expenses, if the Merger Agreement is terminated in accordance with its terms (any of the following, a "Trigger Event"): (a) by Key Production after a wilful breach by Brock, if Brock shall have had contacts or entered into negotiations after the date of the Merger Agreement regarding a Competing Transaction, and within 12 months of the termination of the Merger Agreement Brock consummates a Business Combination (as defined below) or enters into a definitive agreement providing for a Business Combination with any person with whom such contacts had been made; (b) by either Key Production or Brock if the Merger Agreement fails to receive the requisite vote for approval and adoption by the stockholders of Brock at the Brock Special Meeting, and at the time of such meeting there shall exist a Competing Transaction; (c) by Key Production if the Board of Directors of Brock withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Key Production (or resolves to do so) and, at such time, there exists a Competing Transaction; (d) by Key Production, if the Board of Directors of Brock shall recommend any Competing Transaction to Brock's stockholders (or resolves to do so); (e) by Key Production, if a tender or exchange offer for 20% or more of the capital stock of Brock is commenced, and Brock's Board of Directors does not recommend that its stockholders not tender their shares into such tender offer or exchange offer; or (f) by Brock, if the Board of Directors of Brock (i) fails to recommend (or withdraws its recommendation of) approval and adoption by its stockholders of the Merger and the Merger Agreement and there exists a Competing Transaction, or (ii) recommends a Competing Transaction, in each case upon a determination in good faith, after consultation with and based on the advice of independent legal counsel, that such action is necessary for such Board to comply with its fiduciary duties under applicable law.

  The Merger Agreement defines "Business Combination" as (i) a merger, consolidation, share exchange, business combination or similar transaction involving Brock, (ii) a sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Brock and its subsidiaries, taken as a whole, in a single transaction or a series of transactions, or (iii) the acquisition, by a person (other than Key Production or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Brock Common Stock whether by tender or exchange offer or otherwise.

CERTAIN BENEFIT PLANS AND SEVERANCE

  The Merger Agreement provides that Key will honor all of Brock's severance arrangements; provided, however, that prior to the Effective Time, Key Production will notify Brock of the employees of Brock that Key desires to retain following the Effective Time and if such persons are retained as employees on a full-time basis by Key or any subsidiary in any capacity and at their then-current salaries for a period longer than one year after the Effective Time (and, in the case of Kenneth J. Stucke, Michael R. Barham and Robin A. Seibert, they are offered an employment agreement with Key having a term of at least two years at their then current salaries) and without any requirements that they relocate their personal residence from the New Orleans, Louisiana metropolitan area, no severance payments, including any amounts payable under the Directors Severance Plan, will be due to such persons, and Brock will amend such plans before the Effective Time to the extent necessary to so provide. Key and Merger Sub agree that the consummation of the Merger shall constitute a change of control for the purposes of all applicable agreements of Brock. Key has agreed to honor Brock's Change of Control Plan pursuant to which Kenneth J. Stucke, Michael R. Barham and Robin A. Seibert are expected to receive approximately $40,000, $20,000 and $20,000, respectively, upon consummation of the Merger. See "The Merger--Interests of Certain Persons in the Merger."

  Brock will amend its Pension Plan to provide that all benefit accruals will cease 30 days after the Effective Time and Key will initiate procedures to terminate such plan under the provisions of ERISA. All of the participants covered by Brock's Supplemental Executive Retirement Plan will become 100% vested in the benefits provided thereunder as a result of the Merger and such plan will be terminated and Brock will distribute the present value of the benefits to which a participant is entitled thereunder in a single lump sum payment prior to the Effective Time.

  Any employees of Brock who become employees of Key following the Effective Time will participate in employee benefit plans maintained by Key pursuant to the terms and conditions of such employee benefit plans. Such employees will receive credit for prior service with Brock as follows: the lesser of actual years of service or an amount equal to the period of time between January 1, 1993 and the Effective Time for purposes of participation and vesting in all of Key's benefit plans. All individuals who were employed by Brock at the Effective Time and who are employed by Brock on the day after the Effective Time will be offered group health plan coverage under Key's group health plan effective the day after the Effective Time. Such coverage will not exclude any pre-existing conditions. Any such Brock employees who were covered under the Brock group health plan immediately before the Effective Time and are terminated by Key after the Effective Time will be offered COBRA continuation coverage under the Key group health plan. Brock employees who are terminated at the Effective Time will be offered COBRA continuation coverage under the Key group health plan. Former employees of Brock or dependents thereof, who were receiving COBRA continuation coverage under the Brock group health plan as of the Effective Time will be eligible to elect, pursuant to COBRA, to continue coverage under Key's group health plan for the remainder of the COBRA continuation period at such former employee's or dependent's sole expense. Further, if such persons, and dependents thereof, elect COBRA continuation coverage under Key's group health plan, such persons will not be subject to any pre-existing condition limitation under Key's group health plan.

  The Brock 1979 Stock Option Plan will be amended to provide that all options to purchase Brock Common Stock outstanding on the date of the Merger Agreement will become fully vested prior to the Effective Time and will expire upon the Effective Time unless exercised prior to the Effective Time.

INDEMNIFICATION

  The Merger Agreement provides that, for a period of five years after the Effective Time, Key Production (i) shall not amend or otherwise modify certain limitation of liability and indemnification provisions of Brock's Charter and By-laws in a manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of Brock in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such amendment or modification is required by law, and (ii) shall guarantee the performance by Brock of its obligations under such provisions to the extent of the excess, if any, of (A) the net worth of Brock as of the Effective Time over (B) the net worth of Brock as of the date of any claim under such provisions by a person referred to in the foregoing clause (i).

                             STOCKHOLDER AGREEMENT

  In consideration for Key Production's and Merger Sub's execution of the Merger Agreement, the Brock Trust, the holder of 8.5% of the Brock Common Stock, executed a Stockholder Agreement (the "Stockholder Agreement") agreeing to vote any shares of Brock Common Stock owned by such holder (whether owned on the date of such Stockholder Agreement or thereafter acquired) in favor of the Merger and adoption of the Merger Agreement, and against any business combination proposal or other matter that may interfere with or be inconsistent with the Merger or the Merger Agreement (including any Competing Transaction), at any meeting of stockholders of Brock (or consent in lieu thereof) and any adjournment or adjournments thereof. The Stockholder Agreement is not revocable, and provides that the shares of Brock Common Stock subject to the Stockholder Agreement may not be transferred unless the transfer is without consideration and the transferee agrees that the shares transferred will remain subject to the Stockholder Agreement. The Stockholder Agreement further provides that for a period of two years after the Effective Time the Brock Trust will offer to Key Production a right of first refusal before selling any of its shares received in the Merger. The Brock Trust is granted registration rights under the Securities Act with respect to the Key Production Common Stock received by it in the Merger for a period of two years. An irrevocable trust administered by BankOne, Fort Worth, Texas, which owns approximately 25% of the Brock Common Stock, has been granted registration rights under the Securities Act with respect to the Key Production Common Stock to be received by it in the Merger. Mr. and Mrs. Brock are the trust beneficiaries.

  The Stockholder Agreement has been filed as an Exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, and is incorporated herein by reference.

            MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

  The Key Production Common Stock is traded on the Nasdaq National Market under the symbol "KPCI" and the Brock Common Stock is traded on the American Stock Exchange under the symbol "BKE." The following table sets forth the range of high and low per share sale prices for Key Production Common Stock and Brock Common Stock for the periods indicated, as reported on the Nasdaq National Market and American Stock Exchange, respectively. No dividends were paid in 1995 or in 1994 on either the Key Production Common Stock or the Brock Common Stock.

                                             KEY PRODUCTION        BROCK
                                             --------------- -----------------
                                              HIGH     LOW     HIGH     LOW
                                             ------- ------- -------- --------
   1994
     First Quarter.......................... $4      $ 2 3/4 $3 3/4   $2 5/16
     Second Quarter.........................  4 3/4   3       3 1/2    2 3/4
     Third Quarter..........................  4 3/4   3 5/8   3 11/16  2 11/16
     Fourth Quarter.........................  5 3/8   3 1/2   4 1/8    2 3/8
   1995
     First Quarter.......................... $5      $ 4 1/2 $4 5/8   $3 9/16
     Second Quarter.........................  6 3/8   4 5/8   4 3/8    3 1/4
     Third Quarter..........................  5 3/4   5       3 15/16  2 3/4
     Fourth Quarter.........................  5 3/4   4 5/8   3 3/4    2 3/4
   1996
     First Quarter (through February   ,
      1996)................................. $       $       $        $

  On December 21, 1995, the last trading day prior to the announcement by Key Production and Brock that they had executed the Merger Agreement, the closing per share sale prices of Key Production Common Stock and Brock Common Stock, as reported on the Nasdaq National Market and American Stock Exchange, respectively, were $5.00 and $3 5/8, respectively. See the cover page of this Joint Proxy Statement/Prospectus for a recent closing price of Key Production Common Stock and Brock Common Stock.

  Following the Merger, Key Production Common Stock will continue to be traded on the Nasdaq National Market. Following the Merger, Brock Common Stock will cease to be traded on the American Stock Exchange, and there will be no further market for such stock.

  No dividends were paid in 1995 or in 1994 on either the Key Production Common Stock or the Brock Common Stock and neither company has any present intention of paying dividends in the immediate future. The terms of Brock's current revolving credit facility includes restrictions on the payment of dividends. Under its Credit Agreement with NationsBank, Key Production may not make dividend payments exceeding $100,000 during any fiscal year, nor may dividends exceed $.30 per share.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated condensed financial statements reflect adjustments to the historical consolidated balance sheets and income statements of Key Production and Brock giving effect to the Merger under the purchase method of accounting for business combinations, assuming an Exchange Ratio of .6897 shares of Key Production Common Stock for each share of Brock Common Stock, and reflecting certain assumptions described in the notes to the unaudited pro forma consolidated condensed financial statements. The unaudited pro forma consolidated condensed balance sheet at September 30, 1995, assumes the Merger was consummated as of September 30, 1995 and the unaudited pro forma consolidated condensed statements of income assume the Merger was consummated as of January 1, 1994.

  The following pro forma consolidated condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Key Production and Brock that are incorporated by reference into and attached to this Joint Proxy Statement/Prospectus. The pro forma consolidated condensed statements of income are not necessarily indicative of operating results that would have occurred had the Merger been consummated as of January 1, 1994, nor are they indicative of future operating results of the combined companies.

                         KEY PRODUCTION COMPANY, INC.
             PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                        HISTORICAL           PRO FORMA
                                      --------------- ------------------------
                                        KEY    BROCK  ADJUSTMENTS CONSOLIDATED
                                      -------  ------ ----------- ------------
                                                  (IN THOUSANDS)
Revenues:
  Oil and gas production revenues.... $14,168  $6,650  $    --      $20,818
  Other revenues.....................      40     649        15         704
                                      -------  ------  --------     -------
                                       14,208   7,299        15      21,522
                                      -------  ------  --------     -------
Operating Expenses:
  Depreciation, depletion and amorti-
   zation............................   5,393   1,785        61       7,239
  Operating costs....................   4,792   2,788       --        7,580
  Abandonment expenses/dry hole
   costs.............................     --      225     (225)         --
  Administrative, selling and other..   1,076   1,632   (1,497)       1,211
  Financing costs:
    Interest costs...................     586     631      (142)      1,075
    Capitalized interest.............    (422)    --        --         (422)
    Interest income..................     (10)    --        --          (10)
                                      -------  ------  --------     -------
                                       11,415   7,061    (1,803)     16,673
                                      -------  ------  --------     -------
Income Before Income Taxes...........   2,793     238     1,818       4,849
Provision for Income Taxes...........     600      67       691       1,358
                                      -------  ------  --------     -------
Net Income...........................  $2,193   $ 171  $  1,127      $3,491
                                      =======  ======  ========     =======
Net Income Per Common and Common
 Equivalent Share....................  $ 0.23  $ 0.04       --       $ 0.28
                                      =======  ======  ========     =======
Weighted Average Common and Common
 Equivalent Shares Outstanding.......   9,623   3,904     2,759      12,382
                                      =======  ======  ========     =======

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                          KEY PRODUCTION COMPANY, INC.
              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1994

                                       HISTORICAL            PRO FORMA
                                     ---------------- ------------------------
                                       KEY     BROCK  ADJUSTMENTS CONSOLIDATED
                                     -------  ------- ----------- ------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Oil and gas production revenues... $16,307  $ 9,042   $   --      $25,349
  Other revenues....................     330    2,087      (930)      1,487
                                     -------  -------   -------     -------
                                      16,637   11,129      (930)     26,836
                                     -------  -------   -------     -------
Operating Expenses:
  Depreciation, depletion and
   amortization.....................   5,328    3,247      (721)      7,854
  Operating Costs...................   5,103    4,462       --        9,565
  Abandonment expenses/dry hole
   costs............................     --       123      (123)        --
  Administrative, selling and
   other............................   1,432    2,274    (2,094)      1,612
  Financing costs:
    Interest costs..................     446      859      (306)        999
    Capitalized interest............    (309)     --        --         (309)
    Interest income.................    (110)     --        --         (110)
                                     -------  -------   -------     -------
                                      11,890   10,965    (3,244)     19,611
                                     -------  -------   -------     -------
Income Before Income Taxes..........   4,747      164     2,314       7,225
Provision for Income Taxes..........   1,804      --        879       2,683
                                     -------  -------   -------     -------
Net Income.......................... $ 2,943  $   164   $ 1,435     $ 4,542
                                     =======  =======   =======     =======
Net Income Per Common and Common
 Equivalent Share................... $  0.30  $  0.04       --      $  0.36
                                     =======  =======   =======     =======
Weighted Average Common and Common
 Equivalent Shares Outstanding......   9,808    3,943     2,759      12,567
                                     =======  =======   =======     =======


 See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                          KEY PRODUCTION COMPANY, INC.
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                               SEPTEMBER 30, 1995

                                      HISTORICAL             PRO FORMA
                                    ----------------  ------------------------
                                      KEY     BROCK   ADJUSTMENTS CONSOLIDATED
                                    -------  -------  ----------- ------------
                                                 (IN THOUSANDS)
              ASSETS
Current Assets:
  Cash and cash equivalents........ $   444  $ 2,385    $   --      $ 2,829
  Receivables......................   3,072    1,751       (350)      4,473
  Prepaid expenses and deposits....     412      147        --          559
                                    -------  -------    -------     -------
                                      3,928    4,283       (350)      7,861
                                    -------  -------    -------     -------
Oil and Gas Properties, net........  51,279   15,316      3,621      70,216
Other Assets, net..................     623    1,190       (511)      1,302
                                    -------  -------    -------     -------
                                    $55,830  $20,789    $ 2,760     $79,379
                                    =======  =======    =======     =======
   LIABILITIES AND STOCKHOLDERS'
               EQUITY
Current Liabilities:
  Accounts payable................. $ 1,364  $ 1,185    $   --      $ 2,549
  Accrued lease operating expense
   and other.......................   1,520       31        (50)      1,501
                                    -------  -------    -------     -------
                                      2,884    1,216        (50)      4,050
                                    -------  -------    -------     -------
Long-Term Debt.....................  11,400    9,425        --       20,825
                                    -------  -------    -------     -------
Deferred Credits and Other
 Noncurrent Liabilities:
  Income taxes.....................   3,144      --         997       4,141
  Other............................   1,919    1,503       (410)      3,012
                                    -------  -------    -------     -------
                                      5,063    1,503        587       7,153
                                    -------  -------    -------     -------
Stockholders' Equity:
  Common stock.....................   2,914      410       (340)      2,984
  Paid-in capital..................  34,397      755        587      35,739
  Retained Earnings................   8,628    8,156     (8,156)      8,628
  Treasury stock, at cost..........  (9,456)    (676)    10,132         --
                                    -------  -------    -------     -------
                                     36,483    8,645      2,223      47,351
                                    -------  -------    -------     -------
                                    $55,830  $20,789    $ 2,760     $79,379
                                    =======  =======    =======     =======

 See accompanying notes to unaudited pro forma consolidated condensed financial statements

                         KEY PRODUCTION COMPANY, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

  The unaudited pro forma statements of income were prepared using Key Production and Brock audited income statements for the year ended December 31, 1994 and Key Production and Brock unaudited income statements for the nine month periods ended September 30, 1995, and using the adjustments and assumptions described below. The unaudited pro forma balance sheet was prepared using Key Production and Brock unaudited balance sheets dated September 30, 1995 and the adjustments and assumptions described below.

NOTE 2--PRO FORMA ADJUSTMENTS

  Key Production uses the full cost method of accounting (full cost) for oil and gas producing activities whereas Brock uses the successful efforts method of accounting (successful efforts). A major difference between the two methods is that exploration costs are capitalized under full cost, but expensed under successful efforts. The pro forma adjustments convert Brock's historical data to the full cost method of accounting.

  Other revenues--Other revenues have been reduced by the gain/loss on disposal of oil and gas properties and equipment. The gain or loss would not be recognized as other revenue under full cost accounting rules.

  Depreciation, depletion and amortization--Depreciation, depletion and amortization expense has been adjusted to reflect the differences between full cost and successful efforts accounting.

  Abandonment/dry hole costs--An adjustment has been made to remove these costs from the income statement. Abandonment and dry hole costs would be capitalized per full cost accounting rules.

  Administrative, selling and other--General and administrative expense has been reduced for anticipated economies of scale. As discussed in more detail in "The Companies--Post-Merger Profile and Strategy," subsequent to the Merger, Key expects to maintain an office in New Orleans. Staff in that office will be involved in exploration and acquisition activities and therefore, in accordance with the full cost accounting rules, the personnel and other expenses related to operating that office will be capitalized. Accounting, land and other functions relating to the existing Brock properties will be performed by personnel in Key's corporate office in Denver. The pro forma adjustment eliminates the actual administrative expense reported by Brock for the nine months ended September 30, 1995 and the twelve months ended December 31, 1994 since all administrative support will be provided by the Denver office of Key. An additional $15,000 per month is included in the pro forma calculation to cover salaries, benefits and other expenses for four additional accounting and land employees in the Denver office.

  Interest expense--Subsequent to consummation of the Merger, Key intends to utilize its existing revolving credit facility with NationsBank to repay Brock's outstanding debt. This facility allows Key to borrow up to $50 million subject to borrowing base limits which are tied to the value of Key's oil and gas reserves. The combined value of Key's and Brock's oil and gas reserves subsequent to the Merger will be more than adequate to allow Key to increase its currently elected $22 million borrowing base to the level necessary to repay Brock's existing debt. The interest rate terms in Key's facility are tied to Key's debt-to-capitalization ratio. Consummation of the Merger is not expected to negatively impact that ratio. Brock's debt was borrowed at the prime rate which was higher than the interest rate that applied to Key Production's debt for the same periods. Interest expense has been reduced to reflect the difference in Key Production's and Brock's borrowing arrangements.

  Provision for income taxes--A provision for income taxes has been calculated on the above pro forma adjustments using a combined federal and state rate of 38 percent.

  Receivables--In accordance with purchase accounting rules, Brock's assets and liabilities are to be recorded at their fair market value at the date the Merger is consummated. Subsequent to preparation of its September 30, 1995 balance sheet, Brock determined that a portion of its existing accounts receivable balance may be uncollectible. An adjustment has been made to record a provision for uncollectible receivables. This adjustment reduces the carrying value of accounts receivable to an amount which approximates the fair market value.

  Oil and gas properties--The adjustment to oil and gas properties reflects the amount to be recorded based on purchase accounting rules including the required provision for additional deferred taxes.

  Other Assets, net--The Brock defined benefit pension plan will be terminated. The prepaid pension asset has been eliminated and an accrual for the anticipated costs relating to terminating the plan has been made.

  Accrued lease operating expense and other--The net reduction in accrued expenses is due to the accrual discussed above and to the elimination of the current and long-term portions of the gas balancing liability reflected in Brock's balance sheet. Key Production uses the cash method of accounting for gas imbalances and therefore the balance sheet does not reflect these amounts.

  Deferred taxes--A deferred tax liability was calculated on the estimated increase in carrying value of the Brock oil and gas properties. The tax liability was calculated at 38 percent.

  Other noncurrent liabilities--Other liabilities had a net decrease due to the following: 1) The long-term gas balancing liability of $718,000 will be eliminated. (See accrued expenses.) 2) The Brock retirement liability will become vested and increase by $308,000 due to a change in control provision.

  Stockholders' Equity--Key Production will issue approximately 2,800,000 shares of common stock to accomplish the merger, or one Key Production share for each 1.45 Brock share held. Key Production will use treasury shares first (approximately 2,477,691 shares) and then issue new shares (approximately 281,309 shares) for the difference. Additional paid-in capital will be increased based on the average Key Production Common Stock price at the time of the merger announcement.

NOTE 3--EXPENSES OF THE MERGER

  Direct expenses incurred by Key Production in connection with the Merger are considered part of the cost of the company being acquired and will be capitalized. These costs include fees paid to outside consultants for legal, accounting and financial printing services and severance payments and change of control bonuses that will be paid to Brock employees under the terms of Brock's existing plans. The terms of the Brock severance and change of control plans are discussed in more detail in "Certain Terms of the Merger Agreement-- Certain Benefit Plans and Severance."

NOTE 4--PRO FORMA OIL AND GAS RESERVE INFORMATION (UNAUDITED)

  The tables set forth below reflect unaudited pro forma disclosures of certain oil and gas reserve information as of December 31, 1994. The information was prepared from, and should be read in conjunction with, the related information contained in the Key's 1994 10-K and Brock's 1994 10-K that are incorporated by reference into and attached to this Joint Proxy Statement/Prospectus.

Production Information, Average Sales Prices and Production Costs for the Year Ended December 31, 1994

                                                                    Pro Forma
                                                                   ------------
                                                                    Oil    Gas
                                                                   ------ -----
  Production (oil in thousands of barrels and gas in million cubic
   feet)..........................................................    855 6,891
  Average Sales Price (per barrel of oil and per Mcf of gas)...... $14.79 $1.88

  Average Production Cost Per Equivalent Mcf......................     $.80

Productive Wells at December 31, 1994

                                                                Pro Forma
                                                          ----------------------
                                                              Oil        Gas
                                                          ----------- ----------
                                                          Gross  Net  Gross Net
                                                          ----- ----- ----- ----
Midcontinent.............................................   164  34.7  412  66.9
Gulf Coast...............................................   284  35.4  165  24.1
Rocky Mountains..........................................   699  64.3  105   4.2
California...............................................     1    .1  --    --
                                                          ----- -----  ---  ----
                                                          1,148 134.5  682  95.2
                                                          ===== =====  ===  ====

Net acres (pro forma) at December 31, 1994

Developed............................................................... 120,100
Undeveloped............................................................. 546,400

Estimated Quantities of Proved Oil and Gas Reserves at December 31, 1994

                                                                Pro Forma
                                                          ----------------------
                                                          Gas (MMcf) Oil (MBbls)
                                                          ---------- -----------
Total Proved Reserves--Developed and Undeveloped
 Beginning of year.......................................   39,912      3,644
  Revisions of Previous Estimates........................     (942)        71
  Improved Recovery......................................      --         245
  Extensions and Discoveries.............................    5,574        690
  Purchases of Reserves..................................    9,169      2,494
  Production.............................................   (6,891)      (855)
  Sales of Properties....................................     (104)      (148)
                                                            ------      -----
 End of year.............................................   46,718      6,141
                                                            ======      =====
Proved Developed Reserves
 Beginning of year.......................................   26,564      3,428
 End of year.............................................   34,344      5,476

Discounted Future Net Cash Flows and Changes Relating to Proved Reserves at December 31, 1994

                                                                      Pro Forma
(IN THOUSANDS)                                                        ---------
Cash Inflows........................................................  $182,946
Production and Development Costs....................................   (73,921)
Income Tax Expense..................................................   (22,877)
                                                                      --------
Net Cash Flows......................................................    86,148
10% Annual Discount Rate............................................   (28,136)
                                                                      --------
Discounted Future Net Cash Flows....................................  $ 58,012
                                                                      ========
Following are the principal sources of changes in the discounted fu-
 ture net cash flows:
Sales, net of production costs......................................  $(16,191)
Net change in prices and production costs...........................    (5,838)
Extensions, discoveries and improved recovery, net of related
 costs..............................................................     7,989
Change in future development costs..................................      (477)
Revision of quantities..............................................       305
Accretion of discount...............................................     5,129
Change in income taxes..............................................      (514)
Purchases of reserves in place......................................    18,913
Sales of properties.................................................      (550)
Change in production rates and other................................    (1,265)
                                                                      --------
                                                                      $  7,501
                                                                      ========

              PRINCIPAL STOCKHOLDERS OF KEY PRODUCTION AND BROCK

KEY PRODUCTION

  The following table indicates the beneficial ownership as of the Record Date of the Key Production Common Stock by each director, by each person known by Key Production to own more than 5% of the outstanding shares of Key Production Common Stock, Key Production's Chief Executive Officer and Key Production's other executive officers whose total annual salary and bonus exceeds $100,000 and by all directors and executive officers of Key Production as a group. Except as otherwise indicated below, the ownership reflects sole voting and investment power by the beneficial owner.

                                                      PERCENTAGE   PERCENTAGE
                                                       OF CLASS     OF CLASS
                                                        BEFORE       AFTER
                                     SHARES OF       CONSUMMATION CONSUMMATION
                                      COMMON            OF THE       OF THE
   BENEFICIAL OWNER                    STOCK            MERGER       MERGER
   ----------------                  ---------       ------------ ------------
   F.H. Merelli.....................   746,650(1)(4)     7.99%        6.17%
   Cortlandt S. Dietler.............    85,500(2)         .96%         .73%
   Timothy J. Moylan................    90,600(2)        1.02%         .78%
   Monroe W. Robertson..............   181,650(3)(4)     2.02%        1.55%
   All Directors and Executive
    Officers as a Group
    (6 Persons)..................... 1,258,750(5)       12.88%       10.05%

--------
(1) Includes 151,000 shares held in Mr. Merelli's IRA account and options for 500,000 shares, one-third of which vested September 1, 1993, one-third of which vested September 1, 1994, and one-third of which vested on September 1, 1995.
(2) Includes options for 45,000 shares of common stock, one-third of which vested December 9, 1993, one-third of which vested December 9, 1994, and one-third of which vested on December 9, 1995.
(3) Includes options for 150,000 shares of common stock, one-third of which vested January 4, 1994, one-third of which vested January 4, 1995, and one-third of which vested on January 4, 1996.
(4) Includes 25,650 shares held by Messrs. Merelli and Robertson as Trustees of the Company's 401(k) retirement plan.
(5) Includes options for 920,000 shares of common stock, vesting at various dates beginning September 1, 1993.

BROCK

  The following table indicates the beneficial ownership as of the Record Date of the Brock Common Stock, and of Key Production Common Stock after the Merger, by each director of Brock, by each person known by Brock to own more than 5% of the outstanding shares of Brock Common Stock, Brock's Chief Executive Officer and the Brock's other executive officers whose total annual salary and bonus exceeds $100,000 and by all directors and executive officers of Brock as a group. Except as otherwise indicated below, the ownership reflects sole voting and investment power by the beneficial owner.

                                                              PERCENTAGE OF
                                                              KEY PRODUCTION
                                 SHARES OF     PERCENTAGE   COMMON STOCK AFTER
    BENEFICIAL OWNER            COMMON STOCK    OF CLASS  CONSUMMATION OF MERGER
    ----------------            ------------   ---------- ----------------------
   Lawrence E. Brock...........    325,811(a)     8.54%           1.94%
   Lorena Rowan Brock..........    325,811(a)     8.54%           1.94%
   Brock Trust.................    325,811(a)     8.54%           1.94%
   BancOne Forth Worth, Texas,
    Trustee....................    893,658(b)    23.42%           5.31%
   Lawrence E. Brock, III--
    Trust......................     40,000(c)     1.05%            .24%
   Kenneth J. Stucke...........     82,700(d)     2.10%            .49%
   Michael R. Barham...........     35,950(d)      .91%            .21%
   Robin A. Seibert............     34,750(d)      .88%            .20%
   E. Peter Corcoran...........    130,365        3.42%            .77%
   John W. Cooke, R. ..........      1,000         .03%             *
   John W. Owensby.............      5,000         .13%            .02%
   All Directors and Executive
    Officers as a Group
    (8 Persons)................  1,549,234(d)    39.39%           9.44%

--------
*   Less than one hundredth of one percent.
(a) These shares are held in a trust in which Mr. and Mrs. Brock are the beneficiaries. As Trustee, Mr. Brock has voting and dispositive powers with respect to the shares. Mr. Brock's address is 225 Baronne, Suite 700, New Orleans, Louisiana 70112.

(b) These shares are held in an irrevocable trust administered by BancOne, P.O. Box 2050, Fort Worth, Texas 73713. Mr. and Mrs. Brock are the trust beneficiaries. BancOne has voting and dispositive powers with respect to the shares.


(c) These shares are held in a trust for the benefit of Lawrence E. Brock,
    III. Lawrence E. Brock, as Trustee, has voting and dispositive powers with respect to the shares. Mr. and Mrs. Brock disclaim beneficial ownership of these shares.

(d) Includes shares issuable pursuant to stock options exercisable currently or within 60 days as follows: Mr. Stucke, 51,250 shares; Mr. Barham, 33,250 shares; Mr. Seibert, 33,750 shares and all executive officers and directors as a group, 118,250 shares.

                  DESCRIPTION OF KEY PRODUCTION CAPITAL STOCK

GENERAL

  At the Record Date, the authorized capital stock of Key Production consisted of 50,000,000 shares of common stock, of which 8,849,468 shares were outstanding.

  The description set forth below of the Key Production Common Stock constitutes a brief summary of certain provisions of the Key Production Charter and By-Laws, all of which are filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and are incorporated herein by reference. Such summary does not purport to be complete and is qualified by reference to such documents.

COMMON STOCK

  Each share of Key Production Common Stock has one vote on all matters on which stockholders are entitled or permitted to vote, including the election or removal of directors. Holders of the Key Production Common Stock have no redemption or conversion rights, participate ratably in any distribution of assets to stockholders in liquidation, and have no preemptive or other subscription rights. Cumulative voting is not permitted in the election of directors. Holders of the Key Production Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of Key Production out of funds legally available therefor. All outstanding shares of Key Production Common Stock are, and the shares to be issued pursuant to the Merger Agreement will be, fully paid and nonassessable. American Securities Transfer, Incorporated is the Transfer Agent and Registrar for the Key Production Common Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  Key is subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless
(i) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation excluding shares owned by officers or directors of the corporation and by certain employee stock plans, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 3/4% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.

                           RESTRICTIONS ON DIVIDENDS

  Under its Credit Agreement with NationsBank, Key Production may not make dividend payments exceeding $100,000 during any fiscal year, nor may dividends exceed $.30 per share. No dividends were paid in 1995 or in 1994 on the Key Production Common Stock.

          COMPARATIVE RIGHTS OF KEY PRODUCTION AND BROCK STOCKHOLDERS

  If the Merger is consummated, the stockholders of Brock will become stockholders of Key Production. The rights of the stockholders of both Key Production and Brock are governed by and subject to the provisions of the DGCL. The rights of current Brock stockholders following the Merger will be governed by the Key Production Charter and Key Production's By-Laws rather than the provisions of the Brock Charter and Brock's By-Laws. The following is a brief summary of certain differences between the rights of Key Production stockholders and the rights of Brock stockholders, and is qualified by reference to the relevant provisions of the DGCL, the Key Production Charter, Key Production's By-Laws, the Brock Charter and Brock's By-Laws.

POWER TO CALL SPECIAL MEETINGS

  Key Production's By-Laws provide that a special meeting of stockholders may be called by a majority of directors then in office or by the Chief Executive Officer of Key Production. Brock's By-Laws provide that a special meeting of stockholders may be called by the President, a majority of the Board of Directors or by the holders of at least two-thirds of the stock entitled to vote at the meeting.

CERTAIN MATTERS PRESENTED AT STOCKHOLDERS MEETINGS BY STOCKHOLDERS

  Key Production's By-Laws require that if a stockholder wishes to nominate directors for election or present matters for consideration at a meeting of stockholders, he generally must give notice to the secretary of Key Production not less than 60 nor more than 90 days before the first anniversary of the preceding year's annual meeting, with certain exceptions, and the notice must contain certain specified information. In order for the stockholders to approve any proposal to request the Board of Directors to take specified action, a majority of the outstanding stock entitled to vote must be voted for the proposal. The Brock Charter and Brock's By-Laws contain no similar restrictions.

  Also see "Description of Key Production Capital Stock."

                        INDEPENDENT PUBLIC ACCOUNTANTS

  It is expected that representatives of Arthur Andersen LLP will be present at the Key Production Special Meeting and representatives of Ernst & Young LLP will be present at the Brock Special Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

  The validity of the Key Production Common Stock offered hereby has been passed upon for Key Production by Holme Roberts & Owen LLC, Denver, Colorado. Certain tax consequences of the Merger have been passed upon for Brock by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.

                                    EXPERTS

  The financial statements of Key Production as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994, included in Key Production's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority as said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for income taxes as discussed in Note 3 to the financial statements.

  The consolidated financial statements of Brock Exploration Corporation appearing in Brock's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            STOCKHOLDERS' PROPOSALS

  Any proposals of holders of Key Production Common Stock intended to be presented at the Annual Meeting of Stockholders of Key Production to be held in 1997 must be received by Key Production, addressed to the Corporate Secretary at One Norwest Center, 20th Floor, 1700 Lincoln Street, Denver, Colorado 80203-4520, no later than December 31, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. It is too late for stockholders of Key Production to submit proposals to be presented at the 1996 Annual Meeting.

  If the Merger is not consummated, any proposals of stockholders of Brock intended to be presented at the Annual Meeting of Stockholders of Brock to be held in 1996 must have been received by Brock, addressed to the Secretary at 225 Baronne Street, Suite 700, New Orleans, Louisiana 70112-1707, no later than March 1, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1995 (this "Agreement"), is by and among Key Production Company, Inc., a Delaware corporation ("Key"), Key Acquisition One, Inc., a Delaware corporation and wholly owned subsidiary of Key ("Merger Sub"), and Brock Exploration Corporation, a Delaware corporation ("Brock"). Key and Merger Sub are sometimes referred to herein as the "Key Companies."

  WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into Brock (the "Merger"), and pursuant thereto, the issued and outstanding shares of common stock, $.10 per share, of Brock ("Brock Common Stock") not owned directly or indirectly by Brock or the Key Companies or their respective subsidiaries will be converted into the right to receive shares of common stock, $.25 par value, of Key (the "Key Common Stock"), as set forth herein;

  WHEREAS, the Board of Directors of Brock, after actively soliciting and considering business combination proposals and indications of interest from other persons, has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Brock and is fair to, and in the best interests of, Brock and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended adoption of this Agreement by the stockholders of Brock;

  WHEREAS, the Board of Directors of Key has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Key and is fair to, and in the best interests of, Key and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended approval by the stockholders of Key of the issuance of Key Common Stock in connection with this Agreement;

  WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and Key, as the sole stockholder of Merger Sub, will adopt this Agreement promptly after the execution hereof by the parties hereto; and

  WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitute a plan of reorganization;

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02 of this Agreement), Merger Sub shall be merged with and into Brock. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Brock shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section 9.03 hereof.

  SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Key Production as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, or at such other date, time and place as Key and Brock may agree; provided, that the conditions set forth in Article VII shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date". As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or such later date or time agreed upon by Key and Brock and set forth therein, being the "Effective Time"). For all Tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

  SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.

  SECTION 1.04. Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of Brock, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation until amended as provided therein and pursuant to Delaware Law. The bylaws of Brock, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and pursuant to Delaware Law.

  SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

  SECTION 2.01. Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Key Companies, Brock or their respective stockholders:

    (a) Subject to the other provisions of this Article II, each share of Brock Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Brock Common Stock described in Section 2.01(b) of this Agreement) shall be converted into the right to receive .6897 share of Key Common Stock (the "Exchange Ratio"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Key Common Stock or Brock Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (b) Notwithstanding any provision of this Agreement to the contrary, each share of Brock Common Stock held in the treasury of Brock and each share of Brock Common Stock owned by Key or any direct or indirect wholly owned subsidiary of Key or of Brock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

    (c) All shares of Brock Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing Brock Common Stock outstanding immediately prior to the Effective Time (other than Brock Common Stock described in Section 2.01(b) of this Agreement) ("Converted Shares") shall thereafter represent the right to receive, subject to Section 2.02(e) of this Agreement, that number of shares of Key Common Stock determined pursuant to the Exchange Ratio and, if applicable, cash pursuant to Section 2.02(e) of this Agreement (the "Merger Consideration"). The holders of certificates previously evidencing Converted Shares shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such certificates previously evidencing Converted Shares shall be exchanged for certificates evidencing whole shares of Key Common Stock upon the surrender of such Certificates in accordance with the provisions of Section 2.02 of this Agreement, without interest. No fractional shares of Key Common Stock shall be issued in connection with the Merger and, in lieu thereof, a cash payment shall be made pursuant to
  Section 2.02(e) of this Agreement.

    (d) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.10 per share, of the Surviving Corporation.

  SECTION 2.02. Exchange and Surrender of Certificates.

  (a) As of the Effective Time, Key shall deposit, or shall cause to be deposited with American Securities Transfer, Inc. (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of Brock Common Stock (the "Brock Certificates"), for exchange in accordance with this Article II, certificates representing the shares of Key Common Stock (such certificates for shares of Key Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for such shares of Brock Common Stock.

  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Brock Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Brock Certificates shall pass, only upon delivery of the Brock Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Key and Brock may reasonably specify) and (ii) instructions for use in effecting the surrender of the Brock Certificates in exchange for certificates representing shares of Key Common Stock. Upon surrender of a Brock Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Brock Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Key Common Stock which such holder has the right to receive in respect of the Brock Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Brock Common Stock then held by such holder), and the Brock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Brock Common Stock which is not registered in the transfer records of Brock, a certificate representing the proper number of shares of Key Common Stock may be issued to a transferee if the Brock Certificate representing such Brock Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.02, each Brock Certificate shall be deemed at any time after the Effective Time to represent only the Key Common Stock into which the shares of Brock Common Stock represented by such Brock Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Key Common Stock as contemplated by this
Section 2.02.

  (c) After the Effective Time, there shall be no further registration of transfers of Brock Common Stock. If, after the Effective Time, certificates representing shares of Brock Common Stock are presented to Key or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Agreement.

  (d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.02(a) or the Exchange Fund that remains unclaimed by the holders of shares of Brock Common Stock one year after the Effective Time shall be returned to Key, upon demand, and any such holder who has not exchanged its shares of Brock Common Stock in accordance with this Section 2.02 prior to that time shall thereafter look only to Key for payment of the Merger Consideration in respect of its shares of Brock Common Stock. Notwithstanding the foregoing, Key shall not be liable to any holder of Brock Common Stock for any amount paid to a public official pursuant to applicable abandoned property escheat or similar laws.

  (e) No dividends, interest or other distributions with respect to shares of Brock Common Stock shall be paid the holder of any unsurrendered Brock Certificates until such Brock Certificates are surrendered as provided in this
Section 2.02. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the shares of Key Common Stock into which such shares of Brock Common Stock were converted all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

  (f) No certificates or scrip evidencing fractional shares of Key Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Key. In lieu of any such fractional shares, each holder of a certificate previously evidencing Converted Shares, upon surrender of such certificate for exchange pursuant to this Article II, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price of Key Common Stock on the Nasdaq National Market as reported in the Wall Street Journal for the date of the Effective Time (or, if there is no trading activity in Key Common Stock on the Nasdaq National Market on such date, the first date of trading of Key Common Stock on the Nasdaq National Market after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all Converted Shares held of record by such holder at the Effective Time).

  (g) Key shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Key (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Key, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Key.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BROCK

  Brock hereby represents and warrants to the Key Companies that:

  SECTION 3.01. Organization and Qualification; Subsidiaries. Each of Brock and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Brock Material Adverse Effect. The term "Brock Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the financial condition, results of operations or current or future business of Brock and its subsidiaries, taken as a whole. Schedule 3.01 of the disclosure schedule delivered to Key by Brock on the date hereof (the "Brock Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all Brock's directly or indirectly owned subsidiaries, together with
(A) the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by Brock or another subsidiary of Brock, and (B) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in
Section 9.03(g) of this Agreement. Neither Brock nor any of its subsidiaries owns an equity interest in any other partnership or joint venture arrangement or other business entity that is material to the financial condition, results of operations or current or future business of Brock and its subsidiaries, taken as a whole.

  SECTION 3.02. Charter and Bylaws. Brock has heretofore furnished to Key complete and correct copies of the charter and the bylaws or the equivalent organizational documents, in each case as amended or restated, of Brock and each of its subsidiaries. Neither Brock nor any of its subsidiaries is in violation of any of the provisions of its charter or any material provision of its bylaws (or equivalent organizational documents).

  SECTION 3.03. Capitalization.

  (a) As of the date of this Agreement (1) 3,823,742 shares were issued and outstanding, (2) authorized capital stock of Brock consists of (i) 8,000,000 shares of Brock Common Stock, of which 276,660 shares were held in treasury by Brock and (3) 169,000 shares were reserved for future issuance pursuant to outstanding stock options ("Stock Options") granted pursuant to Brock's 1979 Stock Option Plan (the "Option Plan"); and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share ("Brock Preferred Stock"), of which no shares are issued and outstanding. Except as described in this Section 3.03 or in
Schedule 3.03(a) to the Brock Disclosure Schedule, as of the date of this Agreement, no shares of capital stock of Brock are reserved for any purpose. Each of the outstanding shares of capital stock of, or other equity interests in, each of Brock and its subsidiaries is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of Brock or any of its subsidiaries, or any agreement to which Brock or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by Brock or a subsidiary of Brock are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Brock's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

  (b) Except as set forth in Section 3.03(a) above or in Schedule 3.03(b)(i) to the Brock Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Brock or any of its subsidiaries is a party relating to the issued or unissued capital stock of Brock or any of its subsidiaries or obligating Brock or any of its subsidiaries to grant, issue or sell any shares of the capital stock of Brock or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Schedule 3.03(b)(ii) to the Brock Disclosure Schedule, there are no obligations, contingent or otherwise, of Brock or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of Brock Common Stock or other capital stock of Brock, or the capital stock or other equity interests of any subsidiary of Brock; or (ii) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of Brock or any other person. Except as described in Schedule 3.03(b)(iii) to the Brock Disclosure Schedule, neither Brock nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of Brock set forth in Schedule 3.01 to the Brock Disclosure Schedule). Except as set forth in Schedule 3.03(b)(iv) to the Brock Disclosure Schedule and except for any agreements, arrangements or commitments between Brock and its subsidiaries or between such subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Brock or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which Brock or any of its subsidiaries is a party or by which Brock or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of Brock or any of its subsidiaries.

  (c) Brock has made available to Key complete and correct copies of (i) the Option Plan and the forms of options issued pursuant to the Option Plan, including all amendments thereto and (ii) all options that are not in the form thereof provided under clause (i) above. Schedule 3.03(c) to the Brock Disclosure Schedule sets forth a complete and correct list of all outstanding options, restricted stock or any other stock awards (the "Stock Awards") granted under the Option Plan or otherwise, setting forth as of the date hereof
(i) the number and type of Stock Awards, (ii) the exercise price of each outstanding Stock Option, and (iii) the number of Stock Options exercisable.

  SECTION 3.04. Authority. Brock has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of Brock as described in Section 3.15 hereof). The execution and delivery of this Agreement by Brock and the consummation by Brock of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Brock are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of Brock as described in Section 3.15 hereof). This Agreement has been duly executed and delivered by Brock and, assuming the due authorization, execution and delivery thereof by the Key Companies, constitutes the legal, valid and binding obligation of Brock.

  SECTION 3.05. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by Brock does not, and the consummation of the transactions contemplated hereby in accordance with its terms will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Brock or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Brock or any of its subsidiaries or by which any of their respective properties is bound or subject or (iii) except as described in Schedule 3.05 to the Brock Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Brock or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Brock or any of its subsidiaries is a party or by or to which Brock or any of its subsidiaries or any of their respective properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not have a Brock Material Adverse Effect. The Board of Directors of Brock has taken all actions necessary under Delaware Law, including approving the transactions contemplated by this Agreement and taking appropriate actions under Section 203 of Delaware Law, to ensure that the restrictions on business combinations set forth in Section 203 of Delaware Law do not, and will not, apply with respect to or as a result of the transactions contemplated by this Agreement.

  (b) The execution and delivery of this Agreement by Brock does not, and consummation of the transactions contemplated hereby will not, require Brock to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities or blue sky laws ("Blue Sky Laws"), and the filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Brock from performing its obligations under this Agreement and would not have a Brock Material Adverse Effect.

  SECTION 3.06. Permits; Compliance. Each of Brock and its subsidiaries and to Brock's knowledge each third party operator of any of Brock's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Brock Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Brock, threatened regarding suspension or cancellation of any of the Brock Permits, except where the failure to possess, or the suspension or cancellation of, such Brock Permits would not have a Brock Material Adverse Effect. Neither Brock nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to Brock or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the Brock Permits, except for any such conflicts, defaults or violations that would not have a Brock Material Adverse Effect. During the period commencing on January 1, 1994 and ending on the date hereof, neither Brock nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except as set forth in Schedule 3.06 of the Brock Disclosure Schedule and except for written notices relating to possible conflicts, defaults or violations that would not have a Brock Material Adverse Effect.

  SECTION 3.07. Reports; Financial Statements.

  (a) Since December 31, 1992, Brock and its subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC") including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "Brock SEC Reports") and (B) any applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a Brock Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.07(a) being referred to herein, collectively, as the "Brock Reports"). The Brock Reports, including all Brock Reports filed after the date of this Agreement and prior to the Effective Time, (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to Brock SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Brock SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Brock SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles and (B) with respect to Brock SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of Brock and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year- end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Brock and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

  SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in Brock SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 3.08 to the Brock Disclosure Schedule, since September 30, 1995 Brock and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Brock or any of its subsidiaries; (ii) any material change by Brock or its subsidiaries in their accounting methods, principles or practices; (iii) except for dividends by a subsidiary of Brock to Brock or another subsidiary of Brock, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Brock Common Stock or the shares of stock of, or other equity interests in, any subsidiary of Brock, or any redemption, purchase or other acquisition by Brock or any of its subsidiaries of any of Brock's securities or any of the securities of any subsidiary of Brock; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of Brock or its subsidiaries; (v) any revaluation by Brock or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (vi) any entry by Brock or any of its subsidiaries into any commitment or transaction material to Brock and its subsidiaries, taken as a whole (other than this Agreement and the transactions contemplated hereby);
(vii) any material increase in indebtedness for borrowed money; or (viii) a Brock Material Adverse Effect.

  SECTION 3.09. Absence of Litigation. Except as disclosed in the Brock SEC Reports filed prior to the date of this Agreement or as set forth in Schedule
3.09 to the Brock Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Brock, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Brock, threatened against Brock or any of its subsidiaries or any properties or rights of Brock or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a Brock Material Adverse Effect), and neither Brock nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Brock, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have a Brock Material Adverse Effect.

  SECTION 3.10. Employee Benefit Plans; Labor Matters.

  (a) Schedule 3.10(a) to the Brock Disclosure Schedule sets forth each employee benefit plan (as such term is defined in ERISA section 3(3)) maintained or contributed to during the past five years by Brock or any member of its ERISA Group or with respect to which Brock or any member of its ERISA Group could incur liability under Section 4069, 4212(c) or 4204 of ERISA, and any other retirement, pension, stock option, stock appreciation right, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding, except for any such plans, agreements, practices, or arrangements (i) with respect to former employees who are not receiving or entitled to benefits or (ii) with respect to which Brock could not incur more than $20,000 of liability (collectively, the "Brock Benefit Plans"). For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code section 414(b), (c), (m), or (o) of which Brock is a member. Brock has made available to Key correct and complete copies of all Brock Benefit Plans (including a detailed written description of any Brock Benefit Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to Brock) and, with respect to each Brock Benefit Plan, a copy of each of the following, to the extent each is applicable to each Brock Benefit Plan: (i) the most recent favorable determination letter, (ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request, (iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption, (iv) each insurance contract, trust agreement, or other funding vehicle, (v) the three most recently filed Forms 5500 plus all schedules and attachments, (vi) the three most recent actuarial valuations, and (vii) each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Brock Benefit Plan during the past five years that describes the terms of the Brock Benefit Plan.

  (b) With respect to the Brock Benefit Plans, no event has occurred and, to the knowledge of Brock, there exists no condition or set of circumstances, in connection with which Brock or any member of its ERISA Group could be subject to any liability under the terms of such Brock Benefit Plans, ERISA, the Code or any other applicable Law which would have a Brock Material Adverse Effect. Except as otherwise set forth on Schedule 3.10(b) to the Brock Disclosure Schedule,

    (i) As to any Brock Benefit Plan intended to be qualified under Section 401 of the Code, such Brock Benefit Plan satisfies the requirements of such Section and there has been no termination or partial termination of such Brock Benefit Plan within the meaning of Section 411(d)(3) of the Code;

    (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Brock, threatened against, or with respect to, any of the Brock Benefit Plans or their assets, any plan sponsor, or any fiduciary (as such term is defined in Section 3(21) of ERISA), and Brock has no knowledge of any facts that could give rise to any actions, suits or claims;

    (iii) All contributions required to be made to the Brock Benefit Plans pursuant to their terms and provisions have been made timely;

    (iv) As to any Brock Benefit Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA, no notice of intent to terminate the Brock Benefit Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under
  Section 4042 of ERISA to terminate the Plan, and no liability to the Pension Benefit Guaranty Corporation or to the Plan has been incurred;

    (v) Neither Brock nor any party in interest (as such term is defined in ERISA section 3(14)) nor any disqualified person has engaged in any prohibited transaction within the meaning of ERISA section 406 or Code section 4975 that would subject Brock to any liability;

    (vi) Based on the Exchange Ratio set forth in Section 2.01 on the date hereof and assuming no material increase in the market value of the Key Common Stock through the Effective Time, the consummation of the transactions contemplated by this Agreement will not give rise to any acceleration of vesting of payments or options, the acceleration of the time of making any payments, or the making of any payments, which in the aggregate would result in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of the excise under Section 4999 of the Code;

    (vii) All annuity contracts purchased to provide benefits under a Brock Benefit Plan that is subject to Title IV of ERISA were purchased in compliance with the requirements of Department of Labor, Pension and Welfare Benefits Administration, Interpretive Bulletin 95-1 (March 3, 1995) and the fiduciary responsibility requirements of ERISA; and

    (viii) Brock has reserved funds that are at least equal to the present value of the vested and unvested benefits under Brock's Supplemental Executive Retirement Plan (SERP), and the SERP may be terminated without the commitment of any additional funds.

  (c) Neither Brock nor any member of its ERISA Group is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by Brock or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against Brock or any of its subsidiaries which may interfere with the respective business activities of Brock or any of its subsidiaries. To the knowledge of Brock, none of Brock, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Brock or its subsidiaries, and there is no pending or threatened charge or complaint against Brock or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

  (d) Except as disclosed in Schedule 3.10(a) to the Brock Disclosure Schedule, neither Brock nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 3.10(d) to the Brock Disclosure Schedule sets forth, and Brock has made available to Key true and correct copies of, (i) all employment agreements with officers of Brock or its subsidiaries; (ii) all agreements with consultants of Brock or its subsidiaries obligating Brock or any subsidiary to make annual cash payments in an amount exceeding $50,000; (iii) all non-competition agreements with Brock or a subsidiary executed by officers of Brock; and (iv) all plans, programs, agreements and other arrangements of Brock or its subsidiaries with or relating to its directors.

  (e) Except as provided in Schedule 3.10(e) to the Brock Disclosure Schedule,
(x) no Brock Benefit Plan provides retiree medical or retiree life insurance benefits to any person and (y) neither Brock nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and each such Brock Benefit Plan or arrangement may be amended or terminated by Brock or its subsidiaries at any time without liability.

  (f) Neither Brock nor any member of its ERISA Group contribute to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to or has any secondary liability under ERISA section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

  (g) Except as contemplated by this Agreement or as set forth in Schedule 3.10(g), Brock has not amended, or taken any other actions with respect to any of the Brock Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement since December 31, 1994.

  (h) With respect to each Brock Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such Brock Benefit Plan complies and has complied with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, or, if ERISA and the Code do not apply, the requirements of applicable state law, except where the failure to so comply would not have a Brock Material Adverse Effect.

  SECTION 3.11. Taxes.

  (a) (1) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of Brock have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct. Except to the extent that the applicable statute of limitations has expired, all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Brock with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time.

    (2) Brock has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

    (3) Brock has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

    (4) There are no liens on any of the assets of Brock with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

    (5) Brock does not have any liability under Treasury Regulation (S) 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which Brock is the common parent corporation.

    (6) Except to the extent that the applicable statute of limitations has expired, Brock has made available to Key complete copies of: (i) all federal and state income and franchise tax returns of Brock for all periods since the formation of Brock, and (ii) all tax audit reports, work papers statements of deficiencies, closing or other agreements received by Brock or on its behalf relating to Taxes, and

    (7) Brock does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Key.

  (b) Except as disclosed on Schedule 3.11(b) of the Brock Disclosure Schedule:

    (1) There is no audit of any Returns of Brock by a governmental or taxing authority in process, pending or, to the knowledge of Brock, threatened (formally or informally).

    (2) Except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of Brock, and no notice (either formally or informally) has been received by Brock that it has not filed a Return or paid Taxes required to be filed or paid by it.

    (3) Brock is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved.

    (4) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Brock.

    (5) No action has been taken that would have the effect of deferring any liability for Taxes for Brock from any period prior to the Effective Time to any period after the Effective Time.

    (6) There are no requests for rulings, subpoenas or requests for information pending with respect to Brock.

    (7) No power of attorney has been granted by Brock, with respect to any matter relating to Taxes.

    (8) Brock has never been included in an affiliated group of corporations, within the meaning of section 1504 of the Code, other than in the current affiliated group of which Brock is the common parent corporation.

    (9) Brock is not (nor has it ever been) a party to any tax sharing agreement between affiliated corporations.

    (10) The amount of liability for unpaid Taxes of Brock for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes, as such accruals are reflected on the balance sheet of Brock as of the Closing Date.

  (c) Except as disclosed on Schedule 3.11(c) of the Brock Disclosure Schedule:

    (1) Brock has not made an election, and is not required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code.

    (2) Brock has not issued or assumed any indebtedness that is subject to section 279(b) of the Code.

    (3) Brock has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

    (4) No election has been made under Section 338 of the Code with respect to Brock and no action has been taken that would result in any income tax liability to Brock as a result of a deemed election within the meaning of
  Section 338 of the Code.

    (5) No consent under Section 341(f) of the Code has been filed with respect to Brock.

    (6) Brock has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

    (7) Brock has not disposed of any property that is presently being accounted for under the installment method.

    (8) Brock is not a party to any interest rate swap, currency swap or similar transaction.

    (9) Brock has not participated in any international boycott as defined in Code Section 999.

    (10) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to Brock under Treasury Regulations (S)(S) 1.1502-13 or 1.1502-14.

    (11) Brock has not made and will not make any election under Treasury Regulation (S) 1.1502-20(g)(1) (or any similar provision) with respect to the reattribution of net operating losses of Brock.

    (12) There is no excess loss account under Treasury Regulation (S)1.1502-19 with respect to the stock of Brock or any subsidiary.

    (13) Brock is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

    (14) Brock has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income tax provisions.

    (15) Brock does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

    (16) The Merger is not subject to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

  (d) To the extent the following information is contained therein, the tax returns and tax work papers provided by Brock to Key contained, as of the respective dates thereof, accurate and complete information with respect to:

    (1) All material tax elections in effect with respect to Brock;

    (2) The current tax basis of the assets of Brock;

    (3) The current and accumulated earnings and profits of Brock;

    (4) The net operating losses of Brock by taxable year;

    (5) The net capital losses of Brock;

    (6) The tax credit carry overs of Brock;

    (7) The overall foreign losses of Brock under section 904(f) of the Code that is subject to recapture.

  (e) The tax returns and tax work papers provided by Brock to Key contain accurate and complete information with respect to the net operating losses, net operating loss carry forwards and other tax attributes of Brock, and the extent to which they are are subject to any limitation under Code sections 381, 382, 383, or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and there is nothing that would prevent Brock from utilizing these net operating losses, net operating loss carry forwards or other tax attributes as so limited if it had sufficient income.

  (f) (1) For purposes of this Agreement the term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, required to be paid, withheld or collected.

    (2) For the purposes of this agreement, the term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

    (3) All references to "Brock" in this section 3.11 shall include all subsidiaries of Brock and where appropriate in this section 3.11, the singular shall include the plural.

  SECTION 3.12. Tax Matters.

  (a) Neither Brock nor, to the knowledge of Brock, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

  (b) There is no plan or intention by any stockholder of Brock who owns five percent or more of Brock Common Stock, and to the knowledge of Brock there is no plan or intention on the part of any of the remaining stockholders of Brock, to sell, exchange or otherwise dispose of a number of shares of Key Common Stock to be received in the Merger that would reduce the Brock stockholders' ownership of Key Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the Brock Common Stock (including shares of Brock Common Stock exchanged for cash in lieu of fractional shares of Key Common Stock) outstanding immediately prior to the Effective Time.

  (c) Immediately following the Merger, Brock will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by Brock to pay Merger expenses and all redemptions and distributions made by Brock will be included as assets of Brock immediately prior to the Merger.

  (d) Brock and the holders of Brock Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger.

  (e) There is no intercorporate indebtedness existing between Brock and Key or between Brock and Merger Sub that was issued, acquired or will be settled at a discount.

  (f) Brock is not an investment company as defined in section
368(a)(2)(F)(iii) and (iv) of the Code.

  (g) Brock is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

  SECTION 3.13. Certain Business Practices. None of Brock, any of its subsidiaries or any directors, officers, agents or employees of Brock or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or
(iii) made any other unlawful payment.

  SECTION 3.14. Environmental Matters. Except for matters disclosed in Schedule
3.14 to the Brock Disclosure Schedule and except for matters that would not result, individually or in the aggregate with all other such matters, in liability to Brock or any of its subsidiaries in excess of $500,000, (i) the properties, operations and activities of Brock and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) Brock and its subsidiaries and the properties and operations of Brock and its subsidiaries are not subject to any existing, pending or, to the knowledge of Brock, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Brock or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of Brock or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and Brock and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Brock and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and Brock and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements;
(v) to Brock's knowledge, there are no physical or environmental conditions existing on any property of Brock or its subsidiaries or resulting from Brock's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on Brock or any of its subsidiaries under any Environmental Laws; (vi) to Brock's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by Brock and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes;
(vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by Brock or its subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim against Brock or any of its subsidiaries for damages or compensation; and (viii) Brock and its subsidiaries have made available to Key all non-privileged internal and external environmental audits and studies and all non-privileged correspondence on substantial environmental matters in the possession of Brock or its subsidiaries relating to any of the current or former properties or operations of Brock and its subsidiaries. To Brock's knowledge, except for matters disclosed in Schedule 3.14 to the Brock Disclosure Schedule, the operations of each third party operator of any of Brock or its subsidiaries' properties are in compliance with the terms of this Section 3.14.

  For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

  SECTION 3.15. Vote Required. The only vote of the holders of any class or series of Brock capital stock necessary to approve the Merger and adopt this Agreement is the affirmative vote of the holders of at least two-thirds of the outstanding shares of Brock Common Stock.

  SECTION 3.16. Brokers. Except as set forth in Schedule 3.16 to the Brock Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brock. Prior to the date of this Agreement, Brock has made available to Key a complete and correct copy of all agreements referenced in
Schedule 3.16 to the Brock Disclosure Schedule pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

  SECTION 3.17. Insurance. Brock and each of its subsidiaries are currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

  SECTION 3.18. Properties.

  (a) With respect to Brock and its subsidiaries' non-oil and gas properties, except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of the most recent balance sheet contained in the Form 10-Q referred to below, Brock and its subsidiaries have good and marketable title free and clear of all liens, the existence of which would have a Brock Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in Brock's most recent consolidated balance sheet contained in Brock's most recent Brock SEC Report on Form 10-Q filed prior to the date hereof as being owned by Brock and its subsidiaries as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of

Brock or its subsidiaries are held under valid instruments enforceable by Brock or its subsidiaries in accordance with their respective terms. Substantially all of Brock's and its subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

  (b) With respect to Brock and its subsidiaries' oil and gas properties,
Schedule 3.18(b) to the Brock Disclosure Schedule lists, as of the date of this Agreement, all of the producing oil and gas properties owned by Brock and its subsidiaries (the "Brock Oil and Gas Properties") and certain information with respect thereto. Other than matters that do not have a Brock Material Adverse
Effect:

    (i) Brock and its subsidiaries have Defensible Title to all of the Brock Oil and Gas Properties, subject to and except for the Permitted
  Encumbrances and as would be acceptable to a reasonably prudent operator of oil and gas properties.

      (A) As used herein, the term "Defensible Title" shall mean as to the wells and properties described in the column "Lease Name" in Schedule 3.18(b) to the Brock Disclosure Schedule (individually called a "Property"), such title as will enable Brock and its subsidiaries to receive not less than the net revenue interests set forth on Schedule 3.18(b) to the Brock Disclosure Schedule of all hydrocarbons and other minerals produced from each Property, and which will obligate Brock and its subsidiaries to bear costs and expenses relating to the maintenance, development, and operations of each Property not greater than the working interests set forth on Schedule 3.18(b) to the Brock Disclosure Schedule.

      (B) As used herein, the term "Permitted Encumbrances" shall mean:

        (1) lessors' royalties, overriding royalties, division orders, reversionary interests and net profits interests and similar burdens which do not operate to reduce the net revenue interests in any Property below those set forth on Schedule 3.18(b) to the Brock Disclosure Schedule;

        (2) the terms and conditions of the oil, gas and mineral leases (the "Brock Leases") related to the Brock Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Brock Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

        (3) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

        (4) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

        (5) conventional rights of reassignment obligating Brock and its subsidiaries to reassign their interests in a portion of the Brock Oil and Gas Properties to a third party in the event Brock and its subsidiaries intend to release or abandon such interest;

        (6) calls on or preferential rights to purchase production at not less than prevailing prices;

        (7) covenants, conditions, and other terms to which the Brock Oil and Gas Properties were subject when acquired by Brock and its subsidiaries and are not such as to materially interfere with the operation, value, use and enjoyment of the Brock Oil and Gas Properties;

        (8) rights reserved to or vested in any Governmental Entity to control or regulate any of the Brock Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Entity;

        (9) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Brock Oil and Gas Properties that are not such as to materially interfere with the operation, value or use thereof; and

        (10) all other liens, charges, encumbrances, limitations, obligations, defects and irregularities affecting any portion of the Brock Oil and Gas Properties which would not have a material adverse effect on the operation, value, use and enjoyment thereof.

      (ii) Except as described in Schedule 3.18(b)(ii) to the Brock Disclosure Schedule, the Brock Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Brock Oil and Gas Properties, and to its knowledge, Brock has never been advised directly or indirectly by any lessor under any Brock Lease or by any other party of a default under any such Lease or of any requirements or demands to drill additional wells on any of the lands included within any of the Brock Oil and Gas Properties.

      (iii) Neither Brock nor any of its subsidiaries is in default under any contract or agreement pertaining to the Brock Oil and Gas Properties. Except as specifically indicated on Schedule 3.18(b)(iii) to the Brock Disclosure Schedule and except for hydrocarbon sales contracts with a term not greater than six months, no hydrocarbons produced from the Brock Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to the Brock Oil and Gas Properties or the rights therefrom.

      (iv) All royalties, rentals and other payments due under the Brock Leases have been properly and timely paid, and all conditions necessary to keep the Brock Leases in force have been fully performed.

      (v) Except for gas balancing agreements containing customary provisions, neither Brock nor any of its subsidiaries is obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Brock Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

      (vi) Except as set forth on Schedule 3.18(b)(vi) to the Brock Disclosure Schedule, with respect to Authorizations for Expenditure executed on or after September 30, 1995, and covering expenditures exceeding $20,000 attributable to Brock or its subsidiaries' interest,

    (1) there are no outstanding calls under Authorizations for Expenditures for payments which are due or which Brock has committed to make which have not been made;

    (2) there are no material operations with respect to which Brock has become a non-consenting party where the effect of such non-consent is not disclosed on Schedule 3.18(b) to the Brock Disclosure Schedule, and

    (3) there are no commitments for the expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

      (vii) Except as set forth on Schedule 3.18(b)(vii) to the Brock Disclosure Schedule, there are no Brock Oil and Gas Properties to which Brock or any of its subsidiaries is either "over-produced" or "under-produced" which singly or in the aggregate would have a Brock Material Adverse Effect.

  SECTION 3.19. Certain Contracts and Restrictions. Other than agreements, contracts or commitments listed elsewhere in the Brock Disclosure Schedule,
Schedule 3.19 to the Brock Disclosure Schedule lists, as of the date of this Agreement, each agreement, contract or commitment (including any amendments thereto) to which Brock or any of its subsidiaries is a party or by which Brock or any of its subsidiaries is bound (i) involving consideration during the next twelve months in excess of $50,000 or (ii) which is otherwise material to the financial condition, results of operations or current or future business of Brock and its subsidiaries, taken as a whole. As of the date of this Agreement and except as indicated on the Brock Disclosure Schedule, (i) Brock has fully complied with all the terms and conditions of all agreements, contracts and commitments listed in the Brock Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, (ii) Brock has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

  SECTION 3.20. Easements. The business of Brock and its subsidiaries has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses and similar rights relating to real property used by Brock and its subsidiaries in its business (collectively, "Brock Easements") except for violations that have not resulted and will not result in a Brock Material Adverse Effect. All material Brock Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

  SECTION 3.21. Futures Trading and Fixed Price Exposure. None of Brock or any of its subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.

  SECTION 3.22. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of Brock and no statement by Brock or other information contained in the Brock Disclosure Schedule or any document incorporated therein by reference or delivered by Brock to Key since the date of the Confidentiality Agreement, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

  SECTION 3.23. Opinion of Financial Advisor. Brock has received the opinion of Stephens Inc. to the effect that, as of the date of delivery of such opinion, the Key Common Stock to be received by the holders of Brock Common Stock in the Merger is fair, from a financial point of view, to such holders. Brock will promptly deliver to Key a true and complete written copy of such opinion.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF KEY COMPANIES

         THE KEY COMPANIES HEREBY REPRESENT AND WARRANT TO BROCK THAT:

  SECTION 4.01. Organization and Qualification. Each of the Key Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Key Material Adverse Effect. The term "Key Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, results of operations or current or future business of Key. Key has no subsidiaries and does not own an equity interest in any other partnership or joint venture arrangement or other business entity that is material to the financial condition, results of operations or current or future business of Key.

  SECTION 4.02. Charter and Bylaws. Key has heretofore furnished to Brock a complete and correct copy of the charter and bylaws, as amended or restated, of each of the Key Companies. None of the Key Companies is in violation of any of the provisions of its charter or any material provision of its bylaws.

  SECTION 4.03. Capitalization.

  (a) The authorized capital stock of Key consists of 50,000,000 shares of Key Common Stock, of which, as of the date of this Agreement, (i) 8,846,455 shares were issued and outstanding, (ii) 2,809,895 shares were held in treasury by Key and (iii) 1,090,000 shares were reserved for future issuance pursuant to outstanding stock options. Except as described in this Section 4.03 or in
Schedule 4.03(a) of the disclosure schedule delivered to Brock by Key on the date hereof (the "Key Disclosure Schedule"), as of the date of this Agreement, no shares of capital stock of Key are reserved for any purpose. The outstanding shares of capital stock of Key are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of Key subject to) any preemptive or similar rights created by statute, the charter or bylaws of Key, or any agreement to which Key is a party or bound.

  (b) Except as set forth in Section 4.03(a) above or in Schedule 4.03(b)(i) to the Key Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Key is a party relating to the issued or unissued capital stock of Key or obligating Key to grant, issue or sell any shares of the capital stock of Key, by sale, lease, license or otherwise. Except as set forth in Schedule 4.03(b)(ii) to the Key Disclosure Schedule, there are no obligations, contingent or otherwise, of Key to (i) repurchase, redeem or otherwise acquire any shares of Key Common Stock or other capital stock of Key; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any person. Except as described in Schedule 4.03(b)(iii) to the Key Disclosure Schedule, Key (x) does not directly or indirectly own, (y) has not agreed to purchase or otherwise acquire or (z) does not hold any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.03(b)(iv) to the Key Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Key. Except as set forth in Schedule 4.03(b)(v), there are no voting trusts, proxies or other agreements or understandings to which Key is a party or by which Key is bound with respect to the voting of any shares of capital stock of Key.

  (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share ("Merger Sub Common Stock"). As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock were issued and outstanding and held by Key, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's charter or bylaws or any agreement to which Merger Sub is a party or is bound.

  (d) The shares of Key Common Stock to be issued pursuant to the Merger (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Key's charter or bylaws or any agreement to which Key is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws and (iii) listed on the Nasdaq National Market.

  SECTION 4.04. Authority. Each of the Key Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the issuance of the Key Common Stock in the Merger, the approval thereof by the holders of the Key Common Stock as described in Section 4.11). The execution and delivery of this Agreement by each of the Key Companies and the consummation by each of the Key Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any of the Key Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the issuance of the Key Common Stock in the Merger, the approval thereof by the holders of the Key Common Stock as described in Section 4.11). This Agreement has been duly executed and delivered by each of the Key Companies and, assuming the due authorization, execution and delivery thereof by Brock, constitutes the legal, valid and binding obligation of each of the Key Companies.

  SECTION 4.05. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by each of the Key Companies does not, and the consummation of the transactions contemplated hereby will not
(i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Key, (ii) conflict with or violate any Laws applicable to Key or by which any of its properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Key pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Key is a party or by or to which Key or any of its properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation or liens or encumbrances described in clause (iii) that would not have a Key Material Adverse Effect.

  (b) The execution and delivery of this Agreement by each of the Key Companies does not, and the consummation of the transactions contemplated hereby will not, require any of the Key Companies to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws and the filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, prevent any of the Key Companies from performing its obligations under this Agreement and would not have a Key Material Adverse Effect.

  SECTION 4.06. Permits; Compliance. As of the date of this Agreement, Key and to Key's knowledge each third party operator of any of Key's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Key Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Key, threatened regarding suspension or cancellation of any of the Key Permits, except where the failure to possess, or the suspension or cancellation of, such Key Permits would not have a Key Material Adverse Effect. Key is not in conflict with, or in default or violation of (a) any Law applicable to Key or by or to which any of its properties is bound or subject or (b) any of the Key Permits, except for any such conflicts, defaults or violations described in the Key SEC Reports filed prior to the date hereof or which would not have a Key Material Adverse Effect. During the period commencing on January 1, 1994 and ending on the date hereof, Key has not received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations described in the Key SEC Reports filed prior to the date hereof or that would not have a Key Material Adverse Effect.

  SECTION 4.07. Reports; Financial Statements.

  (a) Since December 31, 1992, Key has filed (i) all forms, reports, statements and other documents required to be filed with (A) the SEC, including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively, the "Key SEC Reports") and (B) any applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a Key Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 4.07(a) being referred to herein, collectively, as the "Key Reports"). The Key Reports, including all Key Reports filed after the date of this Agreement and prior to the Effective Time (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Key SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Key SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Key SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles and
(B) with respect to Key SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the financial position of Key as of the respective dates thereof and the results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such financial statements is not necessarily indicative of the financial position of Key as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

  SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in the Key SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 4.08 to the Key Disclosure Schedule, since September 30, 1995, Key has conducted its business only in the ordinary course and in a manner consistent with past practice, and there has not been: (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Key; (ii) any material change by Key in its accounting methods, principles or practices;
(iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Key Common Stock or any redemption, purchase or other acquisition by Key of any of Key's securities; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of Key; (v) any revaluation by Key of any of its assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; or (vi) a Key Material Adverse Effect.

  SECTION 4.09. Absence of Litigation. Except as disclosed in the Key SEC Reports filed prior to the date of this Agreement or as set forth in Schedule
4.09 to the Key Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Key, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge or Key, threatened against Key or any properties or rights of Key (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a Key Material Adverse Effect) and Key is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Key, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters which would not have a Key Material Adverse Effect.

  SECTION 4.10. Tax Matters. None of the Key Companies nor, to the knowledge of Key, any of their affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

  SECTION 4.11. Vote Required. The only vote of the holders of any class or series of Key capital stock necessary to approve the issuance of the Key Common Stock in the Merger is, pursuant to the rules of the Nasdaq National Market and Delaware Law, the affirmative vote of the holders of a majority of the shares of Key Common Stock voted on the proposal to so issue the Key Common Stock. Key, as the sole stockholder of Merger Sub, will promptly vote to approve the Merger and adopt this Agreement.

  SECTION 4.12. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Key Companies.

  SECTION 4.13. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Key Companies and no statement by the Key Companies or other information contained in the Key Disclosure Schedule or any document incorporated therein by reference or delivered by Key to Brock since the date of the Confidentiality Agreement, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

  SECTION 4.14. Employee Benefit Plans; Labor Matters.

  (a) Schedule 4.14(a) to the Key Disclosure Schedule sets forth each employee benefit plan (as such term is defined in ERISA section 3(3)) maintained or contributed to during the past five years by Key or any member of its ERISA Group or with respect to which Key or any member of its ERISA Group could incur liability under Section 4069, 4212(c) or 4204 of ERISA, and any other retirement, pension, stock option, stock appreciation right, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding, except for any such plans, agreements, practices, or arrangements (i) with respect to former employees who are not receiving or entitled to benefits or (ii) with respect to which Key could not incur more than $20,000 of liability (collectively, the "Key Benefit Plans"). For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code section 414(b), (c), (m), or (o) of which Key is a member. Key has made available to Brock correct and complete copies of all Key Benefit Plans (including a detailed written description of any Key Benefit Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to Key) and, with respect to each Key Benefit Plan, a copy of each of the following, to the extent each is applicable to each Key Benefit Plan: (i) the most recent favorable determination letter, (ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request,
(iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption, (iv) each insurance contract, trust agreement, or other funding vehicle, (v) the three most recently filed Forms 5500 plus all schedules and attachments, (vi) the three most recent actuarial valuations, and (vii) each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Key Benefit Plan during the past five years that describes the terms of the Key Benefit Plan.

  (b) With respect to the Key Benefit Plans, no event has occurred and, to the knowledge of Key, there exists no condition or set of circumstances, in connection with which Key or any member of its ERISA Group could be subject to any liability under the terms of such Key Benefit Plans, ERISA, the Code or any other applicable Law which would have a Key Material Adverse Effect. Except as otherwise set forth on Schedule 4.14(b) to the Key Disclosure Schedule,

    (i) As to any Key Benefit Plan intended to be qualified under Section 401 of the Code, such Key Benefit Plan satisfies the requirements of such Section and there has been no termination or partial termination of such Key Benefit Plan within the meaning of Section 411(d)(3) of the Code;

    (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Key, threatened against, or with respect to, any of the Key Benefit Plans or their assets, any plan sponsor, or any fiduciary (as such term is defined in Section 3(21) of ERISA), and Key has no knowledge of any facts that could give rise to any actions, suits or claims;

    (iii) All contributions required to be made to the Key Benefit Plans pursuant to their terms and provisions have been made timely;

    (iv) As to any Key Benefit Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA, no notice of intent to terminate the Key Benefit Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under
  Section 4042 of ERISA to terminate the Plan, and no liability to the Pension Benefit Guaranty Corporation or to the Plan has been incurred; and

    (v) Neither Key nor any party in interest (as such term is defined in ERISA section 3(14)) nor any disqualified person has engaged in any prohibited transaction within the meaning of ERISA section 406 or Code section 4975 that would subject Key to any liability.

  (c) Neither Key nor any member of its ERISA Group is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by Key. There is no pending or threatened labor dispute, strike or work stoppage against Key which may interfere with the respective business activities of Key. To the knowledge of Key, none of Key or any of its representatives or employees has committed any unfair labor practices in connection with the operation of the business of Key, and there is no pending or threatened charge or complaint against Key by the National Labor Relations Board or any comparable state agency.

  (d) Except as disclosed in Schedule 4.14(a) to the Key Disclosure Schedule, Key is not a party to or is bound by any severance agreements, programs or policies. Schedule 4.14(d) to the Key Disclosure Schedule sets forth, and Key has made available to Brock true and correct copies of, (i) all employment agreements with officers of Key; (ii) all agreements with consultants of Key obligating Key to make annual cash payments in an amount exceeding $50,000;
(iii) all non-competition agreements with Key executed by officers of Key; and
(iv) all plans, programs, agreements and other arrangements of Key with or relating to its directors.

  (e) Except as provided in Schedule 4.14(e) to the Key Disclosure Schedule,
(x) no Key Benefit Plan provides retiree medical or retiree life insurance benefits to any person and (y) Key is not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and each such Key Benefit Plan or arrangement may be amended or terminated by Key at any time without liability.

  (f) Neither Key nor any member of its ERISA Group contribute to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to or has any secondary liability under ERISA section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

  (g) Except as contemplated by this Agreement or as set forth in Schedule 4.14(g), Key has not amended, or taken any other actions with respect to any of the Key Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 4.14(d) of this Agreement since December 31, 1994.

  (h) With respect to each Key Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such Key Benefit Plan complies and has complied with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, or, if ERISA and the Code do not apply, the requirements of applicable state law, except where the failure to so comply would not have a Key Material Adverse Effect.

  SECTION 4.15. Taxes.

  (a) (1) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of Key have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct. Except to the extent that the applicable statute of limitations has expired, all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Key with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time.

    (2) Key has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

    (3) Key has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

    (4) There are no liens on any of the assets of Key with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

    (5) Key does not have any liability under Treasury Regulation (S) 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which Key is the common parent corporation.

    (6) Except to the extent that the applicable statute of limitations has expired, Key has made available to Brock complete copies of: (i) all federal and state income and franchise tax returns of Key for all periods since the formation of Key, and (ii) all tax audit reports, work papers statements of deficiencies, closing or other agreements received by Key or on its behalf relating to Taxes, and

    (7) Key does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Brock.

  (b) Except as disclosed on Schedule 4.15(b) of the Key Disclosure Schedule:

    (1) There is no audit of any Returns of Key by a governmental or taxing authority in process, pending or, to the knowledge of Key, threatened (formally or informally).

    (2) Except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of Key, and no notice (either formally or informally) has been received by Key that it has not filed a Return or paid Taxes required to be filed or paid by it.

    (3) Key is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved.

    (4) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Key.

    (5) No action has been taken that would have the effect of deferring any liability for Taxes for Key from any period prior to the Effective Time to any period after the Effective Time.

    (6) There are no requests for rulings, subpoenas or requests for information pending with respect to Key.

    (7) No power of attorney has been granted by Key, with respect to any matter relating to Taxes.

    (8) Key has never been included in an affiliated group of corporations, within the meaning of section 1504 of the Code, other than in the current affiliated group of which Key is the common parent corporation.

    (9) Key is not (nor has it ever been) a party to any tax sharing agreement between affiliated corporations.

    (10) The amount of liability for unpaid Taxes of Key for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes, as such accruals are reflected on the balance sheet of Key as of the Closing Date.

  (c) Except as disclosed on Schedule 4.15(c) of the Key Disclosure Schedule:

    (1) Key has not made an election, and is not required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code.

    (2) Key has not issued or assumed any indebtedness that is subject to section 279(b) of the Code.

    (3) No election has been made under Section 338 of the Code with respect to Key and no action has been taken that would result in any income tax liability to Key as a result of a deemed election within the meaning of
  Section 338 of the Code.

    (4) No consent under Section 341(f) of the Code has been filed with respect to Key.

    (5) Key has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

    (6) Key has not disposed of any property that is presently being accounted for under the installment method.

    (7) Key is not a party to any interest rate swap, currency swap or similar transaction.

    (8) Key has not participated in any international boycott as defined in Code Section 999.

    (9) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to Key under Treasury Regulations (S)(S) 1.1502-13 or 1.1502-14.

    (10) Key has not made and will not make any election under Treasury Regulation (S) 1.1502-20(g)(1) (or any similar provision) with respect to the reattribution of net operating losses of Key.

    (11) There is no excess loss account under Treasury Regulation (S)1.1502-19 with respect to the stock of Key.

    (12) Key is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

    (13) Key has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income tax provisions.

    (14) Key does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

    (15) The Merger is not subject to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

  (d) To the extent the following information is contained therein, the tax returns and tax work papers provided by Key to Brock contained, as of the respective dates thereof, accurate and complete information with respect to:

    (1) All material tax elections in effect with respect to Key;

    (2) The current tax basis of the assets of Key;

    (3) The current and accumulated earnings and profits of Key;

    (4) The net operating losses of Key by taxable year;

    (5) The net capital losses of Key;

    (6) The tax credit carry overs of Key;

    (7) The overall foreign losses of Key under section 904(f) of the Code that is subject to recapture.

  (e) The tax returns and tax work papers provided by Key to Brock contain accurate and complete information with respect to the net operating losses, net operating loss carry forwards and other tax attributes of Key, and the extent to which they are subject to any limitation under Code sections 381, 382, 383, or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and there is nothing that would prevent Key from utilizing these net operating losses, net operating loss carry forwards or other tax attributes as so limited if it had sufficient income.

  (f) Where appropriate in this section 4.15, the singular shall include the plural.

  SECTION 4.16. Certain Business Practices. None of Key or any directors, officers, agents or employees of Key has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

  SECTION 4.17. Environmental Matters. Except for matters disclosed in the Key SEC Reports filed prior to the date hereof or disclosed in Schedule 4.17 to the Key Disclosure Schedule, and except for matters that would not, individually or in the aggregate, result in a Key Material Adverse Effect, (i) the properties, operations and activities of Key are in compliance with all applicable Environmental Laws; (ii) Key and the properties and operations of Key are not subject to any existing, pending or, to the knowledge of Key, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Key under any Environmental Law in connection with any aspect of the business of Key, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and Key is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Key has satisfied and is currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and Key has not received any notice of noncompliance with any such financial responsibility requirements; (v) to Key's knowledge, there are no physical or environmental conditions existing on any property of Key or resulting from Key's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on Key under any Environmental Laws; (vi) to Key's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by Key have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes;
(vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances or any pollutant or contaminant into the environment by Key or in connection with its properties or operations that could reasonably be expected to give rise to any claim against Key for damages or compensation; and
(viii) Key has made available to Brock all non-privileged internal and external environmental audits and studies and all non-privileged correspondence on substantial environmental matters in the possession of Key relating to any of the current or former properties or operations of Key. To Key's knowledge, except for matters disclosed in Schedule 4.17 to the Key Disclosure Schedule, the operations of each third party operator of any of Key's properties are in compliance with the terms of this Section 4.17.

  SECTION 4.18. Insurance. Key is currently insured, and during each of the past five calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

  SECTION 4.19. Properties.

  (a) With respect to Key's non-oil and gas properties, except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of the most recent balance sheet contained in the Form 10-Q referred to below, Key has good and marketable title free and clear of all liens, the existence of which would have a Key Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in Key's most recent consolidated balance sheet contained in Key's most recent Key SEC Report on Form 10-Q filed prior to the date hereof as being owned by Key as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by Key are held under valid instruments enforceable by Key in accordance with their respective terms. Substantially all of Key's equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

  (b) With respect to Key's oil and gas properties, Schedule 4.19(b) to the Key Disclosure Schedule lists, as of the date of this Agreement, the material producing oil and gas properties owned by Key (the "Key Oil and Gas Properties") and certain information with respect thereto. Other than matters that do not have a Key Material Adverse Effect:

    (i) Key has Defensible Title to all Key Oil and Gas Properties, subject to and except for the Permitted Encumbrances and as would be acceptable to a reasonably prudent operator of oil and gas properties.

      (A) As used herein, the term "Defensible Title" shall mean as to the wells and properties described in Schedule 4.19(b) to the Key Disclosure Schedule (individually called a "Property"), such title as will enable Key to receive not less than the net revenue interests set forth on Schedule 4.19(b) to the Key Disclosure Schedule of all hydrocarbons and other minerals produced from each Property, and which will obligate Key to bear costs and expenses relating to the maintenance, development, and operations of each Property not greater than the working interests set forth on Schedule 4.19(b) to the Key Disclosure Schedule.

      (B) As used herein, the term "Permitted Encumbrances" shall mean:

        (1) lessors' royalties, overriding royalties, division orders, reversionary interests and net profits interests and similar burdens which do not operate to reduce the net revenue interests in any Property below those set forth on Schedule 4.19(b) to the Key Disclosure Schedule;

        (2) the terms and conditions of the oil, gas and mineral leases (the "Key Leases") related to the Key Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Key Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

        (3) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

        (4) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

        (5) conventional rights of reassignment obligating Key to reassign their interests in a portion of the Key Oil and Gas Properties to a third party in the event Key intends to release or abandon such interest;

        (6) calls on or preferential rights to purchase production at not less than prevailing prices;

        (7) covenants, conditions, and other terms to which the Key Oil and Gas Properties were subject when acquired by Key and are not such as to materially interfere with the operation, value, use and enjoyment of the Key Oil and Gas Properties;

        (8) rights reserved to or vested in any Governmental Entity to control or regulate any of the Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Entity;

        (9) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Key Oil and Gas Properties that are not such as to materially interfere with the operation, value or use thereof; and

        (10) all other liens, charges, encumbrances, limitations, obligations, defects and irregularities affecting any portion of the Key Oil and Gas Properties which would not have a material adverse effect on the operation, value, use and enjoyment thereof.

    (ii) Except as described in Schedule 4.19(b) to the Key Disclosure Schedule, the Key Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Key Oil and Gas Properties, and to the knowledge of Key has never been advised directly or indirectly by any lessor under any such Lease or by any other party of a default under any Key Lease or of any requirements or demands to drill additional wells on any of the lands included within any of the Key Oil and Gas Properties.

    (iii) Key is not in default under any contract or agreement pertaining to the Key Oil and Gas Properties. Except as specifically indicated on
  Schedule 4.19(b) to the Key Disclosure Schedule, and except for hydrocarbon sales contracts with a term not greater than six months, no hydrocarbons produced from the Key Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to the Key Oil and Gas Properties or the rights therefrom.

    (iv) All royalties, rentals and other payments due under the Key Leases have been properly and timely paid, and all conditions necessary to keep the Key Leases in force have been fully performed.

    (v) Except for gas balancing agreements containing customary provisions, Key is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Key Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

    (vi) Except as set forth on Schedule 4.19(b) to the Key Disclosure Schedule, with respect to Authorizations for Expenditure executed on or after September 30, 1995 and covering expenditures exceeding $20,000 attributable to Key's interest,

      (1) there are no outstanding calls under Authorizations for Expenditures for payments which are due or which Key has committed to make which have not been made;

      (2) there are no material operations with respect to which Key has become a non-consenting party where the effect of such non-consent is not disclosed on Schedule 4.19(b) to the Key Disclosure Schedule, and

      (3) there are no commitments for the expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

    (vii) Except as set forth on Schedule 4.19(b) to the Key Disclosure Schedule, there are no Key Oil and Gas Properties to which Key is either "over- produced" or "under-produced" which singly or in the aggregate would have a Key Material Adverse Effect.

  SECTION 4.20. Certain Contracts and Restrictions. Other than agreements, contracts or commitments listed elsewhere in the Key Disclosure Schedule,
Schedule 4.20 to the Key Disclosure Schedule lists, as of the date of this Agreement, each agreement, contract or commitment (including any amendments thereto) to which Key is a party or by which Key is bound (i) involving consideration during the next twelve months in excess of $50,000 or (ii) which is otherwise material to the financial condition, results of operations or current or future business of Key. As of the date of this Agreement and except as indicated on the Key Disclosure Schedule, (i) Key has fully complied with all the terms and conditions of all agreements, contracts and commitments listed in the Key Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, (ii) Key has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

  SECTION 4.21. Easements. The business of Key has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses and similar rights relating to real property used by Key in its business (collectively, "Key Easements") except for violations that have not resulted and will not result in a Key Material Adverse Effect. All material Key Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

  SECTION 4.22. Futures Trading. Except as set forth on Schedule 4.22 to the Key Disclosure Schedule, Key does not engage in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.

                                   ARTICLE V

                                   COVENANTS

  SECTION 5.01. Affirmative Covenants of Brock. Brock hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Key, Brock will and will cause its subsidiaries to:

    (a) operate its business in all material respects in the usual and ordinary course consistent with past practices;

    (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

    (c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

    (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  SECTION 5.02. Negative Covenants of Brock. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Key, from the date of this Agreement until the Effective Time, Brock will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

    (a) (i) increase the compensation payable to or to become payable to any director or executive officer; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) except as may be required by applicable law and actions that are not inconsistent with the provisions of
  Section 6.07 of this Agreement, amend, or take any other actions with respect to, any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

    (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Brock to Brock or another wholly owned subsidiary of Brock;

    (c) (i) except as described in Schedule 3.03(b)(ii) to the Brock Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of Brock in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding Stock Options in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

  (d) (i) except as described in Schedule 3.03(b)(i) to the Brock Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Section 6.07 of this Agreement or for the issuance of shares upon the exercise of outstanding Stock Options or the vesting of restricted stock in accordance with the terms of outstanding Stock Awards); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to optionally accelerate the exercisability of Stock Options;

  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

  (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of oil and gas production in the ordinary course of business and consistent with past practice and except for the sale of oil and gas properties having an individual net present value of $5,000 (discounted at 10% per annum), as set forth in the Aries database provided by Brock to Stephens Inc.;

  (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Brock or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Brock or any of Brock's subsidiaries to take any such action, and Brock shall promptly notify Key of all relevant terms of any such inquiries and proposals received by Brock or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Brock shall promptly deliver or cause to be delivered to Key a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (g) shall prohibit the Board of Directors of Brock from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity to acquire Brock pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of Brock or any of its Significant Subsidiaries, if, and only to the extent that (A) the Board of Directors of Brock, after consultation with and based upon the advice of independent legal counsel (who may be Brock's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity Brock (x) provides written notice to Key to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in that certain Confidentiality Agreement dated as of October 3, 1995 between Key and Brock (the "Confidentiality Agreement"); (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction; or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.02(a) if there exists a Competing Transaction and the Board of Directors of Brock, after consultation with and based upon the advice of independent legal counsel (who may be Brock's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving Brock or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Brock and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Brock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person (other than stockholders as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of Brock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

  (h) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

  (i) adopt or propose to adopt any amendments to its charter or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

  (j) (A) change any of its methods of accounting in effect at December 31, 1994, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $20,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1994, except, in each case, as may be required by Law or generally accepted accounting principles;

  (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 in the aggregate;

  (l) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Brock or substantially less advantageous to Brock than arrangements, agreements or contracts existing on the date hereof;

  (m) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Brock for an amount in excess of $20,000, other than the Participation Agreement with Henry Holding Corporation dated September 1, 1995; or

  (n) agree in writing or otherwise to do any of the foregoing.

  SECTION 5.03. Affirmative and Negative Covenants of Key.

  (a) Key hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Brock, Key will and will cause its subsidiaries to:

    (i) operate its business in all material respects in the usual and ordinary course consistent with past practices;

    (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

    (iii) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

    (iv) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  (b) Except as expressly contemplated by this Agreement or otherwise consented to in writing by Brock, from the date of this Agreement until the Effective Time, Key will not do, and will not permit any of its subsidiaries to do, any of the following:

    (i) knowingly take any action which would result in a failure to maintain the trading of the Key Common Stock on the Nasdaq National Market;

    (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Key to Key or another wholly owned subsidiary of Key;

    (iii) adopt or propose to adopt any amendments to its charter or bylaws, which would have an adverse impact on the consummation of the transactions contemplated by this Agreement; or

    (iv) agree in writing or otherwise to do any of the foregoing.

  SECTION 5.04. Access and Information.

  (a) Brock shall, and shall cause its subsidiaries to (i) afford to Key and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Key Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of Brock and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Key and the Key Representatives such information concerning the business, properties, contracts, records and personnel of Brock and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Key.

  (b) Key shall, and shall cause its subsidiaries to (i) afford to Brock and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Brock Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Key and its subsidiaries and to the books and records thereof and
(ii) furnish promptly to Brock and the Brock Representatives such information concerning the business, properties, contracts, records and personnel of Key and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Brock.

  (c) Notwithstanding the foregoing provisions of this Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

  (d) The information received pursuant to Section 5.04 (a) and (b) shall be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

  SECTION 6.01. Meetings of Stockholders.

  (a) Brock shall, promptly after the date of this Agreement, take all actions necessary in accordance with Delaware Law and its charter and bylaws to convene a special meeting of Brock's stockholders to act on this Agreement (the "Brock Stockholders Meeting"), and Brock shall consult with Key in connection therewith. Brock shall use its best efforts to solicit from stockholders of Brock proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by Delaware Law and its charter and bylaws to approve and adopt this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of Brock, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be Brock's regularly engaged independent legal counsel).

  (b) Key shall, promptly after the date of this Agreement, take all actions necessary in accordance with Delaware Law and its charter and bylaws to convene a special meeting of Key's stockholders to approve the issuance of the Key Common Stock in connection with the Merger pursuant to the requirements of the rules of the Nasdaq National Market (the "Key Stockholders Meeting"). Key shall use its best efforts to solicit from stockholders of Key proxies in favor of the approval of such issuance of Key Common Stock and to secure the vote of stockholders required by the rules of the Nasdaq National Market.

  SECTION 6.02. Registration Statement; Proxy Statements.

  (a) As promptly as practicable after the execution of this Agreement, Key shall prepare and file with the SEC a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"), containing a proxy statement/prospectus for stockholders of Brock (the "Brock Proxy Statement/Prospectus") and a proxy statement and form of proxy for stockholders of Key (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Key's stockholders, the "Key Proxy Statement"), in connection with the registration under the Securities Act of the offer and sale of Key Common Stock to be issued in the Merger and the other transactions contemplated by this Agreement. As promptly as practicable after the execution of this Agreement, Brock shall prepare and file with the SEC a proxy statement that will be the same as the Brock Proxy Statement/Prospectus, and a form of proxy, in connection with the vote of Brock's stockholders with respect to the Merger (such proxy statement and form of proxy, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Brock's stockholders, being the "Brock Proxy Statement"). Each of Key and Brock will use its best efforts to cause the Registration Statement to be declared effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Key Common Stock in the Merger. Each of Key and Brock shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have been declared effective, Brock shall mail the Brock Proxy Statement to its stockholders entitled to notice of and to vote at the Brock Stockholders Meeting and Key shall mail the Key Proxy Statement to its stockholders entitled to notice of and to vote at the Key Stockholders Meeting. The Brock Proxy Statement shall include the recommendation of Brock's Board of Directors in favor of the Merger and adoption of this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of Brock, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be Brock's regularly engaged independent legal counsel). The Key Proxy Statement shall include the recommendation of Key's Board of Directors in favor of approval of the issuance of the Key Common Stock in the Merger.

  (b) The information supplied by Brock for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Brock for inclusion in (i) the Brock Proxy Statement to be sent to the stockholders of Brock in connection with the Brock Stockholders Meeting shall not, at the date the Brock Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Brock Stockholders Meeting or at the Effective Time and (ii) the Key Proxy Statement to be sent to the stockholders of Key in connection with the Key Stockholders Meeting shall not, at the date the Key Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Key Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Brock or any of its affiliates, or its or their respective officers or directors, should be discovered by Brock that should be set forth in an amendment to the Registration Statement or a supplement to the Brock Proxy Statement or the Key Proxy Statement, Brock shall promptly inform Key thereof in writing. All documents that Brock is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

  (c) The information supplied by Key for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Key for inclusion in (i) the Brock Proxy Statement to be sent to the stockholders of Brock in connection with the Brock Stockholders Meeting shall not, at the date the Brock Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Brock Stockholders Meeting or at the Effective Time and (ii) the Key Proxy Statement to be sent to the stockholders of Key in connection with the Key Stockholders Meeting shall not, at the date the Key Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Key Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Key or any of its affiliates, or to their respective officers or directors, should be discovered by Key that should be set forth in an amendment to the Registration Statement or a supplement to the Brock Proxy Statement or the Key Proxy Statement, Key shall promptly inform Brock thereof in writing. All documents that Key is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

  SECTION 6.03. Appropriate Action; Consents; Filings.

  (a) Brock and Key shall each use, and shall cause each of their respective subsidiaries to use, all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Key or Brock or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Key) and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (B) any other applicable Law; provided that Key and Brock shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Brock and Key shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Brock Proxy Statement, the Key Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement.

  (b) Key and Brock agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of Key and Brock also agree to take any and all actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event shall either party take, or be required to take, any action that would or could reasonably be expected to have a Key Material Adverse Effect, and Brock shall not be required to take any action which would be consummated prior to the Effective Time and which would or could reasonably be expected to have a Brock Material Adverse Effect .

  (c) (i) Each of Brock and Key shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Brock Material Adverse Effect from occurring prior to the Effective Time or a Key Material Adverse Effect from occurring after the Effective Time.

    (ii) In the event that any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon Brock and Key, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

  (d) Each of Key and Brock shall promptly notify the other of (w) any material change in its current or future business, financial condition or results of operations, (x) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (y) the institution or the threat of material litigation involving it or any of its subsidiaries or (z) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Brock Disclosure Schedule pursuant to Section 3.09 or the Key Disclosure Schedule pursuant to Section 4.09, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to Brock or Key (or their respective subsidiaries), as the case may be, might reasonably be expected to exceed $100,000 over the life of the matter.

  SECTION 6.04. Affiliates; Tax Treatment.

  (a) Brock shall use all reasonable efforts to obtain from each affiliate of Brock a written agreement substantially in the form of Exhibit A hereto.

  (b) Key shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of Brock who may be affiliates of Brock or Key pursuant to Rule 145 under the Securities Act.

  (c) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

  SECTION 6.05. Public Announcements. Key and Brock shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation. The press release announcing the execution and delivery of this Agreement shall be a joint press release of Key and Brock.

  SECTION 6.06. Nasdaq Listing. Key shall use all reasonable efforts to cause the shares of Key Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the Nasdaq National Market prior to the Effective Time.

  SECTION 6.07. Employee Benefit Plans.

  (a) Change of Control. Key and Merger Sub agree to honor, and to cause the Surviving Corporation to honor, all severance agreements or other agreements, contracts, plans, programs, policies, or arrangements for the payment of severance or other benefits upon consummation of a change of control or other business combination involving Brock in existence as of the date hereof; provided, however, that prior to the Effective Time Merger Sub shall notify Brock of the employees of Brock that Key desires to retain following the Effective

Time and if such persons are retained as employees on a full-time basis by Key or any subsidiary in any capacity and at their then-current salaries for a period longer than one year after the Effective Time (and, in the case of Kenneth J. Stucke, Michael R. Barham and Robin A. Seibert, they are offered an employment agreement with Key having a term of at least two years at their then current salaries) and without any requirements that they relocate their personal residence from the New Orleans, Louisiana metropolitan area, no severance payments under the Brock Exploration Corporation Severance Plan or the Directors Severance Plan shall be due to such persons, and Brock shall amend such plans before the Effective Time to the extent necessary to so provide. Key and Merger Sub agree to honor the Change of Control Bonus Plan described in the Brock SEC Reports. Key and Merger Sub agree that the consummation of the Merger shall constitute a change of control for the purposes of all applicable agreements, contracts, plans, programs, policies or other arrangements of Brock. Key and Merger Sub acknowledge that all payments due upon consummation of the Merger under any such agreements, contracts, plans, programs, policies or arrangements shall be made on the date of termination of employment.

  (b) Stock Options. The Brock 1979 Stock Option Plan shall be amended to provide that all options to purchase Brock Common Stock outstanding on the date hereof shall become fully vested prior to the Effective Time and shall expire upon the Effective Time unless exercised prior to the Effective Time. The 1979 Option Plan shall terminate at the Effective Time.

  (c) Pension Plan. Brock shall amend each Benefit Plan that is subject to Title IV of ERISA to provide that all benefit accruals shall cease 30 days after the Effective Time of the Merger. Key agrees that it shall initiate procedures to terminate each Benefit Plan that is subject to Title IV of ERISA if and when such Benefit Plan may be terminated in a standard termination under ERISA section 4041.

  (d) Supplemental Executive Retirement Plan. Key and Merger Sub acknowledge and agree that as a result of the transactions contemplated hereby all of the participants covered by Brock's Supplemental Executive Retirement Plan (the "SERP") will be 100% vested in the benefits provided thereunder and that such plan shall be terminated prior to the Effective Time. Prior to the Effective Time, Brock will distribute the present value of the benefits to which a participant is entitled thereunder in a single lump sum payment.

  (e) Group Health Plan coverage. All individuals who were employed by Brock at the Effective Time and who are employed by Brock on the day after the Effective Time will be offered group health plan coverage under Key's group health plan effective the day after the Effective Time. Such coverage shall not exclude any pre-existing conditions. Any such Brock employees who are covered under the Key group health plan and are terminated by Key after the Effective Time shall be offered COBRA continuation coverage under the Key group health plan.

  Brock employees who were covered under the Brock group health plan immediately before the Effective Time and who are terminated at the Effective Time shall be offered COBRA continuation coverage under the Key group health plan. Former employees of Brock or dependents thereof, who were receiving COBRA continuation coverage under the Brock group health plan as of the Effective Time will be eligible to elect, pursuant to COBRA, to continue coverage under Key's group health plan for the remainder of the COBRA continuation period at such former employee's or dependent's sole expense. Further, if such persons, and dependents thereof, elect COBRA continuation coverage under Key's group health plan, such persons will not be subject to any pre-existing condition limitation under Key's group health plan. All such persons, as of December 1, 1995, are listed on Schedule 6.07(e).

  (f) Other Benefits. Except as provided in subsection 6.07(e) above, Brock employees shall continue to be covered under the Brock Benefit Plans. Brock employees who accept an offer of employment with Key after the Effective Time shall be eligible to participate in all Key Benefit Plans (including those implemented following the Effective Time) according to the terms and conditions of each such Key Benefit Plan on an equal basis with Key's employees. All Brock employees who accept an offer of employment with Key after the Effective Time shall receive credit for prior service with Brock as follows: the lesser of actual years of service or an amount equal to the period of time between January 1, 1993 and the Effective Time for purposes of participation and vesting in all of the Key Benefit Plans.

  SECTION 6.08. Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Key) or liabilities.

  SECTION 6.09. Indemnification. For a period of five years after the Effective Time, (i) Key shall not amend or otherwise modify Article 8 of the charter of Brock (as in effect on the date hereof) in a manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of Brock in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such amendment or modification is required by law; and (ii) Key shall guarantee the performance by Brock of its obligations under Article 8 of the charter of Brock to the extent of the excess, if any, of (A) the net worth of Brock as of the Effective Time over (B) the net worth of Brock as of the date of any claim under such provisions of the charter and bylaws of Brock by a person referred to in the foregoing clause (i). This Section 6.09 is intended to be for the benefit of, and shall be enforceable by, the persons referred to in clause (i) of the foregoing sentence, their heirs and personal representatives, and shall be binding on Key and its successors and assigns.

                                  ARTICLE VII

                               CLOSING CONDITIONS

  SECTION 7.01. Conditions to Obligations of Each Party Under This
Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law:

    (a) Effectiveness of the Registration Statement; Blue Sky. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC. Key shall have received all Blue Sky permits and other authorizations necessary to consummate the transactions contemplated by this Agreement.

    (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Brock, and the issuance of the Key Common Stock in the Merger shall have been approved by the requisite vote of the stockholders of Key.

    (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

  SECTION 7.02. Additional Conditions to Obligations of the Key Companies. The obligations of the Key Companies to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Key, in whole or in part, to the extent permitted by applicable law:

    (a) Representations and Warranties. Each of the representations and warranties of Brock contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The Key Companies shall have received a certificate of the President and the Chief Financial Officer of Brock, dated the Closing Date, to such effect.

    (b) Agreements and Covenants. Brock shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Key Companies shall have received a certificate of the President and the Chief Financial Officer of Brock, dated the Closing Date, to that effect.

    (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the current or future business, financial condition or results of operations of Brock or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or current or future business of Brock and its subsidiaries, taken as a whole, except as to changes in general economic conditions that affect each of Key and Brock substantially equally. The Key Companies shall have received a certificate of the President and the Chief Financial Officer of Brock, dated the Closing Date, to such effect.

    (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Key, to the continuing operation of the current or future business of Brock, which imposes any condition or restriction upon the Key Companies or the business or operations of Brock which, in the reasonable business judgment of Key, would be materially burdensome in the context of the transactions contemplated by this Agreement.

    (e) Tax Opinion. Prior to the effective date of the Registration Statement, Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. shall have delivered its written opinion to Key, in form and substance reasonably satisfactory to Key, to the effect that: (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code; (ii) Key, Merger Sub and Brock will each be a party to that reorganization within the meaning of section 368(b) of the Code; (iii) Key, Merger Sub and Brock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger; and (iv) the Federal Income Tax Consequences section of the Proxy Statement (which constitutes the prospectus included in the Registration Statement) describes the material income tax consequences to Key, Brock and the Brock stockholders from the Merger Transaction and fairly represents such counsel's opinion as to the federal income tax matters discussed therein. Such firm shall have consented to the filing of such opinion as an exhibit to the Registration Statement and to the reference to such firm in the Registration Statement and such tax opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date.

    (f) Affiliate Letters. Key shall shall have received from each affiliate of Brock a written agreement substantially in the form of Exhibit A hereto.

  SECTION 7.03. Additional Conditions to Obligations of Brock. The obligations of Brock to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Brock, in whole or in part, to the extent permitted by applicable law:

    (a) Representations and Warranties. Each of the representations and warranties of the Key Companies contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Brock shall have received a certificate of the President and the Chief Financial Officer of each of the Key Companies, dated the Closing Date, to such effect.

    (b) Agreements and Covenants. The Key Companies shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Brock shall have received a certificate of the President and the Chief Financial Officer of each of the Key Companies, dated the Closing Date, to that effect.

    (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the current or future business, financial condition or results of operations of Key or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or current or future business of Key and its subsidiaries, taken as a whole. Brock shall have received a certificate of the President and the Chief Financial Officer of each of the Key Companies, dated the Closing Date, to such effect.

    (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Brock, to the continuing operation of the current or future business of Key, which imposes any condition or restriction upon Key or the business or operations of Key which, in the reasonable business judgment of Brock, would be materially burdensome in the context of the transactions contemplated by this Agreement.

    (e) Nasdaq Listing. The shares of Key Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the Nasdaq National Market.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Brock:

    (a) by mutual consent of Key and Brock;

    (b) by Key, upon a material breach of any representation, warranty, covenant or agreement on the part of Brock set forth in this Agreement, or if any representation or warranty of Brock shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or
  Section 7.02(b) of this Agreement, as the case may be, would be incapable of being satisfied by June 30, 1996 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(b);

    (c) by Brock, upon a material breach of any representation, warranty, covenant or agreement on the part of the Key Companies set forth in this Agreement, or if any representation or warranty of the Key Companies shall have become untrue, in either case such that the conditions set forth in
  Section 7.03(a) or Section 7.03(b) of this Agreement, as the case may be, would be incapable of being satisfied by June 30, 1996 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(c);

    (d) by either Key or Brock, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 6.03(b) of this Agreement;

    (e) by either Key or Brock, if the Merger shall not have been consummated before June 30, 1996; provided, however, that this Agreement may be extended by written notice of either Key or Brock to a date not later than September 30, 1996, if the Merger shall not have been consummated as a direct result of Brock or the Key Companies having failed by June 30, 1996 to receive all required regulatory approvals or consents with respect to the Merger;

    (f) by either Key or Brock, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Brock at the Brock Stockholders Meeting or if the issuance of the Key Common Stock in connection with the Merger shall fail to receive the requisite vote for approval by the stockholders of Key at the Key Stockholders Meeting;

    (g) by Key, if (i) the Board of Directors of Brock withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Key or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Brock shall have recommended to the stockholders of Brock any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Brock is commenced, and the Board of Directors of Brock does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) any person (other than Key or an affiliate thereof, or any stockholder of Brock as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Brock; or

    (h) by Brock, if the Board of Directors of Brock (x) fails to make or withdraws its recommendation referred to in Section 6.02(a) if there exists at such time a Competing Transaction (as defined in Section 5.02(g)), or
  (y) recommends to Brock's stockholders approval or acceptance of a Competing Transaction, in each case only if the Board of Directors of Brock, after consultation with and based upon the advice of independent legal counsel (who may be Brock's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

  The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

  SECTION 8.02. Effect of Termination. Except as provided in Section 8.05 or
Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the Key Companies or Brock to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement, or (ii) any willful breach of such party's representations or warranties contained in this Agreement.

  SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Brock, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of Brock, may be made without such approval, and (ii) no amendment, which under the applicable rules of the National Association of Securities Dealers, may not be made without the approval of the stockholders of Key, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 8.04, the Key Companies as a group shall be deemed to be one party.

  SECTION 8.05. Fees, Expenses and Other Payments.

  (a) Except as provided in Section 8.05(c) of this Agreement, all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that the allocable share of the Key Companies as a group and Brock for (i) all Expenses paid to financial printers for printing, filing and mailing the Registration Statement, the Brock Proxy Statement and the Key Proxy Statement and (ii) all SEC and other regulatory filing fees incurred in connection with the Registration Statement, the Brock Proxy Statement and the Key Proxy Statement, shall be one-half each; and provided further that Key may, at its option, pay any Expenses of Brock, and Key shall pay all SEC filing fees.

  (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Brock Proxy Statement and the Key Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

  (c) Brock agrees that if this Agreement is terminated pursuant to:

    (i) Section 8.01(b) and (x) such termination is the result of a willful breach of any representation, warranty, covenant or agreement of Brock contained herein, (y) Brock shall have had contacts or entered into negotiations relating to a Competing Transaction, in any such case at any time within the period commencing on the date of this Agreement through the date of termination of this Agreement, and (z) within twelve months after the date of termination of this Agreement, and with respect to any person or group with whom the contacts or negotiations referred to in clause (y) have occurred, a Business Combination (as defined in Section 8.05(e)) shall have occurred or Brock shall have entered into a definitive agreement providing for a Business Combination; or

    (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Brock at the Brock Stockholders Meeting and at the time of such meeting there shall exist a Competing Transaction; or

    (iii) Section 8.01(h)(i) and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of Brock, there shall exist a Competing Transaction; or

    (iv) Sections 8.01(h)(ii) or (iii); or

    (v) Section 8.01(i);

then Brock shall pay to Key an amount equal to $1,000,000, which amount is inclusive of all of Key's Expenses.

  (d) Any payment required to be made pursuant to Section 8.05(c) of this Agreement shall be made as promptly as practicable but not later than three business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by Key, except that any payment to be made as the result of an event described in Section 8.05(c)(i) shall be made as promptly as practicable but not later than three business days after the occurrence of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

  (e) For purposes of this Section 8.05, the term "Business Combination" means
(i) a merger, consolidation, share exchange, business combination or similar transaction involving Brock, (ii) a sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Brock and its subsidiaries, taken as a whole, in a single transaction or a series of transactions, or (iii) the acquisition, by a person (other than Key or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Brock Common Stock whether by tender or exchange offer or otherwise.

                                   ARTICLE IX

                               GENERAL PROVISIONS

  SECTION 9.01. Effectiveness of Representations, Warranties and Agreements.

  (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

  (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and IX and Sections 6.07 and 6.09 shall survive the Effective Time and those set forth in

Sections 5.04(d), 8.02 and 8.05 and Article IX hereof shall survive termination. Nothing herein shall be construed to cause the Confidentiality Agreement to terminate upon the termination of this Agreement pursuant to
Article VIII.

  SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

    (a) If to any of the Key Companies, to:

              Key Production Company, Inc.
              One Norwest Center, 20th Floor
              1700 Lincoln Street
              Denver, Colorado 80203-4520
              Attention: Monroe W. Robertson
              Telecopier No.: (303) 830-7158

    with a copy to:

              Holme Roberts & Owen LLC
              1700 Lincoln Street, Suite 4100
              Denver, Colorado 80203
              Attention: Thomas A. Richardson
              Telecopier No.: (303) 866-0200

    (b) If to Brock, to:

              225 Baronne Street, Suite 700
              New Orleans, Louisiana 70112-1707
              Attention: President
              Telecopier No.: (504) 589-9035

    with a copy to:

              Jones, Walker, Waechter, Poitevent,
              Carrere & Denegre, L.L.P.
              Place St. Charles
              201 St. Charles Ave.
              New Orleans, Louisiana 70170-5100
              Attention: William B. Masters
              Telecopier No.: (504) 582-8583

  SECTION 9.03. Certain Definitions. For the purposes of this Agreement, the term:

    (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Brock Common Stock or Key Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Brock Common Stock or Key Common Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

    (c) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

    (d) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Brock or Key, as the case may be, has actual knowledge of such matter, and, with respect to Section 3.14, if Robert Dixon has actual knowledge of such matter;

    (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

    (g) "Significant Subsidiary" means any subsidiary of Brock or Key, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

    (h) "subsidiary" or "subsidiaries" of Brock, Key, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which Brock, Key, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

  SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits, the Brock Disclosure Schedule and the Key Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof. Brock agrees that nothing contained in this Agreement, the proxies granted by certain officers and directors of Brock to Key on or about the date hereof or the transactions contemplated hereby or thereby shall be deemed to violate the Confidentiality Agreement, and that such agreements and proxies have been entered into or granted with the prior written consent of Brock.

  SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

  SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.07 and Section 6.09), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  SECTION 9.09. Specific Performance The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

  SECTION 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

  SECTION 9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

  SECTION 9.12. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          KEY PRODUCTION COMPANY, INC.

                                                     /s/ F. H. Merelli
                                          By: _________________________________
                                                       F.H. MERELLI
                                               CHAIRMAN, PRESIDENT AND CHIEF
                                                     EXECUTIVE OFFICER

                                          KEY ACQUISITION ONE, INC.

                                                     /s/ F. H. Merelli
                                          By: _________________________________
                                                       F.H. MERELLI
                                                         PRESIDENT

                                          BROCK EXPLORATION CORPORATION

                                                   /s/ Lawrence E. Brock
                                          By: _________________________________
                                                     LAWRENCE E. BROCK
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER

                                 STEPHENS INC.

December 21, 1995

Board of Directors of
Brock Exploration Corporation
225 Baronne Street, Suite 700
New Orleans, LA 70112-1707

Gentlemen:

  We have acted as your financial advisor in connection with the merger of Brock Exploration Corporation (the "Company") with Key Production Company, Inc. ("Key") (the "Transaction"). Upon the consummation of the merger, each
1.45 shares of the Common Stock of the Company shall be converted into the right to receive one share of Key Common Stock. The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated December 21, 1995.

  You have requested our opinion as to the fairness to the disinterested shareholders of the Company from a financial point of view of the consideration to be received by such shareholders in the Transaction. For purposes of this opinion, the term "disinterested shareholders" means holders of the Company's one class of publicly traded common stock (the "Common Stock") other than (1) directors and officers of the Company and (2) Lawrence
E. Brock, his immediate family or any entity for which a Brock family member is a beneficiary, either directly or indirectly.

  In connection with rendering our opinion we have:

  (i) analyzed certain publicly available financial statements and reports regarding the Company and Key;

  (ii) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company and Key prepared by management of the Company and of Key;

  (iii) reviewed certain reserve information provided by the Company and by Key relating to the producing properties of the Company and of Key, including reserve reports prepared or audited by independent petroleum engineers for the Company and for Key;

  (iv) analyzed, on a pro forma basis, the effect of the Transaction on Key's balance sheet, capitalization ratios, earnings, cash flow and book value both in the aggregate and, where applicable, on a per share basis;

  (v) reviewed the reported prices and trading activity for the common stock of the Company and of Key;

  (vi) compared the financial performance of the Company and of Key and the prices and trading activity of the common stock of the Company and of Key with that of certain other comparable publicly-traded companies and their securities;

  (vii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

                              Investment Bankers
 333 Clay Street Suite 3030 Houston, Texas 77002 713-753-9000 Fax 713-753-9090

December 21, 1995
PAGE 2

  (viii) reviewed the Merger Agreement and related documents;

  (ix) discussed with management of the Company the operations of and future business prospects for the Company;

  (x) discussed with management of Key the operations of and future business prospects for Key and the anticipated financial consequences of the Transaction to Key;

  (xi) assisted in your deliberations regarding the material terms of the Transaction; and

  (xii) performed such other analysis and provided such other services as we have deemed appropriate.

  We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and Key, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of the Company and of Key, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of the Company and of Key.

  As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company and of Key. Stephens is receiving a fee, and reimbursement of its expenses, in connection with the issuance of this fairness opinion.

  Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the disinterested shareholders of the Company in the Transaction is fair to them from a financial point of view.

  This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders provided that we approve of such disclosures prior to publication.

Very truly yours,

/s/ Stephens Inc.

================================================================================

                                   FORM 10-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

( x ) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994
                          -----------------

                                      OR

(___) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934. (FEE REQUIRED)

                         Commission file number 1-9461

                         BROCK EXPLORATION CORPORATION
            (Exact name of registrant as specified in its charter)

       Delaware                                         72-0734844
(State of Incorporation)                    (I.R.S. Employer Identification No.)

225 Baronne Street, Suite 700
New Orleans, Louisiana                                  70112-1707
(Address of principal executive offices)                (Zip Code)

      Registrant's telephone number, including area code: (504) 586-1815

         Securities registered pursuant to Section 12 (b) of the Act:

                                                   Name of each exchange
   Title of each class                              on which registered:
   -------------------                             ---------------------
Common Stock, $.10 par value                      American Stock Exchange

      Securities registered pursuant to Section 12 (g) of the Act: None

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes    X          No
   --------          --------

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy of information statements incorporated by reference in Part III of this Form 10-K or any
amendment to this Form 10-K.                                        [   X   ]

As of March 1, 1995, there were outstanding 3,811,190 shares of the Registrant's Common Stock. Based upon the last sale price of the Common Stock on the American Stock Exchange on such date, the aggregate market value of the 2,360,130 shares held by non-affiliates of the Registrant was approximately $8,555,471.

DOCUMENTS INCORPORATED BY REFERENCE: None.

================================================================================

ITEMS 1 AND 2. BUSINESS AND PROPERTIES.

The Company

     Brock Exploration Corporation is an independent oil and gas company whose principal business is the acquisition of producing oil and gas properties and the development of oil and gas properties. As used herein, unless the context otherwise indicates, the term "Company" refers to Brock Exploration Corporation and its consolidated subsidiaries. The Company is primarily engaged in one industry segment and line of business which is the exploration for, and development and production of oil and gas reserves.

     The Company began in 1948 as Big Horn Powder River Corporation, a publicly held corporation, domiciled in Denver. This corporation engaged in exploring for and developing oil and gas properties in the Rocky Mountain and Mid-Continent regions of the United States and Canada. The name was subsequently changed to Plaza Petroleum, Inc. In 1973, Plaza and its three wholly owned subsidiaries, Gillette Royalty and Mineral Corp., Arapahoe Production Company and Zol-Dan Oil Company, became Brock Exploration Corporation as a result of a merger with a privately owned company, Precise Exploration Corporation, founded by Lawrence E. Brock, the Company's current Chairman of the Board.

     The Company's primary business strategy has consisted of the acquisition of producing oil and gas properties. Specifically, its objective has been to purchase producing properties with potential for significant increases in production through waterflooding, workovers of existing wells, development drilling or similar operations to improve efficiency. The Company seeks to purchase a significant working interest in each property acquired so as to influence or control the quality and timing of development drilling or other operational decisions. Whenever possible, the Company assumes operations of purchased properties. The Company finances these activities through the utilization of a portion of its current cash flow and its available line of credit. The Company also periodically reviews its property base identifying properties to sell or abandon that do not meet strict performance criteria.

     On November 18, 1994, the Board of Directors announced that it had determined to solicit indications of interest for the cash sale of the Company. The Company has begun the process of qualifying potential bidders as to financial capability and providing interested parties information on its oil and gas properties and operations. The Company has indicated to potential bidders that any offers for the acquisition of the Company must be received prior to April 10, 1995. Following the receipt of any indications of interest for the acquisition of the Company, the Board of Directors will determine whether or not any acceptable bids have been received and whether or not the sale of the Company is in the best interest of the Company's stockholders. Any merger involving the Company will be subject to, among other things, the approval of the holders of 66 2/3% of the outstanding shares of the Company's common stock.

     On September 14, 1993, the Board of Directors elected to change the Company's fiscal year end from March 31 to December 31. The Board of Directors decided to change the Company's fiscal year end to coincide with the fiscal year end of its controlling ownership interest in certain limited partnerships managed by a subsidiary of the Company and to enhance the comparability of the Company's results of operations with other companies operating in the oil and gas industry.

     As of December 31, 1994, the Company had oil and gas interests in twelve states, with primary activities in Louisiana, Texas, Oklahoma, New Mexico and Kansas. Oil and gas activities are directed from the Company's corporate headquarters in New Orleans, Louisiana.

Employees

     As of March 1, 1995, the Company had 19 employees. Included in this count are five engineers, two accountants, and one certified public accountant.

Producing Properties

     The following table sets forth the producing oil and gas wells and leasehold acreage in which the Company held an interest as of December 31, 1994.

                             Producing Properties

                             Producing Wells                                  Mineral, Royalty and
                     --------------------------------                          Overriding Royalty
                        Gross               Net             Leasehold Acres         Interests
                        -----               ---             ---------------         ---------
Location             Oil     Gas        Oil       Gas       Gross       Net       Gross       Net
                     ---     ---        ---       ---       -----       ---       -----       ---
Arkansas.........     --       1         --    0.1193         580       116         316         1
California.......      1      --     0.1134        --         461        52          --        --
Kansas...........     31      74    16.2173   48.3100      11,083     8,153       1,809     1,309
Louisiana........     --      11         --    0.4472       1,279       307       2,310        57
Mississippi......      4      --     0.4311        --         595        30          --        --
New Mexico.......     24       3     5.3734    0.3054       4,487       523          --        --
Oklahoma.........    101      48    16.6935    7.0568      28,558     6,725       8,868       356
Texas............    233      29    30.9111   11.0883      47,259    13,336      14,003       314
Wyoming..........     12      --     3.6435        --          --        --      12,542       132
                     ---     ---    -------   -------      ------    ------      ------     -----
Totals...........    406     166    73.3833   67.3270      94,302    29,242      39,848     2,169
                     ===     ===    =======   =======      ======    ======      ======     =====

     Substantially all of the producing oil and gas properties owned directly by the Company are pledged to secure borrowings under the Company's revolving credit facility. See Note 4 of Notes to Consolidated Financial Statements.

Reserves

     Reference is made to Note 10 of Notes to Consolidated Financial Statements included in Part II, Item 8 for information with respect to the estimated net quantities of the Company's proved oil and gas reserves as of December 31, 1994, and related information. Since December 31, 1994, no major discovery or other favorable or adverse event has occurred which would cause a significant change in the Company's proved reserves.

     The Company filed no estimates of reserves with any federal authority or agency since December 31, 1993, except for Form EIA-23 filed with the U. S. Department of Energy on April 1, 1994, which reflects domestic oil and gas reserve estimates for Company-operated properties for the calendar year 1993. These estimates are consistent with the reserve estimates included in this report.

Undeveloped Properties

     As of December 31, 1994, the Company owned the following undeveloped oil and gas interests, which are being held by production, under leases of varying lengths, or require annual rentals if not developed. The overriding royalty, royalty and mineral interests are substantially perpetual with no expiration date.

                            Undeveloped Properties

                                            Mineral, Royalty and
                                            Overriding Royalty
                      Working Interests           Interests
                      -----------------    ----------------------
                   Gross Acres  Net Acres  Gross Acres  Net Acres
                   -----------  ---------  -----------  ---------
Alabama...........         --         --           --         --
Arkansas..........      1,507        190           --         --
Colorado..........         80         20           --         --
Kansas............         --         --           --         --
Louisiana.........      3,442        378          640         10
Mississippi.......         --         --       29,718        538
Montana...........      1,540        192        1,035        755
North Dakota......        480         41          320        300
Oklahoma..........     26,240      7,040          999        221
Texas.............     35,475      3,522        1,018        130
Wyoming...........        614         10        6,419         55
                      -------    -------      -------    -------
Totals............     69,378     11,393       40,149      2,009
                      =======    =======      =======    =======

Historical Summary of Production

     The following table summarizes the Company's net oil and gas production for the three fiscal years ended March 31, 1993, the nine months ended December 31, 1993 and the fiscal year ended December 31, 1994:

                                               Oil (Bbls)    Gas (Mcf)
                                               ----------    ---------
Fiscal year ended March 31, 1991...........     223,320      2,549,432
Fiscal year ended March 31, 1992...........     238,633      2,238,786
Fiscal year ended March 31, 1993...........     237,221      2,204,572
Nine months ended December 31, 1993........     244,070      1,906,783
Fiscal year ended December 31, 1994........     350,637      2,369,075

Average Sales Prices and Production Costs

     Average prices received for oil and gas and average production costs per equivalent unit of production for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993:

                                                   Nine Months
                                      Year Ended     Ended       Year Ended
                                     December 31,  December 31,   March 31,
                                         1994         1993          1993
                                         ----         ----          ----
Average prices per unit
   Crude oil per Bbl.............       $15.54       $16.10        $18.79
   Natural gas per Mcf...........       $ 1.67       $ 2.04        $ 1.71
Average production cost
   Per equivalent barrel.........       $ 5.99       $ 6.32        $ 6.19

     Substantially all of the Company's oil and gas production is sold at market prices.

Drilling Results

     The following table presents the results of the Company's drilling activities for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993:

                               Year Ended December 31, 1994
                               ----------------------------
                                Productive             Dry
                                ----------             ---
                            Gross        Net     Gross      Net
                            -----       -----    -----     -----
Exploratory..............      --          --        1     .2215
Development..............       4       .4660       --        --
                            -----       -----    -----     -----
   Total.................       4       .4660        1     .2215
                            =====       =====    =====     =====
                            Nine Months Ended December 31, 1993
                            -----------------------------------
                                Productive             Dry
                                ----------             ---
                            Gross        Net     Gross      Net
                            -----       -----    -----     -----
Exploratory..............       1       .1016       --        --
Development..............       6      1.8770       --        --
                            -----      ------    -----     -----
   Total.................       7      1.9786       --        --
                            =====      ======    =====     =====
                                  Year Ended March 31, 1993
                                  -------------------------
                                Productive             Dry
                                ----------             ---
                            Gross        Net     Gross      Net
                            -----      ------    -----     -----
Exploratory..............      --          --       --        --
Development..............       8      2.7760       --        --
                            -----      ------    -----     -----
   Total.................       8      2.7760       --        --
                            =====      ======    =====     =====

     The above table includes the Company's share of one gross well drilled by a partnership managed by the Company during the nine months ended December 31, 1993 and the year ended March 31, 1993.

Present Activities

    Acquisitions

     In mid-February 1995, Brock Oil and Gas Corporation ("BOGC"), a wholly-owned subsidiary of the Company, advised the limited partners in the five limited partnerships in which BOGC was the general partner of the desire to dissolve these partnerships. Pursuant to the terms of the liquidation of these partnerships, the remaining oil and gas properties owned by these partnerships will be purchased by BOGC for an amount determined in accordance with the limited partner presentment right provisions of the partnership agreement for each partnership. The effective date of the sale of these oil and gas properties will be January 1, 1995, and in connection with these transactions, BOGC will assume, as of the effective date, the liabilities associated with the oil and gas properties acquired from the partnership. The Company has cash reserves in an amount equal to the estimated value of certain liabilities associated with over-produced positions on several gas wells in which certain of these partnerships had an interest. The cash price of acquiring these properties from the partnerships is approximately $900,000. The Company estimates that proven reserves will be increased by approximately 1.577 billion cubic feet of natural gas and 9,600 barrels of oil as a result of the acquisition of these oil and gas properties. (See "Oil and Gas Drilling Programs").

     In March 1994, the Company purchased an interest in 21 oil wells located in the Shafter Lake Field in Andrews County, Texas for $2.2 million. It was anticipated that this field would be unitized for a waterflood project ("Unit") in late 1994 with the Company to own an approximate 16% Working Interest ("WI") in the Unit. In December 1994, the Company sold approximately 60% of its interest in these wells for $2.2 million. The proceeds from this sale were used to reduce outstanding debt. The Unit was approved in January 1995 and as a result the Company will have a 7.8% WI and a 6.5% Net Revenue Interest ("NRI") in the Unit. When fully developed the proven reserves attributable to the Company's interest in the unit are estimated to be 569 MBO and 605 MMcf. The Company anticipates spending $640,000 for its share of development costs on the project over the next 18 months. Of this amount, the Company prepaid $160,000 in early 1995.

    Waterfloods

     The Company has a 17.4% WI and a 13.9% NRI in the Calumet Cottage Grove Waterflood Unit in Canadian County, Oklahoma. Water injection began at the unit in September 1992. Production from this unit has increased in response to the waterflood operations. Currently the field is producing 3,500 BOPD which is approximately 487 BOPD net to the Company. The Company recently approved expenditures to drill one additional producing well, convert another well to production and add two injection wells. The net cost to the Company is expected to be approximately $130,000. It is currently anticipated that production will continue to increase in 1995 up to an estimated 4,000 BOPD or approximately 560 BOPD net to the Company.

    Drilling

     In December 1994 one of the limited partnerships in which BOGC is the General Partner, and a limited partner with a partnership interest of 75%, participated via farmout in the drilling of a new well. The partnership retained a 0.625% overriding royalty interest which will convert to a 7% WI in the well at payout. In late February 1995, the well was completed and has tested at approximately 4,220 Mcf per day. It is currently estimated that this well will go on production in mid-1995 and achieve payout in approximately twelve months. BOGC acquired the partnership's interest in this well, effective January 1, 1995, in connection with the liquidation of the partnership. (See "Oil and Gas Drilling Programs").

     The Company also owns an interest in a well which is currently drilling in Brazoria County, Texas. The I.P. Farms #1 well is projected to drill to 13,000' to test the I.P. Farms Sand. The Company owns a 5% WI and a 3.6% NRI before payout and a 3.75% WI and a 2.6% NRI after payout in this well and approximately 2300 acres surrounding the well. The well is expected to reach total depth in April 1995. The Company's net cost to drill and complete the well will be approximately $106,000.

Oil and Gas Drilling Programs

     BOGC serves as General Partner of five oil and gas drilling partnerships organized from 1975 through 1984.

     These partnerships were structured under varying arrangements whereby BOGC received a management fee and was reimbursed for allocated general, administrative and overhead expenses. In most cases, BOGC received an initial participation in costs and revenues attributable to each partnership's oil and gas properties and was entitled to an increased participation in the form of a 25% subordinated interest when "payout" (recoupment of limited partners' costs) was attained with respect to a prospect. If the Company or any of its subsidiaries acted as operator of a partnership property, it also received reimbursement of its costs as operator and a monthly per well fee on producing wells.

     In mid-February 1995, BOGC advised the limited partners in these partnerships of the desire to dissolve and liquidate the partnerships. BOGC owned in excess of a majority of the limited partnership interests in four of the five partnerships and accordingly exercised its right to liquidate, dissolve and terminate these partnerships in accordance with the terms of the limited partnership agreements. With respect to the remaining limited partnership, BOGC owned 46% of the limited partnership interests and requested the consent of the remaining limited partners to the liquidation, dissolution and termination of the partnership. As of March 1, 1995, BOGC had received consent forms from a majority of the limited partners consenting to the liquidation, dissolution and termination of the partnership.

     Pursuant to the terms of the liquidation of these partnerships, BOGC will acquire the remaining oil and gas properties owned by the partnerships, effective January 1, 1995, for an amount determined in accordance with the limited partner presentment right provisions provided for in the applicable partnership agreement. In connection with the acquisition of these oil and gas properties, BOGC will assume the liabilities associated with the oil and gas properties arising after the effective date of the sale. BOGC has retained cash in an amount equal to the estimated value of certain liabilities associated with over-produced positions on gas wells in which certain of the partnerships had an interest. The aggregate purchase price for all of the oil and gas properties acquired from these partnerships is approximately $900,000. The Company estimates that the reserves acquired from the partnerships are approximately
1.577 billion cubic feet of natural gas and 9,600 barrels of oil.

Gas Gathering Facility

     The Company owns a 75% interest in a gas gathering facility located in Johnson County, Kansas and a 75% WI in producing gas wells associated with the facility. The Company's investment cost in this facility and the related wells is approximately $575,000. The facility produces and distributes natural gas to several industrial end users within a radius of approximately five miles surrounding the facility. For the year ended December 31, 1994, the facility and associated wells generated net operating income of approximately $163,000. The Company also owns minority interests in similar facilities located in Oklahoma.

Office Facilities

     The Company's headquarters office in New Orleans, Louisiana is leased under an agreement from an unaffiliated party. Effective April 1, 1994, the Company's lease agreement has been extended to March 31, 1997, with base rent payments of $7,770 a month through September 30, 1996. There are no rent payments due for the last six months of the lease.

Competition and Regulation

     The Company encounters strong competition from major oil companies, numerous other independent operators and other drilling and income fund programs in attempting to acquire producing oil and gas properties. Many of those competitors have larger staffs and greater financial resources than those of the Company. The Company believes it has the sufficient engineering, financial and accounting ability among the members of its staff to successfully undertake the pursuit of acquisition opportunities.

     Revenue generated from the sale of any oil and gas by the Company depends on numerous factors beyond the Company's control, including the production of other domestic crude oil and natural gas, crude oil and natural gas imports, the marketing of competitive fuels, and the proximity and capacity of oil and gas pipelines or other transportation facilities.

     Various states have statutory provisions regulating the production of oil and natural gas. The regulations extend to requiring permits for the drilling of wells, the spacing of wells, the prevention of waste, the conservation of natural gas and oil, and various other matters. Certain of these regulations may impose restrictions on the production from individual wells below their actual capacity to produce. Drilling activities and the production of oil and gas by the Company are also subject to federal and state pollution and environmental laws and regulations.

Environmental

     The Company's operations are subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. Permits are required for various aspects of the Company's operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. The Company is not aware of any violation of environmental regulations pending against it which would have a material effect on its operations or financial position.

Proposed Legislation

     A number of legislative proposals have been made and introduced in Congress and State Legislatures which, if enacted, could significantly affect the oil and gas industry. No prediction can be made as to what legislation or administrative regulations may be enacted, if any, affecting the taxation and competitive status of an oil and gas producer, restricting the prices at which a producer may sell its oil and gas, or the market demand for oil or gas, nor can it be predicted which proposals, if any, might be enacted, nor when any such proposals, if enacted, might be effective.

ITEM 3. LEGAL PROCEEDINGS.

     The Company is not currently engaged in any material legal proceedings.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     None.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S SECURITIES AND RELATED STOCKHOLDER
MATTERS.

     Effective June 17, 1993, the Company's Common Stock began trading on both the American Stock Exchange (AMEX) and the Pacific Stock Exchange (Symbol: BKE). On September 14, 1993, the Board of Directors by unanimous consent resolved to apply for de-listing on the Pacific Stock Exchange. The Securities and Exchange Commission approved the de-listing application and effective February 25, 1994, the Company's Common Stock ceased trading on the Pacific Stock Exchange.

     The following table presents the quarterly range of high and low sales prices for the Company's Common Stock on the American Stock Exchange and the Pacific Stock Exchange as applicable.

Year Ended December  31, 1994                    High     Low
-----------------------------                    ----     ---
Quarter Ended December 31, 1994............     $4.125  $2.375
Quarter Ended September 30, 1994...........      3.375   2.813
Quarter Ended June 30, 1994................      3.250   2.813
Quarter Ended March 31, 1994...............      3.500   2.313

Nine Months Ended December 31, 1993
-----------------------------------
Quarter Ended December 31, 1993............     $3.875  $2.625
Quarter Ended September 30, 1993...........      4.375   3.125
Quarter Ended June 30, 1993................      3.625   2.500

Year Ended March 31, 1993
-------------------------
Quarter Ended March 31, 1993...............     $2.375  $1.750
Quarter Ended December 31, 1992............      2.375   1.125
Quarter Ended September 30, 1992...........      1.500   1.125
Quarter Ended June 30, 1992................      1.375   1.125

     As of March 1, 1995, there were approximately 2,216 holders of record of the Company's Common Stock. The closing stock price of the Company's common stock on March 1, 1995 was $3.625.

     The Company has never declared and has no present intention to declare dividends. Future dividend policy will be determined by the Board of Directors and based upon the Company's then existing earnings, cash flow, cash position and related factors. See Note 4 of Notes to Consolidated Financial Statements. The terms of the Company's current revolving credit facility includes restrictions on the payment of dividends.

ITEM 6. SELECTED FINANCIAL DATA.

     The selected financial data presented below for the year ended December 31, 1994, the nine months ended December 31, 1993 and the three years ended March 31, 1993 should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements included under Item 8 of this Form 10-K.

                                              Nine Months
                               Year Ended        Ended
                              December 31,    December 31,                  Year Ended March 31,
                                 1994             1993             1993             1992             1991
                              -------------------------------   ---------------------------------------------
Oil and Gas Revenues......    $ 9,042,000     $ 7,869,000       $ 8,867,000      $ 8,035,000      $ 9,693,000
Total Revenues............    $11,129,000     $ 8,696,000       $10,433,000      $ 9,661,000      $11,916,000
Net Earnings..............    $   164,000     $   267,000 (1)   $   873,000      $   243,000      $ 1,352,000
Net Earnings Per  Share...            .04             .07 (1)           .22              .06              .34
Total Assets at End of
  Period..................    $21,038,000     $22,219,000       $20,449,000      $17,737,000      $16,232,000
Long-Term Debt at
  End of Period...........    $ 9,701,000     $10,576,000       $ 8,166,000      $ 7,275,000      $ 5,895,000
Production
  Oil (Bbls)..............        350,637         244,070           237,221          238,633          223,320
  Gas (Mcf)...............      2,369,075       1,906,783         2,204,572        2,238,786        2,549,432
Average Price
  Per Bbl.................    $     15.54     $     16.10       $     18.79      $     19.35      $     23.62
  Per Mcf.................    $      1.67     $      2.04       $      1.71      $      1.33      $      1.42
Average
  Production Cost Per
  Equivalent Barrels......    $      5.99     $      6.32       $      6.19      $      6.46      $      6.41

(1) Effective April 1, 1993, the Company adopted the provisions of FAS Statement No. 109. The cumulative effect as of April 1, 1993, of adopting Statement No. 109 increased net earnings by $186,000 or $.05 per share.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Results of Operations

     Oil and gas sales for the year ended December 31, 1994 were $9,042,000, compared to oil and gas sales of $7,869,000 for the nine months ended December 31, 1993. Oil and gas sales for the year ended December 31, 1994 were 14% below oil and gas sales for the comparable 12 month period ended December 31, 1993, primarily as a result of a decline in natural gas prices and a decline in natural gas production.

     Natural gas prices decreased 18% during the year ended December 31, 1994 to $1.67 per Mcf from $2.04 per Mcf for the nine months ended December 31, 1993. The Company's natural gas production decreased to an average of 6,491 Mcf per day from an average of 6,934 Mcf per day when comparing the year ended December 31, 1994 to the nine months ended December 31, 1993.

     A portion of the reduction in the gas volume produced during the 1994 period was related to one well in Louisiana that had been shut-in by the pipeline company for most of the third quarter of 1994 for pipeline repairs. As of September 1994 the repairs had been completed and production had been restored to ordinary levels.

     The average price of oil per barrel received by the Company also decreased from $16.10 to $15.54, or 3%, when comparing the nine months ended December 31, 1993 and the year ended December 31, 1994, respectively.

     Partially offsetting these reductions in gas production and product pricing was an increase in the average daily oil production. The average daily oil production increased 8% to 961 barrels per day from 888 barrels per day for the year ended December 31, 1994 compared to the nine month period ended December 31, 1993.

     During 1993, the Company entered into commodity swap transactions, or hedges, to reduce the impact of fluctuations in the price of oil and natural gas. These agreements involved monthly cash settlements of the difference between the specified contract price and the average monthly spot price for oil and natural gas. These agreements covered product delivery periods from January 1994 through December 1994. In January 1994, in response to the then existing market conditions, the Company terminated all of these transactions. As a result, in 1994, the Company paid $406,000 which represented the difference between the contract price of the closing swaps and the contract price of the original swaps. These payments have been recognized as a reduction of oil and gas sales in the accompanying financial statements.

     For the nine months ended December 31, 1993, oil and gas sales were $7,869,000 which compares to $8,867,000 for the year ended March 31, 1993. Included in the oil and gas sales during the year ended March 31, 1993 was $634,000 which was received in settlement of a take-or-pay claim the Company had against a pipeline company.

     The increase in oil and gas sales for the nine months ended December 31, 1993 compared to the year ended March 31, 1993 was primarily related to an increase in production volumes. The increase in oil volumes is attributable to the Company's waterflood units responding to water injection and the increase in gas volumes was attributable to the additional interest acquired in the partnerships BOGC manages.

     The average daily oil production was 888 barrels per day compared to 650 barrels and gas production was 6,934 Mcf per day compared to 6,040 Mcf per day for the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively.

     Gas prices averaged $2.04 per Mcf compared to $1.71 per Mcf and oil prices averaged $16.10 per barrel compared to $18.79 per barrel for the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively.

     The net administrative overhead billed to the five limited partnerships in which BOGC is the General Partner decreased to $110,000 from $165,000 when comparing the year ended December 31, 1994 to the nine months ended December 31, 1993, respectively. This reduction is related to the overall reduction in general and administrative costs.

     The net administrative overhead billed to limited partnerships decreased to $165,000 from $516,000 when comparing the nine months ended December 31, 1993 to the year ended March 31, 1993, respectively. The decrease during the nine months ended December 31, 1993 is primarily the result of an increase in BOGC's interest in the partnerships and the dissolution of six partnerships that were managed by BOGC.

     Well supervisory fees and other revenue increased from $645,000 for the nine months ended December 31, 1993 to $1,047,000 for the year ended December 31, 1994. The increase is primarily related to increases in gas transportation fees at the Company's Johnson County, Kansas facility (See "Gas Gathering Facilities"), interest income, and well supervisory fees. The increase in interest income is attributable to an increase in interest rates paid on cash balances maintained by the Company, and the increase in well supervisory fees is associated with the Company assuming operations on several properties located in Texas.

     Well supervisory fees and other revenue decreased to $645,000 for the nine months ended December 31, 1993 as compared to $697,000 for the year ended March 31, 1993. Changes in the various components of other income are attributable to a $30,000 increase in pipeline transportation fees and a $68,000 decrease in well fees and supervisory fees on operated wells when comparing the nine months ended December 31, 1993 to the year ended March 31, 1993.

     The Company actively evaluates its properties to determine those properties which should be sold because they have become only marginally profitable or are no longer profitable. The Company expects to continue to follow this procedure of disposing of marginal or unprofitable properties and utilizing the proceeds from these sales to purchase new reserves or reduce indebtedness. Property sales resulted in proceeds of $2,459,000, $211,000 and $923,000 and gains of $930,000,
$17,000 and $353,000 for the year ended December 31, 1994, the nine months ended December 31, 1993, and the year ended March 31, 1993, respectively. Included in the figures for the year ended December 31, 1994 are proceeds of $2,200,000 and a gain of $885,000 related to the sale of approximately 60% of the Company's interest in the Shafter Lake Unit in Andrews County, Texas (See "Present Activities -- Acquisitions").

     Production expenses were $4,462,000 and $3,550,000 for the year ended December 31, 1994 and the nine months ended December 31, 1993, respectively. Production expenses per equivalent barrels produced were $5.99 and $6.32 for the comparable periods. The decrease in production expenses per equivalent barrels for the year ended December 31, 1994 is attributable to an increase in efficiency primarily related to the operations on the Company's secondary recovery projects. Production expenses as a percentage of oil and gas sales for the year ended December 31, 1994 were 49%. Included in production expenses are workover costs of $409,000 for the year ended December 31, 1994 compared to $122,000 for the nine months ended December 31, 1993.

     Production expenses as a percentage of oil and gas sales were 45% for the nine month period ended December 31, 1993. Production expenses as a percentage of oil and gas sales for the year ended March 31, 1993 were 47%. Production expenses per equivalent barrels produced were $6.32 and $6.19 for the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively. In addition, the Company incurred $421,000 in legal fees in the fiscal period ended December 31, 1993, which are classified as production expenses for related wells, associated with a settlement of the take-or-pay claim previously mentioned. The settlement was reached in September 1992.

     Depreciation, depletion and amortization ("DD&A") was $3,247,000 for the year ended December 31, 1994 compared to $2,454,000 for the nine months ended December 31, 1993. DD&A is the Company's largest non-cash expense. DD&A expense for the period ended December 31, 1994 was $4.36 per barrel equivalent produced as compared to $4.38 per barrel equivalent produced for the nine month period ended December 31, 1993. The Company experienced an increase in DD&A expense of $900,000 for the year ended December 31, 1994 and $620,000 for the nine months ended December 31, 1993 as a result of downward revisions of period end reserve estimates, primarily due to lower product pricing at the end of each period as compared to the prior period. DD&A is calculated for each property on the units of production method (See Note 1 of Notes to Consolidated Financial Statements).


     The reduction in product prices resulted in a portion of the reserves attributable to certain properties being uneconomical to produce. Thus, the elimination of proved reserves on these properties caused an increase in the DD&A expense.

     The substantial increase in DD&A for the period ended December 31, 1993 from the year ended March 31, 1993 was attributable to an increase in production volumes and reserve revisions at December 31, 1993 on several individual properties as a result of a decline in oil prices similar to the decline experienced for the year ended December 31, 1994.

     General and administrative expenses for the year ended December 31, 1994 were $2,274,000 compared to $1,938,000 for the nine months ended December 31, 1993. The Company experienced a reduction in general and administrative expense per equivalent barrel of oil produced to $3.05 from $3.45 when comparing the year ended December 31, 1994 to the nine months ended December 31, 1993. The Company reduced several of its administrative costs such as rent, consulting fees, legal and auditing fees and sundry taxes.

     General and administrative expenses were $1,938,000 or $3.45 per equivalent barrel produced for the nine months ended December 31, 1993 compared to $2,313,000 or $3.83 per equivalent barrel produced for the year ended March 31, 1993.

     Effective April 1, 1993, the Company adopted the provisions of Financial Accounting Standards Board issued Statement No. 109, Accounting for Income Taxes (Statement 109). As permitted by Statement 109, prior years' financial statements have not been restated to reflect the change in accounting method. The cumulative effect as of April 1, 1993, of adopting Statement 109 increased net earnings by $186,000, or $.05 per share. For the nine months ended December 31, 1993, application of Statement 109 did not affect earnings before income taxes.

     The effective rate of income taxes incurred during the year ended December 31, 1994 was zero, as compared to 54% for the nine months ended December 31, 1993 and 28% for the year ended March 31, 1993. The effective rate of zero for the year ended December 31, 1994 was the result of the Company utilizing net operating loss carryovers available in 1994. The difference between the effective and statutory rates for the nine months ended December 31, 1993 was due to an increase in the valuation allowance with respect to the Company's deferred tax assets. The difference between the effective and statutory rates in the year ended March 31, 1993 is primarily related to the Company utilizing statutory depletion.

     Under the provisions of Statement No. 109, the Company was required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. At December 31, 1994 the Company had a valuation allowance for deferred tax assets of $1,067,000 as referenced in Note 5 of Notes to Consolidated Financial Statements. In the opinion of management, it is more likely than not that the Company will not realize the benefit of the deferred tax assets, and therefore, maintains a full valuation allowance. This opinion is primarily due to limitations on the timing and use of the Federal net operating loss carryover.

     Interest expense for the year ended December 31, 1994 was $859,000 compared to $445,000 for the nine months ended December 31, 1993. The increase is directly related to the increase in the average interest rate of 7.29% compared to 6.0% and the average outstanding debt balance being $11,783,000 compared to $8,855,000 for the year ended December 31, 1994 and the nine months ended December 31, 1993, respectively.

     Interest expense decreased to $445,000 from $470,000 for the nine months ended December 31, 1993 and for the year ended March 31, 1993, respectively. Average interest rates were relatively stable at 6.00% and 6.17% for the comparative periods and the average debt balance was higher thereby resulting in an increase in the average monthly interest expense.

Financial Condition

     The Company made capital expenditures for oil and gas exploration and development activities and acquisitions (including its secondary recovery projects) of $3,334,000 for the year ended December 31, 1994, while reducing long-term debt by $875,000 to $9,701,000 at December 31, 1994 from $10,576,000 at December 31, 1993.

Liquidity and Capital Resources

     Over the long term, the Company's liquidity will depend on its internal cash flow, the success of its acquisitions and waterflood projects and the continued availability of its external financing. The Company's cash flow will, as is inherent in the industry, continue to be substantially dependent on the prices of oil and gas.

     For the year ending December 31, 1995, the Company will continue to evaluate producing property acquisitions and review drilling opportunities to maintain a level most beneficial to the Company's overall objectives.

     Net cash provided by operating activities was $2,108,000, $1,093,000, $3,276,000, for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993, respectively.

     The Company has a $30,000,000 secured line of credit with NationsBank of Texas, N.A. that is available for working capital purposes. Amounts outstanding under the line of credit are limited by a borrowing base calculated by reference to the Company's oil and gas reserves. At December 31, 1994, the Company's borrowing base under the line of credit was $12,500,000 and the Company had approximately $2,800,000 of unused borrowing capacity under the line of credit. Borrowings outstanding under the line of credit are due on August 31, 1996, and bear interest at NationsBank's prime rate as in effect from time to time (8.5% at December 31, 1994). The amounts outstanding under the line of credit are secured by substantially all of the Company's oil and gas reserves.

     As mentioned under the "Oil and Gas Drilling Programs" above, the Company has elected to liquidate, dissolve and terminate the remaining five limited partnerships that are managed by BOGC. This will result in the elimination of reimbursed administrative overhead from these partnerships. Also being eliminated is approximately $100,000 of direct general and administrative expenses that the Company remits to the partnerships as its share of expenses related to its ownership in the partnerships. In connection with the liquidation of these partnerships, the Company has agreed to acquire the remaining oil and gas properties owned by these partnerships effective January 1, 1995 for approximately $900,000 in cash and assume all liabilities associated with these properties. For the year ended December 31, 1995 it is anticipated that these interests will generate approximately $400,000 in net operating income from oil and gas sales based on current product prices.

     At December 31, 1994 the Company was not a party to any product hedge transactions.

                        Report of Independent Auditors


The Board of Directors and Stockholders
Brock Exploration Corporation


We have audited the accompanying consolidated balance sheets of Brock Exploration Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brock Exploration Corporation and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, in 1993 the Company changed its method of accounting for income taxes.


                                                /s/ Ernst & Young LLP

New Orleans, Louisiana
March 1, 1995

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                           December 31,
   ASSETS                                                            1994                1993
                                                                ---------------------------------
CURRENT ASSETS:
   Cash and cash equivalents...............................     $   2,583,000       $   2,267,000
   Receivables:
     Joint interest........................................           337,000             243,000
     Oil and gas sales.....................................         2,120,000           2,064,000
                                                                -------------       -------------
                                                                    2,457,000           2,307,000
   Income taxes recoverable................................            21,000             167,000
   Prepaid expenses and other current assets...............           148,000             161,000
                                                                -------------       -------------
       TOTAL CURRENT ASSETS................................         5,209,000           4,902,000

PROPERTY AND EQUIPMENT -- AT COST, SUCCESSFUL
 EFFORTS USED FOR OIL AND GAS PROPERTIES:
     Oil and gas properties and equipment:
       Nonproducing leasehold costs........................           637,000             646,000
       Producing leasehold and equipment costs.............        26,454,000          25,958,000
       Gas gathering facility..............................           464,000             464,000
                                                                -------------       -------------
                                                                   27,555,000          27,068,000
     Furniture, fixtures and equipment.....................         1,152,000           1,102,000
                                                                -------------       -------------
                                                                   28,707,000          28,170,000
     Less accumulated depreciation, depletion and
       amortization........................................        14,046,000          11,944,000
                                                                -------------       -------------
                                                                   14,661,000          16,226,000
REAL ESTATE................................................           150,000             150,000
OTHER ASSETS...............................................         1,018,000             941,000
                                                                -------------       -------------
                                                                $  21,038,000       $  22,219,000
                                                                =============       =============

     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Trade accounts payable..................................     $     593,000       $     765,000
   Accrued liabilities.....................................            47,000              53,000
   Oil and gas sales payable...............................           919,000           1,863,000
                                                                -------------       -------------
       TOTAL CURRENT LIABILITIES...........................         1,559,000           2,681,000
LONG-TERM DEBT.............................................         9,701,000          10,576,000
OTHER LIABILITIES..........................................         1,329,000             557,000
STOCKHOLDERS' EQUITY:
   Preferred stock, $1.00 par value per share --
     authorized, 1,000,000 shares: none issued.............                --                  --
   Common stock, $.10 par value per share -- authorized,
     8,000,000 shares; issued 4,100,402 shares.............           410,000             410,000
   Additional capital......................................           775,000             775,000
   Retained earnings.......................................         7,984,000           7,820,000
                                                                -------------       -------------
                                                                    9,169,000           9,005,000
   Less common stock in treasury--at cost, 289,212
     shares in 1994 and 250,104 shares in 1993.............           720,000             600,000
                                                                -------------       -------------
       TOTAL STOCKHOLDERS' EQUITY..........................         8,449,000           8,405,000
                                                                -------------       -------------
                                                                $  21,038,000       $  22,219,000
                                                                =============       =============

The accompanying notes are an integral part of these statements.

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF EARNINGS


                                                                         Nine months
                                                         Year ended         ended        Year Ended
                                                        December 31,     December 31,     March 31,
                                                            1994             1993           1993
                                                        -------------------------------------------
Revenue:
  Oil and gas sales.................................    $ 9,042,000      $ 7,869,000    $ 8,867,000
  Administrative overhead billed to
    limited partnerships............................        110,000          165,000        516,000
  Well supervisory fees and other...................      1,047,000          645,000        697,000
  Gain on disposal of oil and gas
    properties and equipment........................        930,000           17,000        353,000
                                                        -----------      -----------    -----------
                                                         11,129,000        8,696,000     10,433,000
Costs and expenses:
  Production expenses...............................      4,462,000        3,550,000      4,165,000
  Abandonment expenses and dry holes costs..........        123,000          132,000        428,000
  Depreciation, depletion and amortization..........      3,247,000        2,454,000      1,840,000
  General and administrative expense................      2,274,000        1,938,000      2,313,000
  Interest expense..................................        859,000          445,000        470,000
                                                        -----------      -----------    -----------
                                                         10,965,000        8,519,000      9,216,000
                                                        -----------      -----------    -----------
Earnings before income taxes and cumulative
  effect of change in accounting principle..........        164,000          177,000      1,217,000
Provision for income taxes..........................             --           96,000        344,000
                                                        -----------      -----------    -----------
Earnings before cumulative effect of change
  in accounting principle...........................        164,000           81,000        873,000
Cumulative effect of change in accounting for
  income taxes......................................             --          186,000             --
                                                        -----------      -----------    -----------
Net earnings........................................    $   164,000      $   267,000    $   873,000
                                                        ===========      ===========    ===========
Earnings per common and common equivalent
  share:
    Earnings before cumulative effect of
      change in accounting principle................    $      0.04      $      0.02    $      0.22
    Cumulative effect of change in accounting
      for income taxes..............................             --      $      0.05             --
                                                        -----------      -----------    -----------
    Net earnings....................................    $      0.04      $      0.07    $      0.22
                                                        ===========      ===========    ===========
Weighted average common and common
  equivalent shares outstanding.....................      3,942,639        3,943,183      3,893,410
                                                        ===========      ===========    ===========


The accompanying notes are an integral part of these statements.

           BROCK EXPLORATION CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                 Total
                                          Common Stock      Additional    Retained       Treasury Stock       Stockholders'
                                       Shares      Amount     Capital     Earnings     Shares       Amount       Equity
                                     ---------    --------  ----------   ----------    -------    ---------   ------------
Balance at April 1, 1992........     4,100,402    $410,000    $775,000   $6,680,000    176,240    $(459,000)   $7,406,000
  Purchase of treasury stock....            --          --          --           --     59,764      (98,000)      (98,000)
  Net earnings for the year.....            --          --          --      873,000         --           --       873,000
                                     ---------    --------    --------   ----------    -------    ---------    ----------
Balance at March 31, 1993.......     4,100,402     410,000     775,000    7,553,000    236,004     (557,000)    8,181,000
  Purchase of treasury stock....            --          --          --           --     14,100      (43,000)      (43,000)
  Net earnings for the year.....            --          --          --      267,000         --           --       267,000
                                     ---------    --------    --------   ----------    -------    ---------    ----------
Balance at December 31, 1993....     4,100,402     410,000     775,000    7,820,000    250,104     (600,000)    8,405,000
  Purchase of treasury stock....            --          --          --           --     39,108     (120,000)     (120,000)
  Net earnings for the year.....            --          --          --      164,000         --           --       164,000
                                     ---------    --------    --------   ----------    -------    ---------    ----------
Balance at December 31, 1994....     4,100,402    $410,000    $775,000   $7,984,000    289,212    $(720,000)   $8,449,000
                                     =========    ========    ========   ==========    =======    =========    ==========

The accompanying notes are an integral part of these statements.

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     Nine months
                                                        Year ended      ended     Year Ended
                                                        December 31, December 31,  March 31,
                                                           1994         1993         1993
                                                       --------------------------------------
OPERATING ACTIVITIES
Net earnings for the period..........................  $   164,000  $   267,000  $   873,000
Adjustments to reconcile net earnings
  to net cash provided by operating activities:
    Cumulative effect of a change in accounting
      principle......................................           --     (186,000)          --
    Depreciation, depletion and amortization.........    3,247,000    2,454,000    1,840,000
    Abandonment expense..............................       45,000       33,000      315,000
    Deferred income taxes............................           --           --      110,000
    Gain on disposal of oil and gas
      properties and equipment.......................     (930,000)     (17,000)    (353,000)
    Changes in operating assets and liabilities:
      Receivables....................................     (150,000)    (482,000)    (524,000)
      Income taxes...................................      146,000     (225,000)     239,000
      Current liabilities............................     (374,000)    (654,000)     769,000
      Other..........................................      (40,000)     (97,000)       7,000
                                                       -----------  -----------  -----------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES...............................    2,108,000    1,093,000    3,276,000

INVESTING ACTIVITIES
Proceeds from sales of property and equipment........    2,459,000      211,000      923,000
Purchases of property and equipment..................   (3,256,000)  (3,913,000)  (4,548,000)
                                                       -----------  -----------  -----------
NET CASH USED IN
  INVESTING ACTIVITIES...............................     (797,000)  (3,702,000)  (3,625,000)

FINANCING ACTIVITIES
Additions to long-term debt..........................    2,600,000    2,585,000    3,741,000
Payments on long-term debt...........................   (3,475,000)    (175,000)  (2,850,000)
Purchase of treasury stock...........................     (120,000)     (43,000)     (98,000)
                                                       -----------  -----------  -----------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES...............................     (995,000)   2,367,000      793,000
                                                       -----------  -----------  -----------
Change in cash and cash equivalents..................      316,000     (242,000)     444,000
Cash and cash equivalents at beginning of
  period.............................................    2,267,000    2,509,000    2,065,000
                                                       -----------  -----------  -----------
CASH AND CASH EQUIVALENTS
  AT END OF PERIOD...................................  $ 2,583,000  $ 2,267,000  $ 2,509,000
                                                       ===========  ===========  ===========

The accompanying notes are an integral part of these statements.

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The consolidated financial statements include the accounts of Brock Exploration Corporation, its wholly owned subsidiaries (the Company) and its proportionate share of the assets, liabilities, revenue and expenses of all limited partnerships for which the Company is the general partner. The Company's principal operations are in the oil and gas industry. All significant intercompany balances and transactions have been eliminated in consolidation.

     Effective December 31, 1993, the Company changed its fiscal year end from March 31 to December 31 in order to enhance comparability of the Company's results of operations with other oil and gas companies, most of which report on a calendar year basis. Accordingly, the accompanying financial statements include the results of the Company's operations for the year ended December 31, 1994, the nine months ended December 31, 1993 and the year ended March 31, 1993.

     On November 18, 1994, the board of directors announced that it had determined to solicit indications of interest for the cash sale of the Company. The Company has begun the process of qualifying potential bidders as to financial capability and providing interested parties information on its oil and gas properties and operations. The Company had indicated to potential bidders that any offers for the acquisition of the Company must be received prior to April 10, 1995. Following the receipt of any indications of interest for the acquisition of the Company, the board of directors will determine whether or not any acceptable bids have been received and whether or not the sale of the Company is in the best interest of the Company's stockholders. Any merger involving the Company will be subject to, among other things, the approval of the holders of 66 2/3% of the outstanding shares of the Company's common stock. The accompanying financial statements do not include the effects, if any, of such a transaction. There can be no assurance that such a transaction will be consummated.

Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Property and Equipment

     The Company follows the successful efforts method of accounting for its oil and gas producing activities. Under this method of accounting, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well will be productive. If any exploratory well is nonproductive, the capitalized costs of drilling the well, net of any salvage value, are charged to expense. The costs of development wells are capitalized, whether the well is productive or nonproductive. Unproved properties are assessed periodically to determine whether there has been a decline in value, and if such decline is indicated, a loss is recognized. No internal costs have been capitalized. Geological and geophysical costs and the costs of carrying and retaining undeveloped properties, including delay rentals, are expensed as incurred.

     Depreciation, depletion and amortization are computed separately on each individual prospect. Proved property leasehold and mineral rights are depleted on the unit-of-production method over the estimated total proved reserves of the individual prospects. Completed well costs are depreciated on the unit-of-production method over the estimated proved developed reserves of each well. The Company utilizes the most recent reserve estimates available provided by its independent reserve engineers in calculating the depreciation, depletion and

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

amortization rate. The Company typically receives a report as of its fiscal year end subsequent to such period end. These updated reserve estimates are used to record a change in the estimated depreciation, depletion and amortization in the last interim period of each fiscal year. As a result, volatile depreciation amounts may be recognized in the Company's last interim period. Site restoration, dismantlement and abandonment costs are not considered in the Company's depreciation, depletion and amortization calculation because such costs have historically been immaterial.

     The Company evaluates possible impairment of its proved oil and gas properties based on the undiscounted future net revenue of its proved properties.

     Furniture, fixtures and other equipment are depreciated on a straight-line basis over their estimated useful lives.

Oil and Gas Sales Payable

     On some properties, the Company receives proceeds of oil and gas sales on behalf of others. The Company's liability for such proceeds is included in the consolidated balance sheets as oil and gas sales payable.

Oil and Gas Sales

     The Company recognizes nonrecoupable take-or-pay settlements received as oil and gas sales. The Company recognizes revenue related to gas balancing agreements based on the entitlement method. The Company includes any income or expense associated with commodity swaps in oil and gas sales.

Income Taxes

     Effective April 1, 1993, the Company changed its method of accounting for income taxes to the liability method prescribed in FASB Statement 109, Accounting for Income Taxes. Under that method, deferred tax assets and liabilities are determined based on differences among financial reporting and tax bases of assets and liabilties and are measured using the enacted tax rates and laws. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

Earnings Per Common Share

     Earnings per common share have been computed based upon the weighted average number of common and common equivalent shares outstanding during each year.

2. ACCOUNTING CHANGE

     In February 1992, the Financial Accounting Standards Board issued Statement No. 109, Accounting for Income Taxes (Statement 109). Effective April 1, 1993, the Company adopted the provisions of Statement 109. As permitted by Statement 109, prior years' financial statements have not been restated to reflect the change in accounting method. The cumulative effect as of April 1, 1993 of adopting Statement 109 increased net earnings by $186,600, (or $.05 per share). For the nine months ended December 31, 1993, application of Statement 109 did not affect earnings before income taxes.

3. OIL AND GAS LIMITED PARTNERSHIPS

     At March 31, 1993 and December 31, 1994, the Company served as managing general partner of nine and five oil and gas limited partnerships, respectively. In accordance with the

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. OIL AND GAS LIMITED PARTNERSHIPS (continued)

terms of the related partnership agreements, the Company is reimbursed by the partnerships for certain general and administrative expenses incurred and allocable, directly or indirectly, to the partnerships. Such reimbursements are recognized as income as allocable partnership overhead costs are incurred by the Company. Reimbursements for indirectly allocable general and administrative expenses are subject to varying limitations as specified in the partnership agreements. If the Company acts as operator of a partnership property, it is entitled to a reimbursement of its costs as operator and to certain monthly fees per well as compensation for management and overhead expenses.

     The Company liquidated four limited partnerships in 1994. Management intends to liquidate the remaining limited partnerships during 1995. The Company, as general partner, expects to pay approximately $900,000 in cash to the limited partners and assume their existing liabilities in exchange for the remaining oil and gas properties owned by the partnerships.

4. LONG-TERM DEBT

     The Company's long-term debt is borrowed under a Secured Revolving Credit Agreement (Credit Agreement). The Credit Agreement, as amended, provides a line of credit equal to the lesser of $30,000,000 or the Company's "borrowing base," generally determined by reference to the Company's oil and gas reserves. The Company's "borrowing base" was $12,500,000 at December 31, 1994. The borrowings are due at August 31, 1996, the expiration date of the Credit Agreement, and bear interest at the NationsBank of Texas, N.A. prime rate (8.5% at December 31, 1994).

      The debt is collateralized by substantially all of the Company's proved oil and gas reserves. The terms of the Credit Agreement further provide for certain positive and negative covenants, including restrictions on the payment of dividends. The Company has never declared and has no present intention to declare dividends. At December 31, 1994, the Company was in compliance with its debt covenants.

     The Company made interest payments of $859,000 during the year ended December 31, 1994, $445,000 during the nine months ended December 31, 1993, and $470,000 during the year ended March 31, 1993.

5. INCOME TAXES

     The components of the Company's deferred tax liabilities and assets were as follows:

                                                              1994          1993
                                                           ------------------------
     Deferred tax liabilities:
        Oil and gas properties and equipment............   $  478,000    $  627,000
        Pension Costs...................................       46,000        51,000
                                                           ----------    ----------
     Total deferred tax liabilities.....................      524,000       678,000
     Deferred tax assets:
        Federal net operating loss carryovers...........      726,000       966,000
        Depletion carryovers............................      359,000       157,000
        Minimum tax credit carryovers...................      506,000       542,000
                                                           ----------    ----------
     Total deferred tax assets..........................    1,591,000     1,665,000
        Valuation allowance for deferred tax assets.....    1,067,000       987,000
                                                           ----------    ----------
     Net deferred tax assets............................      524,000       678,000
                                                           ----------    ----------
     Net deferred taxes.................................   $       --    $       --
                                                           ==========    ==========

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5. INCOME TAXES (CONTINUED)

     Under the provisions of Statement No. 109, the Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes it is more likely than not that will not be realized. In the opinion of management, it is more likely than not that the Company will not realize the benefit of the deferred tax assets, and therefore, maintains a full valuation allowance. This opinion is primarily due to limitations on the use of the federal net operating loss carryovers and the depletion carryovers.

     The Company's depletion and minimum tax credit carryovers do not expire. The Company's federal net operating loss carryovers expire in years 1997 through 2003. The federal net operating losses are also subject to certain carryover provisions and annual limitations under provisions of the Internal Revenue Code. As a result of these carryover provisions and annual limitations, the Company will have approximately $100,000 in tax benefits from the federal net operating loss carryovers available in 1995 to offset tax expense.

     Significant components of the provision for income taxes were as follows:

                                                          Nine Months
                                           Year Ended        Ended        Year Ended
                                           December 31,   December 31,     March 31,
                                               1994           1993           1993
                                           -----------------------------------------
Current.................................    $  84,000      $  96,000      $ 158,000
Deferred................................     (164,000)      (137,000)       186,000
Adjustment to the valuation allowance
  for deferred tax assets...............       80,000        137,000             --
                                            ---------      ---------      ---------
Provision for income taxes..............    $      --      $  96,000      $ 344,000
                                            =========      =========      =========

     A reconciliation between the Company's provision for income taxes computed at the statutory federal income tax rate on earnings before the provision for income taxes is set forth below:

                                                           Nine Months
                                            Year Ended        Ended        Year Ended
                                            December 31,   December 31,     March 31,
                                                1994           1993           1993
                                            -----------------------------------------
Taxes at statutory rate..................    $  56,000      $  60,000      $ 414,000
Increase (decrease) resulting from:
  State income taxes.....................        5,000          6,000         40,000
  Statutory depletion....................     (164,000)       (97,000)      (131,000)
  Adjustment to the valuation allowance
    for deferred tax assets..............       80,000        137,000             --
  Other..................................       23,000        (10,000)        21,000
                                             ---------      ---------      ---------
Provision for income taxes...............    $      --      $  96,000      $ 344,000
                                             =========      =========      =========

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5. INCOME TAXES (CONTINUED)

     The components of the deferred income taxes for the year ended March 31, 1993 were as follows:

Exploration and development costs.................    $  92,000
Income from partnerships..........................       99,000
Depreciation, depletion and amortization..........        1,000
Pension Cost......................................      (10,000)
Other.............................................        4,000
                                                      ---------
Deferred income tax expense.......................    $ 186,000
                                                      =========

     The Company received net income tax refunds of $146,000 during the year ended December 31, 1994, made income tax payments of $321,000 during the nine months ended December 31, 1993 and received net income tax refunds of $5,000 during the year ended March 31, 1993.

6. COMMON STOCK OPTIONS

     The Company's 1979 Stock Option Plan, as amended, provides for the granting of options to purchase up to 200,000 shares of common stock to officers and key employees selected by the stock option committee. Options are exercisable in installments, subject to continued employment and such other conditions as determined by the committee. All options granted under the plan shall be granted at an exercise price not less than 50% of the fair market value of a share of common stock at the time the option is granted. The options granted during the nine months ended December 31, 1993 were granted at the fair market value at the date of grant.

     Information relating to the Company's stock option plan is summarized as follows:

                                                                   Option
                                                                 Price Range
                                                   Shares         Per Share
                                                 -----------------------------
Options outstanding at March 31, 1993.........    187,000       $1.12 - $2.25
  Granted.....................................      2,000           $3.50
  Exercised...................................         --             --
  Expired.....................................         --             --
                                                  -------
Options outstanding at December 31, 1993......    189,000       $1.12 - $3.50
  Granted.....................................         --             --
  Exercised...................................         --             --
  Expired.....................................         --             --
                                                  -------
Options outstanding at December 31, 1994......    189,000       $1.12 - $3.50
                                                  =======
Options exercisable at March 31, 1993.........     67,500       $1.50 - $2.25
                                                  =======
Options exercisable at December 31, 1993......     91,250       $1.50 - $2.25
                                                  =======
Options exercisable at December 31, 1994......    112,000       $1.12 - $2.25
                                                  =======

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. OIL AND GAS SALES

     The Company received $634,000 during the year ended March 31, 1993, from a purchaser in settlement of take-or-pay claims. This amount was not recoupable by the purchaser. No such payments were received during 1994 or the nine months ended December 31, 1993.

     During 1993, the Company entered into commodity swap transactions, that were designated as hedges, to reduce the impact of fluctuations in the selling prices of oil and natural gas. These agreements involved monthly cash settlement of the difference between the contract price specified in the agreement and the average monthly spot price of the commodity.

     The Company closed all outstanding commodity swap transactions in January 1994. As a result, during 1994 the Company recognized as expense and paid amounts totaling $406,000 which represented the difference between the contract price of the closing swaps and the contract price of the original swaps. At December 31, 1994, the Company was not involved in any commodity swap transactions.

     The Company's gas production imbalances (in Mcfs) are summarized as follows:

                                                 December 31,
                                              1994          1993
                                             --------------------
               Underproduced                  41,326       76,445
               Overproduced                  681,646      764,937

8. RETIREMENT PLANS

     The Company has a noncontributory defined benefit pension plan covering all employees of the Company and its subsidiaries meeting certain age, service and remuneration basis requirements. Benefits are determined on a formula based on the employee's age, years of service, and compensation at the time of retirement. It is the Company's current policy to fund this pension plan at the minimum required level.

     Net pension cost for each of the periods below included the following components:

                                                 Nine Months
                                   Year Ended       Ended        Year Ended
                                   December 31,  December 31,     March 31,
                                       1994          1993           1993
                                   ----------------------------------------
Service cost.....................   $  30,000     $  18,000      $  22,000
Interest cost....................      70,000        51,000         73,000
Actual return on plan assets.....     (86,000)      (62,000)      (171,000)
Net amortization and deferral....      14,000         8,000         92,000
                                    ---------     ---------      ---------
Net pension cost.................   $  28,000     $  15,000      $  16,000
                                    =========     =========      =========

     The following table sets forth the plan's funded status and amounts recognized in the Company's statement of financial position:

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8. RETIREMENT PLANS (CONTINUED)

                                                                  1994                1993
                                                               ------------       ------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including
    vested benefits of $736,000 in 1994
    and $806,000 in 1993....................................   $    751,000       $    811,000
                                                               ============       ============
Plan assets at fair value, primarily equity and fixed
  income securities.........................................   $  1,082,000          1,253,000
Projected benefit obligation for service rendered to
  date......................................................       (896,000)      $ (1,002,000)
                                                               ------------       ------------
Plan assets in excess of projected benefit obligations......        186,000            251,000
Prior service cost..........................................          5,000              5,000
Unrecognized net loss.......................................        209,000            149,000
Unrecognized net transition asset...........................        164,000            187,000
                                                               ------------       ------------
Prepaid pension cost........................................   $    564,000       $    592,000
                                                               ============       ============

     The projected benefit obligation was determined using a discount rate of 8.0% and an assumed rate of salary increase of 5.5% as of December 31, 1994 and 7.25% and 6.5%, respectively, as of December 31, 1993. The expected long-term rate of return on plan assets was 8% for the year ended December 31, 1994, and for the nine months ended December 31, 1993 and 9% for the year ended March 31, 1993. The change to the assumptions noted above did not materially affect the projected benefit obligation or the net pension cost.

     As of December 31, 1994 and 1993, prepaid pension costs totaling $523,000 and $577,000 respectively, were classified as noncurrent since such amounts were not expected to be included in operations during the ensuing fiscal year.

     The Company also has a nonqualified supplemental retirement plan for key executives. The executives to be covered by the plan and the funds to be set aside for the plan are at the discretion of the board of directors, subject to certain limitations. Benefits are payable upon the occurrence of certain events and are limited to the funds set aside by the Company. At December 31, 1994 and 1993, securities, primarily U.S. Treasury Notes at December 31, 1994, with a fair value of $439,000 and $487,000 (cost of $440,000 and $358,000), respectively, were set aside for this plan and were classified as a noncurrent asset. Vested benefits of $202,000 at December 31, 1994 and $178,000 at December 31, 1993 were accrued as a noncurrent liability.

9. QUARTERLY OPERATING RESULTS (Unaudited)

     A summary of quarterly results of operations for the year ended December 31, 1994 and the nine months ended December 31, 1993 follows (in thousands, except per share amounts):

                                       March 31,     June 30,    September 30,  December 31,
                                         1994          1994          1994           1994
                                       ----------------------------------------------------
Revenue............................    $ 2,759       $ 2,476       $ 2,394        $ 3,500
                                       =======       =======       =======        =======
Gross margin on oil and gas sales..    $ 1,138       $ 1,011       $ 1,114        $ 1,317
                                       =======       =======       =======        =======
Net earnings (loss)................    $    86       $   (60)      $    25        $   113
                                       =======       =======       =======        =======
Net earnings (loss) per share......    $   .02       $  (.02)      $   .01        $   .03
                                       =======       =======       =======        =======

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9. QUARTERLY OPERATING RESULTS (UNAUDITED) (CONTINUED)

     During the three-month period ended December 31, 1994, the Company recorded a gain on the sale of oil and gas properties of $884,000 (or $.22 per share) and an adjustment to increase its depreciation, depletion and amortization expense of $900,000 (or $.23 per share) based on the year-end updated reserve estimates.

                                                               Three months ended
                                                     June 30,    September 30,  December 31,
                                                       1993          1993           1993
                                                     --------------------------------------
Revenue...........................................   $  2,853      $  3,055       $  2,788
                                                     ========      ========       =========
Gross margin on oil and
  gas sales.......................................   $  1,538      $  1,279       $  1,502
                                                     ========      ========       =========
Earnings before cumulative effect of change
  in accounting principle.........................   $    250      $    177       $   (346)
                                                     ========      ========       =========
Net earnings (loss)...............................   $    436      $    177       $   (346)
                                                     ========      ========       =========
Per share data:
  Earnings (loss) before  cumulative effect of
    change in accounting  principle...............   $    .06      $    .05       $   (.09)
                                                     ========      ========       =========
Net earnings(loss)................................   $    .11      $    .05       $   (.09)
                                                     ========      ========       =========

     During the three-month period ended December 31, 1993, the Company recorded an adjustment to increase its depreciation, depletion and amortization expense. This adjustment totaled $620,000 (or $.16 per share). This increased expense resulted from the use of the period-end updated reserve estimates.

10. SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited)

     The Company follows the disclosure requirements of Statement of Financial Accounting Standards No. 69 (Statement No. 69). Following are the aggregate capitalized costs relating to oil and gas producing activities, and the aggregate accumulated depreciation, depletion and amortization at each balance sheet date. All properties are located in the United States.

                                                 December 31,
                                           1994               1993
                                       -------------------------------
Aggregate capitalized costs:
  Proved properties.................   $ 26,454,000       $ 25,958,000
  Unproved properties...............        637,000            646,000
                                       ------------       ------------
                                       $ 27,091,000       $ 26,604,000
                                       ============       ============
Accumulated depreciation,
  depletion and amortization........   $ 12,930,000       $ 10,944,000
                                       ============       ============


     Following are costs incurred in oil and gas property acquisition, exploration and development activities:

                                              Nine Months
                              Year Ended         Ended         Year Ended
                              December 31,    December 31,      March 31,
                                  1994            1993            1993
                              -------------------------------------------
Property acquisition:
  Proved...................   $   540,000     $ 2,391,000     $ 3,011,000
  Unproved.................     2,090,000         120,000          59,000
Exploration................        47,000         125,000              --
Development................       657,000       1,344,000       1,571,000

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited)(continued)

Estimated Quantities of Proved Oil and Gas Reserves

     The following information summarizes the Company's net ownership interests in proved oil and gas reserves. Proved reserves include those quantities of oil and gas which can be expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods. Proved developed reserves are those which can be expected to be recovered through existing wells with existing equipment and operating methods.

                                                                     Oil         Gas
                                                                    (Bbls)      (Mcf)
                                                                -------------------------
Estimated proved reserves at March 31, 1992....................   1,982,483   12,193,030
 Revisions of previous estimates...............................      71,559    1,260,470
 Improved recovery.............................................     581,068       57,508
 Purchases of minerals-in-place................................     532,957      732,790
 Extensions, discoveries and other additions...................     122,456      331,856
 Production....................................................    (237,221)  (2,204,572)
 Sales of minerals-in-place....................................     (72,297)    (201,963)
                                                                 -----------  -----------
Estimated proved reserves at March 31, 1993....................   2,981,005   12,169,119
 Revisions of previous estimates...............................    (186,915)   1,301,544
 Purchases of minerals-in-place................................      51,019    3,383,320
 Extensions, discoveries and other additions...................      14,985      818,827
 Production....................................................    (244,070)  (1,906,783)
 Sales of minerals-in-place....................................     (19,560)     (94,028)
                                                                 -----------  -----------
Estimated proved reserves at December 31, 1993.................   2,596,464   15,671,999
 Revisions of previous estimates...............................      32,753   (1,081,796)
 Improved recovery.............................................     132,550           --
 Purchases of minerals-in-place................................     182,386       17,119
 Extensions, discoveries and other additions...................      73,366      987,453
 Production....................................................    (350,637)  (2,369,075)
 Sales of minerals-in-place....................................    (148,326)    (104,201)
                                                                 -----------  -----------
Estimated proved reserves at December 31, 1994.................   2,518,556   13,121,499
                                                                 ===========  ===========
Estimated proved developed reserves at March 31, 1992..........   1,496,582   11,989,992
                                                                 ===========  ===========
Estimated proved developed reserves at March 31, 1993..........   2,655,242   11,885,638
                                                                 ===========  ===========
Estimated proved developed reserves at December 31, 1993.......   2,423,650   15,113,772
                                                                 ===========  ===========
Estimated proved developed reserves at December 31, 1994.......   2,376,844   11,584,650
                                                                 ===========  ===========

     The revisions to previous estimates of proved gas reserves for all periods presented were primarily due to changes in the sales prices of natural gas.

     The reserves shown in the preceding tables are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenue therefrom and actual costs related thereto could be more or less than the estimated amounts shown below. Moreover, estimates of proved reserves may increase or decrease as a result of future operations of the Company.

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited) (continued) Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserve Quantities

     In accordance with the disclosure provisions of Statement No. 69, following is the Company's standardized measure of discounted estimated future net cash flows from proved oil and gas reserve quantities at December 31, 1994 and 1993, and March 31, 1993.

     Future net cash inflow estimates were computed using pricing at each balance sheet date, giving effect only to those escalations in price which are contractually defined. Future development and production costs include estimated operating costs, production taxes, and estimated future capital expenditures to complete development of the proved reserves. Such costs were estimated based on current costs as of each balance sheet date, assuming continuation of existing economic conditions, and were not adjusted in anticipation of increases due to inflation or other factors. The estimates of future income taxes were calculated by applying the appropriate statutory income tax rate to the estimated future undiscounted pretax net cash flows from proved oil and gas reserves after subtracting the tax basis of the oil and gas properties (including carryovers), and considering estimates of permanent differences and tax credits. The discount amounts were derived using a discount rate of 10% per year to reflect the timing over a period of years of future net cash flows relating to proved oil and gas reserves.

     The above assumptions used to compute the standardized measure are those specifically required by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations of actual revenue to be derived from those reserves nor their present worth.

                                                                        December 31,
                                                                  1994               1993
                                                              --------------------------------
Future cash inflows..........................................  $ 60,718,000      $ 69,293,000
Future production costs......................................   (27,877,000)      (29,099,000)
Future development costs.....................................      (922,000)         (467,000)
                                                               -------------     -------------
Future net inflows before income taxes.......................    31,919,000        39,727,000
Future income taxes..........................................   (10,013,000)      (12,667,000)
                                                               -------------     -------------
Future net cash flows........................................    21,906,000        27,060,000
Discount.....................................................    (6,616,000)       (8,659,000)
                                                               -------------     -------------

Standardized measure of discounted future net cash flows.....  $ 15,290,000      $ 18,401,000
                                                               =============     =============

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited) (continued)

     The following are the principal sources of change in the Company's standardized measure of discounted future net cash flows:

                                                                                                  Nine Months
                                                                                    Year Ended       Ended        Year Ended
                                                                                    December 31,   December 31,    March 31,
                                                                                        1994          1993            1993
                                                                                ----------------------------------------------
Balance at beginning of period..............................................       $18,401,000    $20,445,000     $11,849,000
 Sales of oil and gas, net of production costs..............................        (4,987,000)    (4,080,000)     (4,489,000)
 Net changes in sales and transfer prices, net of production costs..........        (3,675,000)    (6,229,000)      4,070,000
 Extensions, discoveries and other additions................................         2,297,000      1,274,000       9,550,000
 Changes in estimated future development costs..............................          (455,000)       (74,000)       (902,000)
 Revisions of previous quantity estimates...................................          (156,000)    (1,083,000)      1,354,000
 Accretion of discount......................................................         1,271,000      1,553,000         881,000
 Net change in income taxes.................................................         1,625,000      1,079,000      (4,439,000)
 Purchases of reserves-in-place.............................................           455,000      5,900,000       3,813,000
 Sales of reserves-in-place.................................................          (550,000)      (116,000)       (562,000)
 Other, primarily timing....................................................         1,064,000       (268,000)       (680,000)
                                                                                --------------  --------------  --------------
Balance at end of period....................................................       $15,290,000    $18,401,000     $20,445,000
                                                                                ==============  ==============  ==============

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

     None.

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information concerning directors and executive officers of the Company is set forth below. All directors serve until the Company's next annual meeting of stockholders, presently scheduled for June 13, 1995, and until their successors are elected. All officers serve until the regular meeting of directors immediately following the annual meeting of stockholders and until their successors are elected.

     The Directors and executive officers of the Company as of March 13, 1995, are as follows:

                                       Position with                Director
         Name              Age         the Company or                Since
                                      Other Employment
----------------------   -------    ---------------------         ------------
Lawrence E. Brock.....      82      Chairman of the Board,            1973
                                    Director and Chief Executive
                                    Officer
Lorena Rowan Brock....      73      Director and Secretary            1980
Kenneth J. Stucke.....      46      Director, President and Chief     1977
                                    Operating Officer
Robin A. Seibert......      38      Director, Treasurer,              1987
                                    Controller and Chief Financial
                                    Officer
Michael R. Barham.....      37      Director, Vice President of       1988
                                    Operations
E. Peter Corcoran.....      66      Director -- Chairman of the       1991 (a)
                                    Board -- Pride Refining, Inc.
John W. Cooke, Jr.....      72      Director, Independent             1993
                                    Consultant
John W. Owensby.......      68      Director -- Chief Executive       1994
                                    Officer -- Petro-Marine
                                    Engineering of Texas, Inc.

(a) Mr. Corcoran previously served as a director of the Company from 1980 to 1985.

     LAWRENCE E. BROCK. Mr. Brock graduated from the University of Oklahoma with degrees in Petroleum Engineering and Geological Engineering. He is a founder of the Company and one of its predecessors and has served as Chief Executive Officer and a Director since inception in 1973. Mr. Brock was previously employed as a Vice President and Director of Amax Petroleum Corporation, a wholly-owned subsidiary of American Metal Climax, Inc. Prior thereto, he was employed by two international oil and gas corporations.

     LORENA ROWAN BROCK. Mrs. Brock graduated from the University of Texas with a degree in Business Administration. She has been employed by the Company and its predecessor since its founding in 1971 by her husband, Lawrence E. Brock. Mrs. Brock has been Secretary and a Director of the Company since 1980.

     KENNETH J. STUCKE. Mr. Stucke graduated from Tulane University with a Bachelor of Science degree in Mechanical Engineering. Prior to joining the Company in January 1977, he was employed by Exxon Company, U.S.A. for seven years in drilling, reservoir and production engineering capacities. Mr. Stucke was elected President of the Company and Chief Operating Officer in September 1988.

     ROBIN A. SEIBERT. Mr. Seibert graduated from Nicholls State University with a Bachelor of Science degree in Accounting. Prior to joining the Company in 1981, he was employed by Texaco, Inc. for three years in various accounting capacities. In June 1987, Mr. Seibert was elected Treasurer, Controller, Chief Financial Officer and Director.

     MICHAEL R. BARHAM. Mr. Barham graduated from Mississippi State University with a Bachelor of Science degree in Petroleum Engineering. Prior to joining the Company in 1981, he was employed by Amoco Production Company for two years in operation and reservoir engineering capacities. Mr. Barham was elected Vice President of Operations and Director in September, 1988.

     E. PETER CORCORAN. Mr. Corcoran graduated from Yale University. He was a partner of Lazard Freres and Company from 1968 to 1991. Mr. Corcoran is Chairman of the Board and Director of Pride Refining, Inc., the general partner of Pride Companies, L.P., a public limited partnership. Mr. Corcoran became a Director of the Company in November 1991.

     JOHN W. COOKE, JR. Mr. Cooke graduated from the University of Oklahoma with a Bachelor of Science degree in Petroleum Geology. He is currently an Independent Petroleum Consultant. Mr. Cooke served as Vice-President of Business Development from November 1993 to December 1994. From January 1984 to December 1992 he was Vice President of Hadson Petroleum and a Director of Hadson Petroleum International. Prior to 1984 he was President and founder of an independent oil and gas corporation and held various management positions with several domestic and international corporations. Mr. Cooke was appointed to the Board of Directors in January of 1993.

     JOHN W. OWENSBY. Mr. Owensby graduated from the University of Oklahoma with a Bachelor of Science degree in Civil Engineering and spent his entire professional career in the oil and gas industry. He is currently the Chief Executive Officer and Co-founder of Petro-Marine Engineering of Texas, Inc., Petro-Marine Engineering, Inc. and Datec, Inc. Mr. Owensby is also President and Co-founder of Worknet Corporation and Vice-President and Co-founder of Owensby and Kritikos, Inc. Mr. Owensby is a Registered Professional Engineer - Louisiana and a Registered Land Surveyor - Louisiana. Mr. Owensby was appointed to the Board of Directors in January of 1994.

     Non-management directors of the Company which includes Mr. Cooke, receive $750 per quarter and $500 for each meeting attended, plus travel expenses, for their service as directors, except that Mrs. Brock has waived her rights to receive such payments.

     Under the federal securities laws, the Company's directors, its executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in ownership to the Securities and Exchange Commission and the American Stock Exchange.

     Specific due dates for these reports have been established and the Company is required to disclose herein any failure to file by these dates during the year ended December 31, 1994. All of these filing requirements were satisfied. In making these disclosures, the Company has relied solely on written representations of its directors, executive officers and 10% shareholders and copies of the reports that they have filed with the Commission.

ITEM 11. EXECUTIVE COMPENSATION

     Annual and Long-Term Compensation. The following table sets forth certain information regarding the compensation of the Company's Chief Executive Officer and each of the Company's executive officers whose total annual salary and bonus exceeds $100,000.

                                Summary Compensation Table

                                                                           Long-Term
                                       Annual Compensation                Compensation
                                      ---------------------              --------------
                                                                             Awards
                                                                            --------
         Name and                                                         Stock Option    All Other
     Principal Position           Year            Salary        Bonus       (Shares)    Compensation
    --------------------         ------          --------      -------   -------------- --------------
Lawrence E. Brock........   Dec. 31, 1994 (1)   $   93,334 (3) $      0             0     $66,317 (4)
 Chairman of the Board      Dec. 31, 1993 (2)       70,001 (3)        0             0      94,192 (5)
 and Chief Executive        Mar. 31, 1993 (1)       86,664 (3)        0             0      68,918 (6)
 Officer

Kenneth J. Stucke........   Dec. 31, 1994 (1)   $  100,000     $ 20,620             0      $5,795 (7)
 President,  Chief          Dec. 31, 1993 (2)       77,077            0             0      35,661 (8)
 Operating Officer          Mar. 31, 1993 (1)      100,000       10,300        25,000       9,006 (9)

(1) Fiscal Year.
(2) Nine month transition period.
(3) Represents amounts paid to Mr. Brock under the terms of his consulting agreement.
(4) Consists of $61,398 in pension entitlement benefits paid under the Company's Pension Plan and $4,919 of contributions by the Company to the Company's Supplemental Executive Retirement Plan ("SERP") attributable to Mr. Brock.
(5) Consists of $61,398 in pension entitlement benefits paid under the Company's Pension Plan and $32,794 of contributions by the Company to the SERP attributable to Mr. Brock.
(6) Consists of $61,398 in pension entitlement benefits paid under the Company's Pension Plan and $7,520 of contributions by the Company to the SERP attributable to Mr. Brock.
(7) Consists of $525 the Company paid in premiums for term life insurance on the life of Mr. Stucke and $5,270 of contributions by the Company to the SERP attributable to Mr. Stucke.
(8) Consists of $525 the Company paid in premiums for term life insurance on the life of Mr. Stucke and $35,136 of contributions by the Company to the SERP attributable to Mr. Stucke.
(9) Consists of $525 the Company paid in premiums for term life insurance on the life of Mr. Stucke and $8,481 of contributions by the Company to the SERP attributable to Mr. Stucke.

Stock Options Exercises and Values. The following table sets forth certain information concerning unexercised stock options at December 31, 1994, held by the Company's Chief Executive Officer and each of the Company's other Executive Officers whose total annual salary and bonus exceeds $100,000. None of the options granted to such persons were exercised during the year ended
December 31, 1994.

                      Option Values at December 31, 1994
                                                           Value of Unexercised
                        Number of Unexercised             In-the-Money Options at
                    Options at December 31, 1994           December 31, 1994 (1)
                    ----------------------------        ---------------------------
Name                Exercisable    Unexercisable        Exercisable   Unexercisable
----                -----------    -------------        -----------   -------------
Lawrence E. Brock       --              --                   --             --
Kenneth J. Stucke     58,125          31,875              $132,031        $69,844

(1) Computed on the basis of the difference between the aggregate fair market value of the shares of the Company's Common Stock on December 31, 1994 attributable to such options and the aggregate exercise price for such options.

Stock Options Grants

     The Company did not grant any stock options to Mr. Brock or to Mr. Stucke during the fiscal year ended December 31, 1994.

Pension Plan

     The Company has a non-contributory, defined benefit pension plan. All salaried employees of the Company and its subsidiaries are eligible to participate in the plan after they have had one year of service and have reached age 21.

                                     Estimated Annual Pension Benefits
                                        Based on Years of Credited
                                             Service Indicated
                                -------------------------------------------
Average Covered
 Compensation                        10         15          20         25
---------------                     ----       ----        ----       ----
  $  25,000                     $  2,472   $  3,707    $  4,943   $  6,179
     50,000                        6,222      9,332      12,443     15,554
     75,000                        9,972     14,957      19,943     24,929
    100,000                       13,722     20,582      27,443     34,304
    120,000                       16,722     25,082      33,443     41,804

     The above table sets forth the estimated annual pension benefits payable under the plan on December 31, 1994 to persons retiring at age 65 in specified compensation and service classifications. The amounts shown are based on straight life annuity amounts and do not reflect any deduction for other offset amounts.

     Participants acquire vested rights in accrued benefits commencing with 20% vesting after two years of service and increasing progressively to 100% vesting after 6 years of service. The plan provides for a normal retirement date of the later of age 65 or the completion of 5 years of plan participation with a provision for deferred retirement and credit for years of service and compensation while on deferred retirement.

     Normal retirement benefits under the plan are computed as a function of years of service and a percentage of average monthly compensation for a participant's highest 5 consecutive years out of the last 10 years of employment.

     The normal monthly retirement benefit under the plan, payable for the life of the participant, is an amount equal to (i) eighty-five hundredths of one percent (.85%) of a participant's average monthly compensation (base compensation excluding bonus, overtime, and other compensation), multiplied by the participant's years of credited service plus, (ii) sixty-five hundredths of one percent (.65%) of a participant's average monthly compensation in excess of his covered compensation, multiplied by his years of credited service, to a maximum of 35 years.

     Covered compensation under the plan is the monthly average (without indexing) of the amount of compensation which would be used to calculate a participant's old age benefit under the Federal Social Security Act if the participant's annual compensation for each year taken into account in such calculation equalled the maximum taxable wage base for such year.

     This formula, which became effective April 1, 1989, reflects changes necessary to comply with the provisions of the Tax Reform Act of 1986. In no event will the benefit paid to a participant under the plan be less than that which would have been paid if the participant had retired on March 31, 1989.


     As of April 1, 1994, Mr. Stucke had seventeen years of credited service under the plan. Mr. Brock has been receiving his pension entitlement under the plan of $61,398 per year since January 1, 1987.

Termination Benefits

     In August 1991, the Board of Directors adopted a plan which provides that salaried directors with 10 or more years of service with the Company ("Eligible Directors") will receive severance payments in the event of a change of control of the Company ("Change of Control").

     A Change of Control is deemed to have occurred if the Company's shareholders have approved (i) any consolidation or merger of the Company or any subsidiary where there is not at least 50% Company shareholder continuity in the corporation issuing cash or securities in the transaction or where at least a majority of the members of the board of directors of the issuing corporation do not consist of members of the Board of the Company, (ii) any sale or other transfer of all or substantially all of the assets of the Company or (iii) any plan or proposal for the liquidation or dissolution of the Company. A Change of Control is also deemed to have occurred if the members of the Board as of the effective date of the plan (the "incumbent directors") cease to constitute at least a majority of the Board of the Company, provided that any director whose election, or nomination for election, was approved by a vote of at least a majority of the then directors is considered to be an incumbent director.

     The plan provides for severance payments to any Eligible Director who, within 45 days after a Change of Control, has not been offered an employment contract extending his employment for a period of two years after the Change of Control at an annual salary at least equal to his annual salary just prior to the Change of Control.

     The severance pay payable to an Eligible Director in this event is based on the fair market value of the Company at the time of a Change of Control. Fair market value is to be the actual value placed on the Company in the Change of Control transaction (using the per share value for all outstanding shares if the transaction affects less than 100% of the Company's stock).

     An Eligible Director would receive twice his then current annual compensation if the fair market value of the Company at the time of a Change of Control were $25 million or more, three times his then current monthly compensation if the fair market value were $3 million or less, or an amount accordingly prorated if the fair market value were greater than $3 million but less than $25 million. Had a Change of Control occurred on December 31, 1994, Kenneth J. Stucke, Michael R. Barham and Robin A. Seibert would have been Eligible Directors under the plan and entitled to receive severance payments of $115,000 $92,000 and $72,000, respectively (basing fair market value on the closing price of the Company's Common Stock at such date).

     In May 1992, the Board of Directors approved the payment of cash bonuses to Messrs. Stucke, Barham and Seibert of $40,000, $20,000 and $20,000, respectively, upon the earlier of a Change of Control or January 1, 2001.

Life Insurance

     In August 1991, the Board of Directors approved the payment by the Company for ten years of premiums for policies providing $250,000 of life insurance for each Eligible Director. Aggregate annual premiums for Eligible Directors (Messrs. Stucke, Barham and Seibert) were $1,420 in fiscal year 1994. In March 1995, the Company made a payment of $7,443 to the insurance company to advance pay the premiums for the remainder of the ten year term.

Consulting Agreement

     Since January 1, 1987, Lawrence E. Brock, Founder, Chairman of the Board and Chief Executive Officer, has been employed by the Company as a consultant. In May 1993, the Board of Directors approved an amendment to Mr. Brock's five year consulting contract so that, as amended, he will receive $93,334 per year (current consulting fee), with annual upward adjustments to be no less (on a percentage basis) than the increase in compensation that the President of the Company receives.

     The consulting contract shall remain in force as long as Lawrence E. Brock and Lorena Rowan Brock, or a trust of which Lawrence E. Brock and Lorena Rowan Brock are the beneficiaries, or their children or a trust of which their children are the beneficiaries, individually or collectively, own 10% or more of the outstanding shares of common stock of the Company.

     Notwithstanding the foregoing, in the event of a change of control of the Company the consulting contract will terminate 90 days after such change of control. Futhermore, in the event Lawrence E. Brock is determined to be incapable of managing the Lawrence E. Brock and Lorena Rowan Brock Trust III or any successor Brock family trust in accordance with the procedures as therein set out, this contract shall also terminate immediately upon such determination. As a consultant, Mr. Brock is covered by the Company's health and life insurance plans available generally to all salaried employees.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table indicates the beneficial ownership, as of March 13, 1995, of the Company's Common Stock by each director, each person known by the Company to own beneficially more than 5% of the outstanding shares, the Company's Chief Executive Officer and the Company's Executive Officers whose salary and bonus exceed $100,000 and by all directors and officers of the Company as a group.


                                  Amount and Nature of    Percent
       Beneficial Owner           Beneficial Ownership    of Class
       ----------------           --------------------    --------
Lawrence E. Brock and
Lorena Rowan Brock - Trust         325,811  sh.  (a)        8.54%

Bank One                           893,658  sh.  (b)       24.50%
Fort Worth, Texas, Trustee          40,076  sh.  (c)

Lawrence E. Brock, III - Trust      40,000  sh.  (d)        1.05%

Kenneth J. Stucke                   77,700  sh.  (e)        1.97%

Michael R. Barham                   30,700  sh.  (e)         .78%

Robin A. Seibert                    29,750  sh.  (e)         .76%

E. Peter Corcoran                  130,365  sh.             3.42%

John W. Cooke, Jr.                   1,000  sh.              .03%

John W. Owensby                      5,000  sh.              .13%

All Directors and
Officers as a Group (8)          1,574,060  sh.  (e)       40.01%

(a) These shares are held in a trust in which Mr. and Mrs. Brock are beneficiaries. As Trustee, Mr. Brock has voting and dispositive powers with respect to the shares. Mr. Brock's address is 225 Baronne Street, Suite 700, New Orleans, LA 70112.

(b) These shares are held in an irrevocable trust administered by BankOne, P.O. Box 2050, Fort Worth, Texas 73713 ("Bank"). Mr. and Mrs. Brock are the trust beneficiaries. The Bank has voting and dispositive powers with respect to the shares.

(c) These shares are held in irrevocable trusts administered by the Bank which has voting power with respect to the shares. The primary beneficiaries are Mr. and Mrs. Brocks' children. Mr. and Mrs. Brock disclaim beneficial ownership of these shares.

(d) These shares are held in a trust for the benefit of Lawrence E. Brock, III. Lawrence E. Brock, as Trustee, has voting and dispositive powers with respect to the shares. Mr. and Mrs. Brock disclaim beneficial ownership of these shares.

(e) Includes shares issuable pursuant to stock options exercisable currently or within 60 days as follows: Mr. Stucke, 66,250 shares; Mr. Barham, 28,000; Mr. Seibert, 28,750; and all officers and directors as a group, 123,000 shares.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    Effective October 1, 1993 the Company entered into an agreement to have Mr. John W. Cooke, Jr. on retainer for one year or until the Company has merged or liquidated whichever occurs first. Because of Mr. Cooke's knowledge and experience in the oil and gas industry, his responsibilities were to seek oil and gas reserve acquisitions, evaluate drilling prosepects and assist in finding any other investment which would enhance the value of the Company.

    Mr. Cooke received $40,000 yearly on a pro rata basis at the end of each month. Mr. Cooke also was reimbursed for actual out-of-pocket expenses necessary to provide this service.

    On December 31, 1994, Mr. Cooke's agreement to remain on retainer was terminated. For the three month period December 31, 1993 and the twelve month period ended December 31, 1994, Mr. Cooke was paid $10,000 and $40,000 associated with his retainer and was paid $853 and $8,103 for reimbursement of out-of-pocket expenses.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.


     (a) The consolidated financial statements and schedules listed below are filed under Item 8 of Part II.

1.   Financial Statements                                                   Page
         Report of Independent Auditors................................       14

         Consolidated Balance Sheets at December 31, 1994 and
         at December 31, 1993..........................................       15

         Consolidated Statements of Earnings for the fiscal year
         ended December 31, 1994, the nine months ended
         December 31, 1993 and the fiscal year ended
         March 31, 1993................................................       16

         Consolidated Statements of Stockholders' Equity for the
         fiscal year ended December 31, 1994, the nine months
         ended December 31, 1993 and the fiscal year ended
         March 31, 1993................................................       17

         Consolidated Statements of Cash Flows for the
         fiscal year ended December 31, 1994, the nine months
         ended December 31, 1993 and the fiscal year ended
         March 31, 1993................................................       18

         Notes to Consolidated Financial Statements....................    19-29

2.   Schedules

     No schedules are included as the information required to be set forth therein is included in the finanacial statements or in the footnotes thereto or the schedules are not applicable.

     (b) Reports on Form 8-K.

     The Registrant, during the last quarter of the fiscal year ended December 31, 1994, did not file a Form 8-K.

     (c) Exhibits.

         3.1 Certificate of Incorporation, (incorporated by reference to Exhibit 1 to Registration Statement, File No. 2-48383).

         3.11 Certificate of Amendment of Articles of Incorporation, (incorporated by reference to Exhibit 3.11 to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1986, File No. 0-7610).

         3.2 (b) By-laws as amended through September 14, 1993. (Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for period ended September 30, 1993).

         10.1 1979 Stock Option Plan, as amended September 12, 1989. (Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended March 31, 1989).

         10.45 Brock Exploration Corporation Non-Qualified Supplemental Executive Retirement Plan and Trust Agreement.

         10.46 Second Restatement of Credit Agreement dated August 23, 1991 (Incorporated by reference to exhibit 10.42 to Form 10-Q for the period ended September 30, 1991).

         10.6    Consulting Agreement with Lawrence E. Brock.

         10.7 Resolutions of the Board of Directors dated August 19, 1991 authorizing purchase of life insurance for eligible directors and severance payments to eligible directors in the event of a Change of Control.

         10.8 Resolutions to the Board dated May 7, 1992 authorizing cash bonus termination benefit.

         10.9 Consulting Agreement with John W. Cooke, Jr. (Incorporated by reference to Registrant's Annual Report on Form 10-K for the transition period ended December 31, 1993).

         10.10 May 12, 1993 Resolution regarding salary with Lawrence E. Brock. (Incorporated by reference to Registrant's Annual Report on Form 10-K for the transition period ended December 31,
                 1993).

         22.     List of Subsidiaries.

                 The Company's significant subsidiaries are as follows: Brock Oil and Gas Corporation, a Delaware Corporation and Brock Gas Systems and Equipment, Inc. (formerly Medallion Equipment Company), a Texas Corporation, are wholly owned and included in the Company's consolidated financial statements.

                                  SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunder duly authorized.


                                           BROCK EXPLORATION CORPORATION
                                                    (Registrant)


Dated: March 13, 1995                 By /s/       Lawrence E. Brock
                                      -----------------------------------------
                                           Lawrence E. Brock, Chairman of the
                                                    Board of Directors

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Dated: March 13, 1995                  /s/         Lawrence E. Brock
                                       -----------------------------------------
                                            Lawrence E. Brock, Director and
                                              Principal Executive Officer



Dated: March 13, 1995                  /s/          Robin A. Seibert
                                       -----------------------------------------
                                             Robin A. Seibert, Director and
                                       Principal Financial and Accounting Office



Dated: March 13, 1995                  /s/         Lorena Rowan Brock
                                       -----------------------------------------
                                              Lorena Rowan Brock, Director



Dated: March 13, 1995                  /s/         Kenneth J. Stucke
                                       -----------------------------------------
                                              Kenneth J. Stucke, Director



Dated: March 13, 1995                  /s/         Michael R. Barham
                                       -----------------------------------------
                                              Michael R. Barham, Director


Dated: March 13, 1995
                                       -----------------------------------------
                                              E. Peter Corcoran, Director



Dated: March 13, 1995
                                       -----------------------------------------
                                              John W. Cooke, Jr., Director


Dated: March 13, 1995
                                       -----------------------------------------
                                               John W. Owensby, Director

                                   FORM 10-Q

                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.   20549


 (X)    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
 ---    EXCHANGE ACT OF 1934

For the Quarterly Period ended   September 30, 1995  .
                               ----------------------

                                      OR

 ( )    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
 ---    EXCHANGE ACT OF 1934

For the transition period from               to
                               -------------    -------------

Commission file number     1-9461
                       -------------

                         BROCK EXPLORATION CORPORATION

                Delaware                           72-0734844
        ------------------------              --------------------
        (State of Incorporation)              (I.R.S. Employer
                                               Identification No.)

             225 Baronne Street, Suite 700
                 New Orleans, Louisiana            70112-1707
         ---------------------------------------------------------
         (Address of principal executive offices)  (Zip Code)

 Registrant's telephone number, including area code: (504) 586-1815
                                                     --------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes    X     No
    -------     -------

Securities registered pursuant to Section 12(b) of the Act:

                                          Name of each exchange on which
                                          ------------------------------
 Title of each class                      registered:
 -------------------                      ----------
 Common Stock, $.10 par value             American Stock Exchange


As of  September 30, 1995  the Registrant has issued and outstanding 3,829,242
      --------------------
shares of Common Stock.

                         BROCK EXPLORATION CORPORATION

                                   FORM 10-Q

                              SEPTEMBER 30, 1995

                                     INDEX

                                                                    Page No.
                                                                    --------

PART I.   Financial Information

          Consolidated Balance Sheets at
            September 30, 1995 (Unaudited) and
            December 31, 1994                                             3

          Consolidated Statements of Earnings
            for the three months and nine months
            ended September 30, 1995 and 1994 (Unaudited)                 4

          Consolidated Statements of Cash Flows
            for the nine months ended September 30, 1995
            and 1994 (Unaudited)                                          5

          Notes to Consolidated Financial
            Statements (Unaudited)                                        6

          Management's Discussion and Analysis
            of Financial Condition and Results
            of Operations                                              7-11

PART II.  Other Information

          Items 1 - 6                                                    12

          Signature Page                                                 13

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                               (UNAUDITED)
                                               SEPTEMBER 30,  DECEMBER 31,
                                                   1995           1994
                                               -------------  ------------
          ASSETS
          ------
CURRENT ASSETS
 Cash And Cash Equivalents                     $ 2,385,000    $ 2,583,000

 Receivables:
    Joint Interest                                 231,000        337,000
    Oil and Gas Sales                            1,520,000      2,120,000
                                               -----------    -----------
                                                 1,751,000      2,457,000

 Income Tax Recoverable                             45,000         21,000
 Prepaid Expenses and Other Assets                 102,000        148,000
                                               -----------    -----------
        Total Current Assets                     4,283,000      5,209,000
                                               -----------    -----------

PROPERTY AND EQUIPMENT - AT COST,
   SUCCESSFUL EFFORTS METHOD

 Oil and Gas Properties and Equipment           27,810,000     27,555,000
 Furniture, Fixtures and Equipment               1,152,000      1,152,000
 Less Accumulated Depreciation, Depletion,
  and Amortization                             (13,675,000)   (14,046,000)
                                               -----------    -----------
                                                15,287,000     14,661,000

REAL ESTATE                                        150,000        150,000
OTHER ASSETS                                     1,069,000      1,018,000
                                               -----------    -----------

                                               $20,789,000    $21,038,000
                                               ===========    ===========


   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------

CURRENT LIABILITIES

 Trade Accounts Payable                        $   536,000    $   593,000
 Accrued Liabilities                                31,000         47,000
 Oil and Gas Sales Payable                         649,000        919,000
                                               -----------    -----------
    Total Current Liabilities                    1,216,000      1,559,000
                                               -----------    -----------

LONG-TERM DEBT                                   9,425,000      9,701,000

OTHER LIABILITES                                 1,503,000      1,329,000


STOCKHOLDERS' EQUITY

 Preferred Stock, $1.00 par value -
    Authorized 1,000,000 shares; Issued - None
 Common Stock, $.10 par value -
    Authorized 8,000,000 shares;
    Issued - 4,100,402 shares                      410,000        410,000
 Additional Capital                                755,000        775,000
 Retained Earnings                               8,156,000      7,984,000
                                               -----------    -----------
                                                 9,321,000      9,169,000
 Less Treasury Stock - at cost (271,160
    and 289,212 shares, respectively)             (676,000)      (720,000)
                                               -----------    -----------
         Total Stockholders' Equity              8,645,000      8,449,000
                                               -----------    -----------

                                               $20,789,000    $21,038,000
                                               ===========    ===========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (Unaudited)

                                                  THREE MONTHS ENDED          NINE MONTHS ENDED
                                                     SEPTEMBER 30,              SEPTEMBER 30,
                                                  1995          1994          1995         1994
                                               -----------  ------------  ------------  -----------
 Operating Revenues

  Oil and Gas Sales                             $2,073,000   $2,122,000    $6,650,000    $6,725,000
  Administrative Overhead Billed to Others               0       25,000             0        87,000
  Well Supervisory Fees and Other                  229,000      254,000       664,000       725,000
  Gain (Loss) on Disposal of Oil and Gas
    Properties and Equipment                        20,000       (7,000)      (15,000)       92,000
                                                ----------   ----------    ----------    ----------
                                                 2,322,000    2,394,000     7,299,000     7,629,000
                                                ----------   ----------    ----------    ----------

 Operating Costs and Expenses

  Production Expenses and Severance Taxes          932,000    1,008,000     2,788,000     3,462,000
  Abandonment Expenses and Dry Hole Costs           98,000       13,000       225,000       114,000
  Depreciation, Depletion and Amortization         600,000      518,000     1,785,000     1,646,000
  General and Administrative Expenses              465,000      580,000     1,632,000     1,725,000
  Interest Expense                                 203,000      240,000       631,000       618,000
                                                ----------   ----------    ----------    ----------
                                                 2,298,000    2,359,000     7,061,000     7,565,000
                                                ----------   ----------    ----------    ----------

 Earnings before Income Taxes                       24,000       35,000       238,000        64,000
                                                ----------   ----------    ----------    ----------

 Income Tax Expense                                  9,000       10,000        67,000        13,000
                                                ----------   ----------    ----------    ----------

 Net Earnings                                   $   15,000   $   25,000    $  171,000    $   51,000
                                                ==========   ==========    ==========    ==========

 Net Earnings per Common Share                  $     0.00   $     0.01    $     0.04    $     0.01
                                                ==========   ==========    ==========    ==========

 Weighted Average Common Shares Outstanding      3,906,423    3,915,697     3,903,936     3,918,989
                                                ==========   ==========    ==========    ==========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                              SEPTEMBER 30, 1995
                                  (UNAUDITED)


                                                     NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                                       1995        1994
                                                   -----------  -----------
OPERATING ACTIVITIES
  Net Earnings                                         171,000       51,000
  Adjustments to net earnings for non-cash items     1,976,000    1,625,000
                                                    ----------   ----------
  Cash flow before changes in operating assets
   and liabilities                                   2,147,000    1,676,000
  Changes in operating assets and liabilities          508,000     (131,000)
                                                    ----------   ----------

     NET CASH PROVIDED BY OPERATING ACTIVITIES       2,655,000    1,545,000



INVESTMENT ACTIVITIES
  Purchase of investments                              (16,000)     (17,000)
  Purchase of property and equipment                (3,151,000)  (3,291,000)
  Proceeds from sales of property and equipment        567,000      161,000
                                                    ----------   ----------

     NET CASH USED IN INVESTING ACTIVITIES          (2,600,000)  (3,147,000)



FINANCING ACTIVITIES
  Purchase of treasury stock                            (7,000)     (81,000)
  Proceeds from exercising options                      30,000          -0-
  Additions to long-term debt                        1,420,000    2,600,000
  Payments on long-term debt                        (1,696,000)    (750,000)
                                                    ----------   ----------

     NET CASH PROVIDED BY (USED IN)
     FINANCING ACTIVITIES                             (253,000)   1,769,000
                                                    ----------   ----------

     INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS                                 (198,000)     167,000


CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD     2,583,000    2,267,000
                                                    ----------   ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD         $ 2,385,000  $ 2,434,000
                                                  ============  ===========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

                              SEPTEMBER 30, 1995
                              ------------------


NOTE 1:

  In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 1995 and December 31, 1994 and the results of operations and cash flows for the three months and the nine months ended September 30, 1995 and 1994.

NOTE 2:

  Earnings per common share have been computed based upon the weighted average number of common and common equivalent shares outstanding during the period.

NOTE 3:

  Reference is hereby made to "Notes to Consolidated Financial Statements" included in the Form 10-K of the Annual Report for the fiscal year ended December 31, 1994, filed with the Securities and Exchange Commission for additional information pertaining to the financial statements of the Company.

NOTE 4:

  The results of operations for the three months and the nine months ended September 30, 1995 and 1994 are not necessarily indicative of the results to be expected for the full year.

NOTE 5:

  On July 26, 1995, the Company's Board of Directors announced that it has decided to terminate seeking indications of interest for a cash merger of the Company. The Board has determined that, based upon the current conditions in the oil and gas industry, it is in our stockholders' interest to terminate exploring the possibility of selling the Company through a cash merger. While the Board received a number of proposals involving the cash merger of the Company, it concluded that pursuing the proposals further was not in our stockholders' best interests. The Board intends to continue to explore alternatives involving the sale or combination of the Company as well as other transactions intended to maximize our value for our stockholders.

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                       QUARTER ENDED SEPTEMBER 30, 1995
                       --------------------------------

RESULTS OF OPERATIONS
---------------------

Revenues
--------

Oil and Gas Sales decreased to $2,073,000 for the three months ended September 30, 1995 from $2,122,000 for the three months ended September 30, 1994. The majority of this reduction in oil and gas sales is attributable to the decrease in oil volumes produced as well as oil prices per barrel ("bbl") for the period ended September 30, 1995. Oil volumes produced were 76,121 bbls and 85,836 bbls, respectively, for the quarters ended September 30, 1995 and 1994. This represents an 11% decrease in oil production for the comparative periods. The majority of the decrease in oil volumes produced was related to the 37 properties that were sold in the first quarter of 1995. The properties sold were primarily marginally profitable oil producing properties. Since the properties have been sold, the average production cost per equivalent barrel produced has been reduced by 23%. The price of oil per bbl averaged $16.26 compared to $16.97 for the three month periods September 30, 1995 and 1994, respectively. Also attributing to the decline in oil and gas sales was a 14% decrease in the price of natural gas sold. For the quarter ended September 30, 1995, gas prices per mcf decreased to an average of $1.28 compared to $1.48 per mcf for the quarter ended September 30, 1994. But offsetting the decrease in gas prices was an increase in gas volumes produced, 659,598 mcf produced compared to 536,917 mcf produced, for the comparative periods. The increase in the gas volume produced was directly related to the 1.6 billion cubic feet of gas acquired in January 1995 and the latest acquisition of 2.4 billion cubic feet of gas in August 1995.

Administrative Overhead Billed to Limited Partnerships was $25,000 for the period ended September 30, 1994. Effective January 1, 1995, the five remaining limited partnerships in which the Company was the Managing General Partner were liquidated and dissolved, thus eliminating administrative overhead billed to the limited partnerships.

Well Supervisory Fees and Other remained relatively stable, $229,000 compared to $254,000, for the periods ended September 30, 1995 and 1994, respectively.

Cost and Expenses
-----------------

Production Expenses and Severance Taxes decreased 8% to $932,000 for the three months ended September 30, 1995 from $1,008,000 for the three months ended September 30, 1994. This decrease is a direct result of the sale of marginally profitable properties.

The average production cost per equivalent barrel was decreased to $5.01 from $5.75 for the three months ended September 30, 1995 and 1994, respectively.

Abandonment Expenses and Dry Hole Costs during the quarter ended September 30, 1995 was $98,000 compared to $13,000 for the quarter ended September 30, 1994.

Depreciation, Depletion and Amortization increased by 16% to $600,000 from $518,000 for the periods ended September 30, 1995 and 1994, respectively. This increase is the result of having a larger property cost base and increased gas production resulting from the gas reserves acquired in the first quarter of 1995.

General and Administrative Expenses decreased to $465,000 from $580,000 for the three month period ended September 30, 1995 when compared to the three month period ended September 30, 1994. The majority of the reduction in General and Administrative Expenses are a result of a $46,000 decrease in labor costs, a $28,000 decrease in legal and professional fees, and a $25,000 decrease in general and administrative costs associated with the limited partnerships that were liquidated in January 1995.

Interest Expense decreased to $203,000 from $240,000 for the quarters ended September 30, 1995, and 1994, respectively, as a result of the outstanding debt balance being approximately $3.6 million lower, while the average interest rate was 8.75% and 7.58%, respectively.

Financial Condition
-------------------

During the three month period ended September 30, 1995 the Company had expenditures for oil and gas properties and equipment of $1,170,000 while increasing long-term debt by only $490,000.

The majority of the expenditures made during the Company's third quarter ended September 30, 1995 was on the purchase of 2.4 billion cubic feet of natural gas in Texas County, Oklahoma, for $925,000. The package produces approximately 1,000 mcf per day net to the Company.

The I. P. Farms well in Brazoria County, Texas began producing on September 1, 1995. The well is producing 6000 million cubic feet of gas per day ("MCFD") and 200 barrels of oil per day ("BOPD"). Brock owns a 3.6% net revenue interest in the well.

Also, in the same area as the I. P. Farms well, the Company owns a 20% working interest in a well that is being reentered. If successful, it is anticipated that this well should produce 2000 MCFD. Work on this well will be completed in the fourth quarter of 1995. Brock's anticipated net cost is $50,000.

The Shafter Lake Waterflood Unit in Andrews County, Texas began injecting water in July 1995. Since injection began, the oil production rate has increased from 300 BOPD to 570 BOPD. Brock anticipates that the production rate will continue to increase as the field fully responds to the waterflood. Phase II development of the field is still scheduled for mid 1996.

The Calumet Cottage Grove Waterflood Unit in Canadian County, Oklahoma continues to respond to waterflood operations. Currently, two new wells are being drilled in the unit and two wells are being converted to injection wells to fully exploit the field. The Company expects production to hold at the current level of 3100 BOPD (450 BOPD net to the Company) through 1996.

Future property acquisitions and waterflood development costs will be funded through existing working capital, cash flows from operations, and the unused bank borrowing base available to the Company.

Effective September 1, 1995, Brock Oil and Gas Corporation entered into a twelve month agreement, with an industry partner, to evaluate and acquire producing properties, leasehold, mineral or fee acres to be potentially developed, and generate economically feasible oil and/or gas prospects. The Company's participation in any of the above mentioned activities is 25% and the Company has issued a Letter of Credit in favor of the industry partner in the initial amount of $3 million. As of this date, no expenditures have occurred as a result of this agreement.

                BROCK EXPLORATION CORPORATION AND SUBSIDIARIES
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                     NINE MONTHS ENDED SEPTEMBER 30, 1995
                     ------------------------------------

RESULTS OF OPERATIONS
---------------------

Revenues
--------

Oil and Gas Sales decreased to $6,650,000 for the nine months ended September 30, 1995 from $6,725,000 for the nine months ended September 30, 1994. The majority of this decrease in oil and gas sales is attributable to the decrease in gas prices for the period ended September 30, 1995. Although gas volumes produced increased 12%, natural gas prices decreased 24%. Gas volumes produced were 1,968,928 Mcf and 1,761,480 Mcf for the nine months ended September 30, 1995 and 1994, respectively. The average price of gas was $1.33 Mcf compared to $1.76 Mcf for the comparative periods.

Oil prices increased 12% to $17.33 from $15.44, while oil volumes produced decreased 10% to 232,966 barrels from 258,096 barrels for the nine months ended September 30, 1995 and 1994, respectively.

As mentioned in the quarterly discussion, the reduction in oil volumes was primarily related to the marginally profitable oil properties that were sold.

Administrative Overhead Billed to Limited Partnerships was $87,000 for the nine months ended September 30, 1994. Effective January 1, 1995, the five remaining limited partnerships in which the Company was the Managing General Partner were liquidated and dissolved, thus eliminating administrative overhead billed to the limited partnerships.

Well Supervisory Fees and Other decreased to $664,000 from $725,000 for the periods ended September 30, 1995 and 1994, respectively.

Cost and Expenses
-----------------

Production Expenses and Severance Taxes decreased to $2,788,000 for the nine months ended September 30, 1995 from $3,462,000 for the nine months ended September 30, 1994. Production expenses per equivalent barrel produced decreased 23% to $4.85 from $6.28 for the nine months ended September 30, 1995 and 1994, respectively. The decrease in production cost is a result of the sale of marginally profitable wells in the second and third quarters of 1994 and the first quarter of 1995. Also, expense workover cost was $67,000 for the nine months ended September 30, 1995 compared to $333,000 for the nine months ended September 30, 1994.

The Company had Abandonment Expenses and Dry Hole Costs during the nine months ended September 30, 1995 of $225,000 and had $114,000 during the nine months ended September 30, 1994.

Depreciation, Depletion and Amortization ("DD&A") increased to $1,785,000 from $1,646,000 for the periods ended September 30, 1995 and 1994, respectively.
DD&A expense was $3.18 and $2.98 per equivalent barrel produced for the periods ended September 30, 1995 and 1994, respectively. This increase is the result of having a larger property cost base and increased gas production resulting from the gas reserves acquired in the first quarter of 1995.

General and Administrative Expenses decreased to $1,632,000 from $1,725,000 for the nine month period ended September 30, 1995 when compared to the nine month period ended September 30, 1994. The decrease in General and Administrative Expenses is primarily related to a $115,000 reduction in labor cost and a $55,000 decrease in cost associated with the limited partnerships that were liquidated in January 1995. These decreases were partially offset by the expenses related to activities associated with the anticipated sale of the Company.

Interest Expense increased to $631,000 from $618,000 for the nine months ended September 30, 1995, and 1994, respectively, as a result of the average interest rate being 8.86% and 6.89% for the comparable periods, while the outstanding debt balance was approximately 2.7 million lower.

Financial Condition
-------------------

During the nine month period ended September 30, 1995 the Company had expenditures for oil and gas properties and equipment of $3,151,000 and the Company had borrowings for those acquisitions of $1,420,000 and made payments on long-term debt of $1,696,000.

Net cash provided by operating activities was $2,655,000 for the nine months ended September 30, 1995 compared to $1,545,000 for the nine months ended September 30, 1994. The Company has proceeds on the sale of property and equipment of $567,000 and $161,000 for the nine months ended September 30, 1995 and 1994, respectively.

Future property acquisitions and waterflood development costs will be funded through existing working capital, cash flows from operations, and the unused bank borrowing base available to the Company.

Effective September 1, 1995, Brock Oil and Gas Corporation entered into a twelve month agreement, with an industry partner, to evaluate and acquire producing properties, leasehold, mineral or fee acres to be potentially developed, and generate economically feasible oil and/or gas prospects. The Company's participation in any of the above mentioned activities is 25% and the Company has issued a Letter of Credit in favor of the industry partner in the initial amount of $3 million. As of this date, no expenditures have occurred as a result of this agreement.

 PART II.  Other Information
 ---------------------------

 Item 1.   Legal Proceedings

           Not applicable.

 Item 2.   Changes in Securities

           Not applicable.

 Item 3.   Defaults Upon Senior Securities

           Not applicable.

 Item 4.   Submission of Matters to a Vote of Security Holders

           On October 17, 1995, the Company held its annual meeting of stockholders. The only matters voted upon at the meeting were the approval of appointment of Ernst & Young, L.L.P. as independent auditors of the Corporation and the election of the Company's Board of Directors. The following directors were elected:

                Lawrence E. Brock
                Lorena R. Brock
                Kenneth J. Stucke
                Michael R. Barham
                Robin A. Seibert
                E. Peter Corcoran
                John W. Cooke, Jr.
                John W. Owensby

 Item 5.   Other Information

           Not applicable.

 Item 6.   Exhibits and Reports on Form 8-K

           (a) 10.49 Fourth Amendment to Second Restatement of Credit Agreement dated April 18, 1995.

           (b) The Registrant, during the quarter ended September 30, 1995, did not file any reports on Form 8-K.

                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    Brock Exploration Corporation
                                    -----------------------------



DATE:                          BY:  /s/ Robin A. Seibert
     -----------------------      ------------------------------
                                    Robin A. Seibert, Controller
                                    and Chief Accounting Officer
                                    and duly authorized signatory
                                    on behalf of the Registrant

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.
Article 6 of Key Production's Bylaws provides for indemnification of each person who is or was or is threatened to be made a party to any threatened, pending or completed civil, administrative, criminal, arbitrative or investigative action, suit or proceeding because such person is or was a director, officer or employee of Key Production or is or was serving at the request of Key Production as a director, officer, partner, trustee, fiduciary, agent or employee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, amounts paid in settlement, reasonable expenses and other liabilities arising in connection with such action, suit or proceeding, to the fullest extent permitted by law.

  Key Production also maintains policies of directors and officers liability insurance.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article IV of the Key Production's Charter contains such a provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

   EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBITS
   -------                        -----------------------
     2.1   --Agreement and Plan of Merger dated December 21, 1995 among Key
             Production Company, Inc., Key Acquisition One, Inc. and Brock
             Exploration Corporation (included as Appendix I to the Joint Proxy
             Statement/Prospectus)
     2.2   --Stockholder Agreement executed by the Lawrence E. Brock and Lorena
             Rowan Brock-Trust No. 2-A
     4.1   --Certificate of Incorporation of Key Production Company, Inc
             (incorporated by reference to Exhibit 3.1 to the Registrant's
             Registration Statement on Form S-4, File No. 33-23533 filed with the SEC on August 5, 1988)
     4.2   --By-Laws of Key Production Company, Inc. (incorporated by reference to Exhibit 3.3 to Form 10-Q of Key Production for quarter ended
             June 30, 1995, File Number 0-17162)
     5.1   --Opinion of Holme Roberts & Owen LLC regarding the legality of the securities
     8.1   --Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
             L.L.P., New Orleans, Louisiana regarding tax matters
    23.1   --Consent of Holme Roberts & Owen LLC (set forth in Exhibit 5.1)

   EXHIBIT
   NUMBER                        DESCRIPTION OF EXHIBITS
   -------                       -----------------------
    23.2   --Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
             L.L.P., New Orleans, Louisiana (set forth in Exhibit 8.1)
    23.3   --Consent of Arthur Andersen LLP (Key Production)
    23.4   --Consent of Ernst & Young LLP (Brock)
    23.5   --Consent of Stephens Inc.
    23.6   --Consent of Ryder Scott Company Petroleum Engineers (Brock)
    23.7   --Consent of Ryder Scott Company Petroleum Engineers (Key
             Production)
    99.1   --Form of Key Production Proxy
    99.2   --Form of Brock Proxy

(b) Financial Statement Schedules:

  None required.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:


    (1) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective; and

    (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON FEBRUARY 12, 1996.

                                 Key Production Company, Inc.

                                                  /s/ F.H. Merelli
                                 By: ___________________________________________
                                                    F.H. MERELLI
                                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER


                               POWER OF ATTORNEY

  Each person whose signature appears below does hereby make, constitute and appoint each of F.H. Merelli and Monroe W. Robertson as such person's true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission, for and on such person's behalf, and in any and all capacities, this Registration Statement on Form S-4, and any and all amendments (including post-effective amendments) thereto, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person's substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 12, 1996.

         NAME AND SIGNATURE                               TITLE

          /s/ F.H. Merelli                Chairman, President and Chief
-------------------------------------      Executive Officer (Principal
            F.H. MERELLI                   Executive Officer)

       /s/ Monroe W. Robertson            Senior Vice President and Secretary
-------------------------------------      (Principal Financial Officer)
         MONROE W. ROBERTSON

        /s/ Cathy L. Anderson             Controller (Principal Accounting
-------------------------------------      Officer)
          CATHY L. ANDERSON

      /s/ Cortlandt S. Dietler            Director
-------------------------------------
        CORTLANDT S. DIETLER

        /s/ Timothy J. Moylan             Director
-------------------------------------
          TIMOTHY J. MOYLAN

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                               INDEX TO EXHIBITS

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
 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBITS
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
   2.1 --Agreement and Plan of Merger dated December 21, 1996 among Key Production Company, Inc., Key Acquisition One, Inc. and Brock Exploration Corporation (included as Appendix I to the Joint Proxy Statement/Prospectus)
   2.2 --Stockholder Agreement executed by the Lawrence E. Brock and Lorena Rowan Brock-Trust No. 2-A
   4.1 --Certificate of Incorporation of Key Production Company, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4, File No. 33-23533 filed with the SEC on August 5, 1988)
   4.2 --By-Laws of Key Production Company, Inc. (incorporated by reference to Exhibit 3.3 to Form 10-Q of Key Production for quarter ended June 30, 1995, File Number 0-17162)
   5.1 --Opinion of Holme Roberts & Owen LLC regarding the legality of the securities
   8.1 --Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana regarding tax matters
  23.1   --Consent of Holme Roberts & Owen LLC (set forth in Exhibit 5.1)
  23.2 --Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana (set forth in Exhibit 8.1)
  23.3   --Consent of Arthur Andersen LLP (Key Production)
  23.4   --Consent of Ernst & Young LLP (Brock)
  23.5   --Consent of Stephens Inc.
  23.6   --Consent of Ryder Scott Company Petroleum Engineers (Brock)
  23.7   --Consent of Ryder Scott Company Petroleum Engineers (Key Production)
  99.1   --Form of Key Production Proxy
  99.2   --Form of Brock Proxy
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